Exhibit 2.1
PURCHASE AND COLLABORATION AGREEMENT
by and among
COLUMBIA LABORATORIES, INC.,
COVENTRY ACQUISITION, INC.
and
WATSON PHARMACEUTICALS, INC.
Dated as of March 3, 2010

i

SCHEDULES AND EXHIBITS

Annex 1.1	Definitions

Exhibit A	Asset Transfer Documentation
Exhibit B	Form of Investor’s Rights Agreement
Exhibit C	Form of Supply Agreement
Exhibit D	Form of License Agreement
Exhibit E	Form of Charter Amendment

PURCHASE AND COLLABORATION AGREEMENT
     THIS PURCHASE AND COLLABORATION AGREEMENT (this “Agreement”), dated as of March 3, 2010 (the “Execution Date”), is entered into by and among Columbia Laboratories, Inc., a Delaware corporation (“Seller”), Watson Pharmaceuticals, Inc., a Nevada corporation (“Parent”) (solely for purposes of Section 11.2 herein) and Coventry Acquisition, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Buyer”). Each of Seller and Buyer is sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”
RECITALS
     WHEREAS, subject to the terms and conditions of this Agreement, Seller wishes to sell the Purchased Assets and eleven million two hundred thousand (11,200,000) shares (the “Shares”) of common stock, $.01 par value per share, of Seller (the “Common Stock”), and transfer the Assumed Liabilities to Buyer, and Buyer wishes to purchase the Purchased Assets, the Shares and assume the Assumed Liabilities from Seller.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and provisions set forth herein and in the Other Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I.
DEFINITIONS
          1.1 Definitions. Unless the context requires otherwise, all capitalized terms used herein shall have the meanings specified in Annex 1.1 or elsewhere in this Agreement, as applicable.
          1.2 Other Definitional Provisions.
          (a) When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, Recital or Preamble, such reference is to an Article, Section, Exhibit, Schedule, Recital or Preamble of or to this Agreement unless otherwise indicated.
          (b) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (c) A term defined in the singular has a comparable meaning when used in the plural, and vice versa.
          (d) Words of one gender include the other gender.
          (e) The term “dollars” and “$” means United States dollars.
          (f) The word “including” means “including without limitation” and the words “include” and “includes” have corresponding meanings.

ARTICLE II.
PURCHASE AND SALE
          2.1 Purchase and Sale of Assets. On the terms and subject to the conditions hereof and in consideration of the Purchase Price paid or payable to Seller by Buyer, Seller will sell, convey, transfer, assign and deliver or cause its Subsidiaries to sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase, take delivery of and acquire from Seller or its Subsidiaries, all of Seller’s and its Subsidiaries’ right, title and interest in and to the following assets, properties, rights and interests, free and clear of any Encumbrances (collectively, the “Purchased Assets”):
          (a) the Patents listed on Schedule 2.1(a);
          (b) the Trademarks listed on Schedule 2.1(b);
          (c) all Promotional Materials in Seller’s possession and control and all Copyrights thereto;
          (d) all Regulatory Filings and Regulatory Approvals primarily related to the Products, other than the PTB NDA and the PTB Supplemental NDA, including the Regulatory Approvals listed on Schedule 2.1(d) and all files related thereto;
          (e) the Contracts listed on Schedule 2.1(e) (the “Assigned Contracts”);
          (f) all Books and Records and complete and correct copies of all Tax Returns and other documents pertaining to Taxes, if any, primarily related to the Purchased Assets or the Business in Seller’s possession or control; provided, that Seller shall be entitled to exclude or appropriately redact such documents, information, materials and data from the applicable Books and Records to the extent not related to Purchased Assets or the Business and retain the original (in the case of such exclusion) or a copy (in the case of such redaction) thereof; provided, further, that any such exclusion or redaction may not degrade or impair Buyer’s ability to use any such Books and Records;
          (g) to the extent in Seller’s possession or control, all pre-clinical, clinical and process development data and reports primarily relating to the research, Commercialization or Development of the Products, including all raw data from clinical trials of Prochieve or other Products, all case report forms relating thereto and all statistical programs developed (or modified in a manner material to the use or function thereof (other than through user preferences)) to analyze data from such clinical trials; all market research data, market intelligence reports, statistical programs (if any) used for marketing and sales research primarily related to the marketing and sale of Products; data contained in laboratory notebooks primarily relating to the Products; all adverse experience reports and files primarily related to the Products (including source documentation) and all periodic adverse experience reports and all data contained in electronic data bases primarily relating to adverse experience reports and periodic adverse experience reports for the Products; all analytical and quality control data for the Products; and all correspondence with the FDA primarily relating to the Products (all of the foregoing referenced in this paragraph (g), collectively, “Product Data”);

          (h) all refunds, credits and claims for refunds or credits relating to Property Taxes allocable to any Post-Closing Tax Period, in favor of Seller or any of its Affiliates or any of their respective employees to the extent relating to any Purchased Asset or any Assumed Liability; and
          (i) the Regulatory Filings and Regulatory Approval, to the extent made or obtained by or on behalf of Seller, necessary for Commercializing the PTB Indication, which Regulatory Filings and Regulatory Approval will consist of an Original NDA (the “PTB NDA”) or, with the approval of the Joint Development Committee, an Efficacy Supplement to NDA No. 20,701 (the “PTB Supplemental NDA”).
For the purposes hereof, the “First Closing Date Purchased Assets” shall consist of the Purchased Assets listed in Section 2.1(a)-(h) above and the “Second Closing Date Purchased Assets” shall consist of the Purchased Assets listed in Section 2.1(i).
          2.2 Shares. On the terms and subject to the conditions hereof and in consideration of the Purchase Price paid or payable to Seller by Buyer, Seller will issue and sell the Shares to Buyer, and Buyer will purchase, take delivery and receive from Seller the Shares.
          2.3 Excluded and Other Assets.
          (a) Notwithstanding anything to the contrary contained in this Agreement, all assets, properties, rights and interests of Seller or its Affiliates not specifically identified as Purchased Assets in Section 2.1 (collectively, the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and as such are not included in the Purchased Assets and shall remain the assets, property rights and interests of Seller or its Affiliates, as applicable. The Excluded Assets include, without limitation, the assets listed on Schedule 2.3.
          (b) Notwithstanding paragraphs (f) and (g) of Section 2.1, Seller shall be entitled to retain copies of and shall have the right to use any Books and Records, Tax Returns and other documents pertaining to Taxes and Product Data in connection with its use of the Excluded Assets and its businesses not constituting the Business.
          (c) (i) To the extent rights or assets held by Seller or any of its Subsidiaries are necessary for the operation or conduct of the Business but such rights or assets are not included in the Purchased Assets and Buyer is not otherwise provided with the use of such rights or assets pursuant to the Other Agreements, from and after the First Closing, Seller or one of its Subsidiaries shall provide Purchaser with access to and the right to use such rights or assets so as to allow Buyer to use such rights or assets in substantially the same manner as used by Seller or its Subsidiaries in the operation or conduct of the Business immediately prior to the First Closing.
          (ii) To the extent any Purchased Asset is necessary for the operation or conduct of Seller’s or one of its Subsidiaries’ business not constituting the Business or the use by Seller or its Affiliates of the Excluded Assets and Seller is not otherwise provided with the use of such rights or assets pursuant to the Other Agreements, from and after the First Closing, Buyer or one of its Subsidiaries shall provide Seller with access to and the right to use such Purchased Asset so as to allow Seller and its Subsidiaries to continue to use such Purchased Asset in substantially the same manner as used by Seller or its Subsidiaries in the operation or conduct of Seller’s or one of its Subsidiaries’ business not constituting the Business or the use by Seller or its Affiliates of the Excluded Assets immediately prior to the First Closing.
          (iii) In the event of a conflict between this Section 2.3(c) and the License Agreement, the provisions of the License Agreement shall control.
          (d) Notwithstanding any other provision of this Agreement or the Other Agreements to the contrary, Buyer’s rights with respect to the Purchased Assets and Business outside the United States shall be subject to the Merck-Serono Agreement. Seller shall not and shall cause its Subsidiaries not to amend or modify the Merck-Serono Agreement in a manner adverse to Buyer without Buyer’s prior written consent. For purposes of this Section 2.3(d), “United States” means the several United States, the District of Columbia and Puerto Rico.
          2.4 Assumed Liabilities. On the terms and subject to the conditions hereof, Buyer shall assume and pay, perform or otherwise discharge, when due, any and all of the following Liabilities (collectively, the “Assumed Liabilities”):
          (a) all Liabilities arising out of or relating to the use of the First Closing Date Purchased Assets on and after the First Closing Date;
          (b) all Liabilities under the Assigned Contracts, to the extent such Liabilities arise on or after the First Closing Date; and
          (c) all Liabilities arising out of or relating to the use of the Second Closing Date Purchased Assets after the Second Closing Date.
For purposes hereof, (i) the “First Closing Date Assumed Liabilities” shall consist of the Assumed Liabilities listed in Section 2.4(a)-(b) above and Buyer shall assume and pay, perform or otherwise discharge when due the First Closing Date Assumed Liabilities on and following the First Closing Date and (ii) the “Second Closing Date Assumed Liabilities” shall consist of the Assumed Liabilities listed in Section 2.4(c) and Buyer shall assume and pay, perform or otherwise discharge when due the Second Closing Date Assumed Liabilities on and following the Second Closing Date. Notwithstanding anything in this Agreement to the contrary, the Assumed Liabilities with respect to Taxes shall consist of (i) any Liability for Property Taxes imposed (x) on the First Closing Date Purchased Assets attributable to the Post-Closing Tax Period or (y) on the Second Closing Date Purchased Assets attributable to the Second Post-Closing Tax Period, in each case to the extent and in the manner in which Buyer is liable for Property Taxes as set forth in Section 8.6(c), and (ii) any Liability for Transfer Taxes for which Buyer is liable pursuant to Section 8.6(a).
          2.5 Excluded Liabilities. Seller shall retain and shall be responsible for, and Buyer shall not assume or have any responsibility for, any of the Liabilities of Seller not specifically included in the Assumed Liabilities pursuant to Section 2.4 (the “Excluded Liabilities”). Notwithstanding anything in this Agreement to the contrary, the Excluded Liabilities with respect to Taxes shall consist of (i) any Liability of Seller for Taxes (including any Liability of Seller for the Taxes of any other Person under Treasury Regulations

Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise) other than Property Taxes imposed on the Purchased Assets and Transfer Taxes, (ii) any Liability for Property Taxes otherwise imposed (x) on the First Closing Date Purchased Assets attributable to the Pre-Closing Tax Period or (y) on the Second Closing Date Purchased Assets attributable to the Second Pre-Closing Tax Period, in each case to the extent and in the manner in which Seller is liable for Property Taxes as set forth in Section 8.6(c), and (iii) any Liability for Transfer Taxes for which Seller is liable pursuant to Section 8.6(a).
          2.6 Nonassignable Assets. In the event that Seller is unable to sell, assign, transfer or convey any Purchased Asset (including any Contracts, Regulatory Filings or Regulatory Approvals) to Buyer due to a failure to obtain a required consent of a Third Party (such asset, a “Nonassignable Asset”), such Nonassignable Asset shall be held, as of and from the applicable Closing, by Seller for the benefit and burden of Buyer, and the covenants and obligations thereunder shall be fully performed by Buyer on Seller’s behalf (to the extent such covenants and obligations are Assumed Liabilities) at Buyer’s sole cost, and all rights and benefits (to the extent such rights and benefits are Purchased Assets) existing thereunder shall be for Buyer’s account. To the extent permitted by applicable Law and by the terms of the applicable Nonassignable Asset, each of Seller and Buyer shall take or cause to be taken such actions as the other Party may reasonably request which are required to be taken or appropriate in order to provide Buyer with, and relieve Seller of, the benefits and burdens of the Nonassignable Asset, including, if appropriate, entry into subcontracts for the performance thereof. Seller shall promptly pay over to Buyer the net amount (after expenses and Taxes) of all payments received by it in respect of all Nonassignable Assets with respect to periods from and after the applicable Closing. Buyer shall promptly pay over to Seller any payments, and perform and discharge any obligations (including any and all Taxes, but only to the extent not deducted in computing a payment made by Seller pursuant to the preceding sentence), owed by Seller with respect to such Nonassignable Assets during the period when Buyer enjoys the full benefit of such Nonassignable Asset.
          2.7 Purchase Price. In addition to any other amounts due hereunder, in consideration of the sale, assignment, conveyance, license and delivery of the Purchased Assets and the Shares pursuant to this Agreement, Buyer shall: (a) at the First Closing pay to Seller, by wire transfer of immediately available funds directly to the Seller Account, an amount equal to Forty-Seven Million Dollars ($47,000,000) (the “Upfront Payment”), (b) pay to Seller the amounts required pursuant to and in accordance with Section 2.8 (the “Post-Closing Payments”) by wire transfer of immediately available funds directly to the Seller Account and (c) assume the Assumed Liabilities (the items set forth in clauses (a) through (c) collectively, the “Purchase Price”).

          2.8 Milestone and Royalty Payments.
          (a) Clinical Trial Milestone Payment.
               (i) Milestone Payment.

Milestone (the “Clinical Trial Results Milestone”)	Milestone Payment (the “Clinical Trial Results Milestone Payment”)
Upon completion of the statistical analysis, and delivery to Buyer of a report from Seller’s Third Party statistician for the PREGNANT Study in accordance with Section 2.8(a)(ii), if the primary endpoint, reduction in preterm birth (as currently prespecified in the clinical trial protocol), achieves a p value of ≤ 0.01 and the secondary endpoint, infant outcomes composite score (to be agreed to with the FDA in the final statistical analysis plan), achieves a p value of ≤ 0.05; OR
U.S. $8,000,000; OR

Upon completion of the statistical analysis, and delivery to Buyer of a report from Seller’s Third Party statistician for the PREGNANT Study in accordance with Section 2.8(a)(ii), if the primary endpoint, reduction in preterm birth (as currently prespecified in the clinical trial protocol), achieves a p value of > 0.01 and ≤ 0.05 and the secondary endpoint, infant outcomes composite score (to be agreed to by the FDA in the final statistical analysis plan), achieves a p value of ≤ 0.05.
U.S. $6,000,000
For avoidance of doubt, Seller shall be entitled to a maximum of one (1) Clinical Trial Results Milestone Payment.
               (ii) Notice and Payment.
          Seller shall provide to Buyer written notice of achievement of a Clinical Trial Results Milestone, together with a report from Seller’s Third Party statistician with completed tables from the PREGNANT Study Statistical Analysis Plan. Upon receipt of such notice, Buyer will have a period of thirty (30) days to review such notice and data. If Buyer reasonably believes that the Clinical Trial Results Milestone was not achieved, it shall notify Seller within such thirty (30) day period and the Parties shall discuss and attempt to resolve the dispute. If the Parties are unable to resolve the dispute within fifteen (15) days of Seller’s receipt of Buyer’s notice, the matter shall be submitted for resolution pursuant to Section 11.10. Buyer shall pay to Seller the Clinical Trial Results Milestone Payment within two (2) Business Days following expiration of such thirty (30) day period or resolution of any dispute in accordance with this Section 2.8(a)(ii), as applicable.
          (b) Other Milestone Payments.
               (i) Milestone Payment.

Milestone	Milestone Payment
Acceptance by the FDA of a PTB NDA or a PTB Supplemental NDA filed by or on behalf of Seller or Buyer with the approval of the Joint Development Committee (the “PTB NDA Acceptance Milestone”)	U.S. $5,000,000 (“PTB NDA Acceptance Milestone Payment”)

First commercial sale of a PTB Product by or on behalf of Buyer in the U.S. (the “PTB Product Launch Milestone”)	U.S. $30,000,000 (“PTB Product Launch Milestone Payment”)
          For purposes hereof: “PTB Product” means the Product approved by the PTB US Approval.
          For avoidance of doubt, Seller shall be entitled to a maximum of one (1) PTB NDA Acceptance Milestone Payment and one (1) PTB Product Launch Milestone Payment.
               (ii) Notice and Payment.
     (A) If Seller achieves the PTB NDA Acceptance Milestone, Seller shall provide to Buyer written notice of achievement of such PTB NDA Acceptance Milestone. Upon receipt of such notice, Buyer will have a period of ten (10) days to review such notice (the “Review Period”). If Buyer reasonably believes that the PTB NDA Acceptance Milestone was not achieved, it shall notify Seller within such ten (10) day period and the Parties shall discuss and attempt to resolve the dispute. If the Parties are unable to resolve the dispute within ten (10) days of Seller’s receipt of Buyer’s notice, the matter shall be submitted for resolution pursuant to Section 11.10. Buyer shall pay to Seller the PTB NDA Acceptance Milestone Payment within two (2) Business Days following expiration of the Review Period or resolution of any dispute in accordance with this Section 2.8(b)(ii)(A), as applicable. If Buyer achieves the PTB NDA Acceptance Milestone, Buyer shall provide to Seller written notice of achievement of the PTB NDA Acceptance Milestone promptly but in no event later than ten (10) days after such achievement, which notice shall be accompanied by payment to Seller of the PTB NDA Acceptance Milestone Payment.

     (B) If Buyer achieves the PTB Product Launch Milestone, Buyer shall provide to Seller written notice of achievement of the PTB Product Launch Milestone promptly but in no event later than ten (10) days after such achievement, which notice shall be accompanied by payment to Seller of the PTB Product Launch Milestone Payment.
          (c) Ex-U.S. Filing and Approval Milestone Payments.
               (i) Milestone Payments.

Milestone	Milestone Payment
(the “Ex-U.S. Filing/Approval Milestone”)
Filing and acceptance by the applicable Regulatory Authority of an MAA in a country or jurisdiction outside the United States seeking Regulatory Approval to market a Product for the PTB Indication (the “Ex-U.S. Filing Milestone”)
U.S. $500,000

Grant by the applicable Regulatory Authority in a country or jurisdiction outside the United States of Regulatory Approval to market a Product for the PTB Indication (the “Ex-U.S. Approval Milestone”)	U.S. $2,000,000

For avoidance of doubt, Seller shall be entitled to payment for a maximum of one (1) Ex-U.S. Filing Milestone (i.e., a maximum payment of U.S. $500,000) and one (1) Ex-U.S. Approval Milestone (i.e., a maximum payment of U.S. $2,000,000).
               (ii) Notice and Payment.
          Buyer shall provide to Seller written notice of achievement of an Ex-U.S. Filing Milestone or Ex-U.S. Approval Milestone promptly but in no event later than ten (10) days after such achievement, which notice shall be accompanied by payment to Seller of the applicable milestone payment.
          (d) Royalty Payments; Gross Profit Share.
          (i) Royalty Rates. Buyer shall make the following royalty payments to Seller on a country-by-country basis during the applicable Royalty Product Term or PTB Royalty Product Term, based on annual aggregate Net Sales of Royalty Products and PTB Royalty Products in the Territory, at the applicable rates set forth below.

     (A) For sales of Royalty Products and PTB Royalty Products in the U.S.:

Total Net Sales in any Calendar Year	Royalty Rate

Portion of aggregate Net Sales of Royalty Products and PTB Royalty Products which are less than or equal to U.S. $150,000,000	Ten percent (10%)

Portion of aggregate Net Sales of Royalty Products and PTB Royalty Products which are greater than U.S. $150,000,000 but less than or equal to U.S. $250,000,000	Fifteen percent (15%)

Portion of aggregate Net Sales of Royalty Products and PTB Royalty Products which are greater than U.S. $250,000,000	Twenty percent (20%)

     (B) For sales of Royalty Products and PTB Royalty Products outside the U.S. in a country where Buyer or its Affiliates is Commercializing Royalty Products and/or PTB Royalty Products, the royalty rate on annual Net Sales shall equal ten percent (10%).
     (C) Notwithstanding Section 2.8(d)(i)(B), if Buyer or any of its Affiliates grants any licenses, sublicenses, distribution or marketing rights, or otherwise collaborates or partners with a Third Party to Commercialize any Royalty Products or PTB Royalty Products in any country outside the U.S., in lieu of royalties on Net Sales of Royalty Products or PTB Royalty Products under Section 2.8(d)(i)(B), as applicable, which may become payable with respect to such country, Buyer and Seller shall share Gross Profits arising from the Commercialization of such Royalty Products or PTB Royalty Products, as applicable, in such country with Buyer entitled to eighty percent (80%) and Seller entitled to twenty percent (20%) of such Gross Profits.
     (D) Royalties under Section 2.8(d)(i)(A) or 2.8(d)(i)(B), and payments by Buyer to Seller with respect to sharing of Gross Profits under Section 2.8(d)(i)(C), with respect to a Royalty Product (other than a PTB Royalty Product) sold in any country in the Territory, will be payable on a country-by-country basis from the First Closing Date until the latest of (i) the expiration of the last to expire Valid Claim of any Patent in the Purchased Assets or licensed by Buyer under the License Agreement, and covering such Royalty Product in such country, (ii) the expiration of any period of Regulatory Exclusivity applicable to such Royalty Product in such country and (iii) the tenth (10th) anniversary of the date of Launch by Buyer of such Royalty Product in such country (or, if no such Launch occurs, the tenth (10th) anniversary of the First Closing Date) (the “Royalty Product Term”).

     (E) Royalties under Section 2.8(d)(i)(A) or 2.8(d)(i)(B), and payments by Buyer to Seller with respect to sharing of Gross Profits under Section 2.8(d)(i)(C), with respect to a PTB Royalty Product sold in any country in the Territory, will be payable on a country-by-country basis from the First Closing Date until the latest of (i) the expiration of the last to expire Valid Claim of any Patent in the Purchased Assets or licensed by Buyer under the License Agreement and covering such PTB Royalty Product in such country, (ii) the expiration of any period of Regulatory Exclusivity applicable to such PTB Royalty Product in such country and (iii) the tenth (10th) anniversary of the date of Launch by Buyer of such PTB Royalty Product in such country (or, if no such Launch occurs, the tenth (10th) anniversary of the First Closing Date (the “PTB Royalty Product Term”).
With respect to any Royalty Product which contains only Synthetic Progesterone (and, for the avoidance of doubt, no Natural Progesterone) sales of such Royalty Product shall only generate Net Sales for purposes of this Section 2.8(d) if such Royalty Product is approved in the applicable country for the PTB Indication or any other indication for which Prochieve is approved in the U.S. as of the Execution Date.
          (ii) Generic Entry. In the event of Generic Entry with respect to a Royalty Product or a PTB Royalty Product in any country in the Territory, then the royalty rates applicable to Net Sales of such Royalty Product or PTB Royalty Product in such country in accordance with Section 2.8(d)(i)(A) or (B), as applicable, shall be reduced by fifty percent (50%). Unless there is Impending Generic Entry with respect to a Royalty Product or PTB Royalty Product in a country, neither Buyer nor its Affiliates may introduce its own Generic Equivalent of such Product in such country. In the event of such Impending Generic Entry, in lieu of royalties on Net Sales of such Generic Equivalent which may become payable with respect to such country, Buyer and Seller shall share Gross Profits arising from the Commercialization of such Generic Equivalent in such country, with Buyer entitled to eighty percent (80%) and Seller entitled to twenty percent (20%) of such Gross Profits. For purposes hereof, “Impending Generic Entry” means that Launch of a Generic Equivalent for a Royalty Product or PTB Royalty Product in a country is likely to occur within three (3) months, as mutually determined by the Parties. In the event of any dispute with respect thereto, the matter will be resolved in accordance with Section 11.10.
          (iii) Payment. Buyer shall make the royalty payments to Seller and payments by Buyer to Seller with respect to sharing of Gross Profits described in Sections 2.8(d)(i)(A), (B) and (C) above on a quarterly basis not later than forty-five (45) days after the end of each calendar quarter (with payments made in respect of each of the first three (3) calendar quarters of each applicable calendar year constituting Buyer’s good faith estimate of the royalty (or share of Gross Profits) owed for such quarter, and with the payment made in respect of the fourth calendar quarter of such calendar year including a “true up” for the first three (3) calendar quarters’ payments, based on actual amounts owed by Buyer in respect of such three (3) calendar quarters relative to amounts paid by Buyer).

          (iv) Other Revenue; Pricing. Buyer agrees that it shall not, and shall cause its Affiliates not to, and, after the First Closing Date, Buyer shall cause all licensees, sublicensees, distributors or other agents to whom it or its Affiliates grant rights to Commercialize any Product (to the extent such rights include the right to promote and sell such Product) not to, distribute, bundle or otherwise sell such Product in any manner that would have the effect of reducing the Net Sales or Gross Profits arising from the Commercialization of such Product in favor of other revenue not subject to the royalties or sharing of Gross Profits set forth in Sections 2.8(d)(i)(A), (B) and (C); provided, that this clause (iv) will not apply to actions which have an unintended effect of causing such reduction.
          (v) Reports. In connection with any payments made pursuant to Sections 2.8(d)(i)(A), (B) and (C), Buyer shall simultaneously deliver to Seller a schedule setting forth in reasonable detail the calculation of Net Sales and Gross Profits and the amounts payable by it pursuant to each of the clauses of Sections 2.8(d)(i)(A), (B) and (C), in each case, on a Product-by-Product and country-by-country basis, and including deductions from gross sales to arrive at Net Sales.
          (vi) Books and Records; Audit Rights.
     (A) Each Party shall keep, and shall require its Affiliates to keep, complete, true and accurate books and records in accordance with GAAP (or other internationally recognized accounting standard in use by such Party) in relation to this Agreement, including Development Costs under Section 8.7 and, with respect to Buyer, in relation to Net Sales, Gross Profits and royalties. Each Party will keep such books and records at its principal place of business (or the place of business of its Subsidiaries) for at least three (3) years following the calendar quarter to which they pertain. After the First Closing Date, Buyer shall ensure that any licensees, sublicensees, distributors or other agents to whom it or its Affiliates grant rights to Commercialize any Product (to the extent such rights include the right to promote and sell such Product) to be bound by similar record keeping obligations in relation to Net Sales, Gross Profits and royalties.
     (B) Each Party (the “Audit Rights Holder”) may, upon written request and at its expense (except as provided for in Section 2.8(d)(vi)(F)), cause an internationally-recognized independent accounting firm selected by it (except one that serves as such Party’s independent auditors or to whom the auditee otherwise has a reasonable objection) (the “Audit Team”) to audit during ordinary business hours the books and records of the other Party (“Auditee”) and its Affiliates (and with respect to Buyer, its licensees, sublicensees, distributors or other agents) for a given calendar year and the correctness of any payments made or required to be made to or by such Party during such calendar year, and any report, data or calculation underlying such payment (or lack thereof), pursuant to the terms of this Agreement.

     (C) In respect of each audit of the Auditee’s books and records: (i) the Auditee shall be audited not more frequently than once per year; and (ii) the Audit Rights Holder shall only be entitled to audit books and records of an Auditee from the three (3) calendar years prior to the calendar year in which the audit request is made.
     (D) In order to initiate an audit for a particular calendar year, the Audit Rights Holder must provide written notice to the Auditee, which notice shall include one or more proposed dates for the audit and which notice shall be given not less than forty-five (45) days prior to the first proposed audit date. The Auditee will reasonably accommodate the scheduling of such audit. The Auditee shall provide the Audit Team(s) with full and complete access to the applicable books and records relating to the Products and otherwise reasonably cooperate with such audit.
     (E) The audit report and basis for any determination by an Audit Team shall be made available for review and comment by the Auditee, and the Auditee shall have the right, at its expense, to request a further determination by such Audit Team as to matters which the Auditee disputes (to be completed no more than thirty (30) days after the applicable audit report is provided to such Auditee and to be limited to the disputed matters). If the Parties disagree as to such further determination, the Audit Rights Holder and the Auditee shall mutually select an internationally-recognized independent accounting firm that shall make a final determination as to the remaining matters in dispute, which determination shall be binding upon the Parties.
     (F) If any audit finds any under-reporting or underpayment, or overcharging by any Party, the underpaying or overcharging Party shall remit such underpayment or reimburse such overcharge to the other Party within fifteen (15) days of receiving the final audit report establishing such obligation. Further, if the audit for any one or more calendar years shows an under-reporting or underpayment or an overcharge by the Auditee for that period in excess of five percent (5%) of the amounts properly determined, the Auditee shall reimburse the Audit Rights Holder for its out-of-pocket expenses, including the fees and expenses paid by it to the Audit Team(s), in connection with said audit, which reimbursement shall be made within thirty (30) days of receiving appropriate invoices and other support for such audit-related costs.
     (G) After the First Closing Date, Buyer shall ensure that any licensees, sublicensees, distributors or other agents to whom it or its Affiliates grant rights to Commercialize any Product (to the extent such rights include the right to promote and sell such Product), to be bound by similar audit provisions.

          (vii) Foreign Exchange. The royalties and payments by Buyer with respect to sharing of Gross Profits received by this Section 2.8 will be payable in U.S. dollars. For the purpose of computing the Net Sales of or Gross Profits arising from the Commercialization of Products sold in a currency other than U.S. dollars, such currency shall be converted from the local currency to U.S. dollars by Buyer using the relevant exchange rate, as reported by the Wall Street Journal, in effect on the last Business Day of the relevant calendar quarter in which such sales were made (or such Gross Profits were realized).
          (e) License or Assignment of Rights. Notwithstanding anything to the contrary in this Agreement, Buyer shall not sell, assign, transfer, dispose of or convey any of the Purchased Assets or rights in any Products to any other Person unless such Person has agreed to be bound by the terms and conditions of this Section 2.8; provided, however, that Buyer shall and hereby does guarantee the payment by such Person of amounts payable to Seller pursuant to this Section 2.8.
          (f) Interest. If a Party fails to pay in full on or before the date due any payment that is required to be paid under this Agreement, such Party will also pay to the other Party, on demand, interest on any such amount beginning on such due date at an annual rate (calculated on the basis of a 360-day year) equal to the “base rate” as announced by JPMorgan N.A., or any successor thereto, in New York, New York in effect on such due date, plus two percent (2%) to be assessed from the date payment of the amount in question first became due.
          (g) Set Off. The Post-Closing Payments (if any) payable pursuant to this Section 2.8 shall be subject to reduction for (i) claims for indemnification made by Buyer pursuant to Article X, which are finally determined pursuant to Section 10.6 to be due and owing to Buyer and (ii) breach of Seller’s obligation to use the cash in the Development Bank Account exclusively for Development Costs during the Seller Expense Period as required by Section 8.7(c).
          2.9 Purchase Price Allocation. Seller and Buyer agree that the Purchase Price shall be allocated among the Purchased Assets and the Shares, and the portion of the Purchase Price allocated to the Purchased Assets shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code, pursuant to an allocation schedule (the “Allocation Schedule”) as agreed by Buyer and Seller in accordance with this Section 2.9. Buyer shall provide to Seller the Allocation Schedule within ninety (90) days after the First Closing Date. Thereafter, Seller shall have thirty (30) days either to (a) agree with and accept the Allocation Schedule or (b) in good faith suggest changes to the Allocation Schedule and attempt to agree with Buyer as to the contents of the Allocation Schedule. Seller and Buyer shall provide each other promptly with any other information required to complete the Allocation Schedule. If Seller and Buyer agree on the Allocation Schedule within one hundred and thirty-five (135) days following the First Closing Date, Seller and Buyer shall file IRS Form 8594 and any required attachments thereto (“Form 8594”), together with all federal, state and local Tax Returns, in a manner consistent with and in accordance with the Allocation Schedule. In addition, Seller and Buyer hereby undertake and agree to timely file any information that may be required to be filed pursuant to the U.S. Treasury Regulations promulgated under Section 1060(b) of the Code in a manner consistent with and in accordance with the Allocation Schedule. In any proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that the Allocation Schedule is not a correct allocation of the Purchase Price. If Seller and Buyer are unable to reach an agreement within one hundred and thirty-five (135) days following the First Closing Date, Seller and Buyer shall, within fifteen (15) days after the expiration of such one hundred and thirty-five (135) day period, at their joint expense, engage the Independent Accounting Firm to determine the appropriate Allocation Schedule, and they shall use their commercially reasonable efforts to cause the Independent Accounting Firm to determine the Allocation Schedule in a manner that is reasonable and in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, within thirty (30) days after it is retained for such purpose. The determination of the Allocation Schedule by the Independent Accounting Firm shall be binding on Seller and Buyer. Not later than thirty (30) days prior to filing its respective Form 8594 relating to this transaction, Seller and Buyer shall each deliver to the other party a copy of its Form 8594, and within ten (10) days after filing its Form 8594 with the IRS pursuant to this Section 2.9, each Party shall provide the other with a copy of such form as filed. To the extent required by applicable Law, the Allocation will be revised to reflect any adjustment of the Purchase Price pursuant to this Agreement.
          2.10 Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as Buyer is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
ARTICLE III.
CLOSING
          3.1 Closing. Upon the terms and subject to the conditions of this Agreement:
          (a) the closing of the purchase and sale of the Shares and the First Closing Date Purchased Assets and the assumption of the First Closing Date Assumed Liabilities (the “First Closing”) shall be held on a date to be specified by the Parties (the “First Closing Date”) no later than the third (3rd) Business Day after satisfaction or waiver of each of the conditions set forth in Sections 7.1, 7.2 and 7.3 at the offices of Kaye Scholer LLP, 425 Park Ave., New York, NY 10022 unless the Parties agree otherwise. The Parties will exchange (or cause to be exchanged) at the First Closing the funds, agreements, instruments, certificates and other documents, and do, or cause to be done, all of the things respectively required of each Party as specified in Section 3.2; and
          (b) the closing of the purchase and sale of the Second Closing Date Purchased Assets and the assumption of the Second Closing Date Assumed Liabilities (the “Second Closing” and together with the First Closing, the “Closing”), shall be held on a date to be specified by the Parties (the “Second Closing Date” and each of the First Closing Date and Second Closing Date, a “Closing Date”) no later than the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Sections 7.4, 7.5 and 7.6 at the offices of Kaye Scholer LLP, 425 Park Ave., New York, NY 10022, unless the Parties agree otherwise. The Parties will exchange (or cause to be exchanged) at the Second Closing the agreements, instruments, certificates and other documents, and do, or cause to be done, all of the things respectively required of each Party as specified in Section 3.3.
          3.2 Transactions at First Closing. At the First Closing, subject to the terms and conditions hereof:
          (a) Seller’s Actions and Deliveries. Seller shall deliver or cause to be delivered to Buyer:
               (i) executed counterparts of each of the following:
     (A) Asset Transfer Documentation providing for the transfer to Buyer of the First Closing Date Purchased Assets;
     (B) all such filings and submissions of Seller to the FDA, duly executed by Seller, as are necessary to transfer Seller’s rights with respect to Regulatory Approvals and Regulatory Filings included in the First Closing Date Purchased Assets, including in accordance with 21 CFR 314.72 from Seller to Buyer;
     (C) the Supply Agreement;
     (D) the License Agreement; and
     (E) the Investor’s Rights Agreement;
               (ii) the Shares in accordance with Section 3.2(c) below;
               (iii) complete and accurate copies of the following documents:
     (A) a certificate of good standing of Seller from the Secretary of State of the State of Delaware, as of a date reasonably close to (and in no event more than five (5) days prior to) the First Closing Date;
     (B) resolutions of the board of directors of Seller authorizing the execution and delivery by Seller of this Agreement, the Other Agreements to which Seller will be a party and all other instruments and documents to be delivered by Seller in connection herewith and the consummation by Seller of the Transactions, certified by the Secretary of Seller; and
     (C) a certificate from the Secretary of Seller as to the incumbency and signatures of its officers who will execute documents at the First Closing or who have executed this Agreement; and
          (iv) a duly executed certificate (in the form provided for in section 1.1445-2 of the U.S. Treasury Regulations) from Seller providing that Seller is not a “foreign person” for U.S. federal income tax purposes.

          (b) Buyer’s Actions and Deliveries. Buyer shall deliver or cause to be delivered to Seller:
          (i) the Upfront Payment in full by wire transfer of immediately available funds directly to the Seller Account;
          (ii) executed counterparts of each of the following:
     (A) Asset Transfer Documentation providing for the transfer to Buyer of the First Closing Date Purchased Assets and the assumption by Buyer of the First Closing Date Assumed Liabilities;
     (B) all such filings and submissions of Buyer to the FDA, duly executed by Buyer, as are necessary to transfer Seller’s rights with respect to Regulatory Approvals and Regulatory Filings included in the First Closing Date Purchased Assets, including in accordance with 21 CFR 314.72 from Seller to Buyer;
     (C) the Supply Agreement;
     (D) the License Agreement; and
     (E) the Investor’s Rights Agreement; and
     (iii) complete and accurate copies of the following documents:
     (A) certificates of good standing of each of Buyer and Parent from the Secretary of State of Delaware and Nevada, respectively, as of a date reasonably close to (and in no event more than five (5) days prior to) the First Closing Date;
     (B) resolutions of the board of directors of each of Buyer and Parent authorizing the execution and delivery by Buyer and Parent of this Agreement, the Other Agreements to which Buyer will be a party and all other instruments and documents to be delivered by Buyer in connection herewith and the consummation by Buyer of the Transactions, as applicable, certified by the Secretary of Buyer; and
     (C) certificates from the Secretary of each of Buyer and Parent as to the incumbency and signatures of its officers who will execute documents at the First Closing or who have executed this Agreement.
          (c) Shares. Seller will instruct the Transfer Agent to deliver to Buyer at the First Closing a certificate representing the Shares in the name of Buyer, bearing the legends set forth in Section 5.4 and described in Section 4.1(e) of the Investor’s Rights Agreement.

          (d) Charter Amendment. Seller shall, subject to obtaining the Required Seller Stockholders Vote, take all actions necessary to cause the Charter Amendment to be filed with the Secretary of State of the State of Delaware at or prior to the First Closing Date.
          (e) Certain Adjustments. In the event Seller changes the number of outstanding shares of Common Stock issued and outstanding prior to the First Closing Date as a result of a reclassification, stock split (including a reverse split), dividend (including any dividend or distribution with a record date prior to the First Closing Date), recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the number of shares of Common Stock issued to Buyer at the First Closing shall be equitably adjusted so as to preserve the economic benefits that Buyer reasonably expected on the Execution Date to receive as a result of the consummation transactions contemplated by this Agreement.
          3.3 Transactions at Second Closing. At the Second Closing, subject to the terms and conditions hereof:
          (a) Seller’s Actions and Deliveries. Seller shall deliver or cause to be delivered to Buyer all such filings and submissions of Seller to the FDA, duly executed by Seller, as are necessary to transfer Seller’s rights with respect to the PTB NDA or the PTB Supplemental NDA, as applicable, in accordance with 21 CFR 314.72 from Seller to Buyer.
          (b) Buyer’s Actions and Deliveries. Buyer shall deliver or cause to be delivered to Seller all such filings and submissions of Buyer to the FDA, duly executed by Buyer, as are necessary to transfer Seller’s rights with respect to the PTB NDA or the PTB Supplemental NDA, as applicable, in accordance with 21 CFR 314.72 from Seller to Buyer.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER
          Except as set forth in the disclosure letter supplied by Seller to Buyer and dated as of the Execution Date (the “Seller Disclosure Letter”), which letter identifies the section (or, if applicable, subsection) to which such exception relates (provided, however, that such disclosure shall also apply to particular matters represented or warranted in other sections and subsections to the extent that it is readily apparent from the text of such disclosure), Seller represents and warrants to Buyer as follows:
          4.1 Organization.
          (a) Seller is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its assets, including the Purchased Assets, and carry on its business as currently conducted as disclosed in the SEC Documents. Seller is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect.
          (b) Schedule 4.1(b) of the Seller Disclosure Letter sets forth a list of each of Seller’s Subsidiaries, including each such Subsidiary’s jurisdiction of incorporation or organization and Seller’s direct or indirect beneficial ownership interest in such Subsidiary, as of the Execution Date. Each such Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing, if applicable, under the Laws of the jurisdiction of its organization and has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing, if applicable, as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not reasonably be expected to have a Material Adverse Effect.
          (c) Seller has delivered or made available to Buyer a copy of the certificate or articles of incorporation and bylaws (or like organizational documents) of Seller and each of its Subsidiaries, and each such copy is true, correct and complete in all material respects. Seller is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Each Subsidiary of Seller is not in violation of any of the provisions of its respective certificate or articles of incorporation or bylaws (or like organizational documents).
          4.2 Authority; Board Action.
          (a) Seller has all requisite corporate power and authority and has taken all corporate actions necessary to execute and deliver this Agreement and the Other Agreements to which Seller will become a party and, subject to receipt of the Required Seller Stockholders Vote, the filing of the Charter Amendment with the Secretary of State of the State of Delaware at or prior to the First Closing and the satisfaction of the conditions set forth in Article VII, to consummate the Transactions. The execution and delivery of this Agreement and the Other Agreements by Seller and the consummation by Seller of the Transactions have been duly and validly authorized by the board of directors of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the Other Agreements or to consummate the Transactions, other than obtaining the Required Seller Stockholders Vote and the filing of the Charter Amendment with the Secretary of State of the State of Delaware at or prior to the First Closing. This Agreement has been (and, when executed and delivered by Seller, the Other Agreements will have been) duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer (Parent and the other parties hereto or thereto), constitutes (and, when executed and delivered by Seller, each Other Agreement will constitute) a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors’ rights generally (the “Equitable Exceptions”).
          (b) Seller’s board of directors has unanimously (i) determined that the sale of the Purchased Assets and the transfer of the Assumed Liabilities on the terms and subject to the conditions of this Agreement are expedient and in the best interests of Seller, (ii) approved the sale and issuance of the Shares on the terms and subject to the conditions of this Agreement, (iii) determined that the approval of the Charter Amendment is advisable and in the best interests of the stockholders of Seller, (iv) approved this Agreement and the Transactions and (v) subject to Section 6.5, resolved to recommend the approval of the asset sale contemplated by this Agreement and the Charter Amendment by the stockholders of Seller (the “Seller Board Recommendation”) at the Seller Stockholders’ Meeting.

          4.3 No Conflicts; Enforceability.
          (a) Subject to obtaining the Required Seller Stockholders Vote and the filing of the Charter Amendment with the Secretary of State of the State of Delaware at or prior to the First Closing, the execution, delivery and performance of this Agreement by Seller and the Other Agreements to which Seller is a party by Seller (i) except as set forth on Schedule 4.3(a) of the Seller Disclosure Letter, are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or Bylaws of Seller, (ii) assuming all of the consents, approvals, authorizations and permits described in Section 4.3(b) and/or Schedule 4.3(b) of the Seller Disclosure Letter have been obtained and all the filings and notifications described in Section 4.3(b) and/or Schedule 4.3(b) of the Seller Disclosure Letter have been made and any waiting periods thereunder have terminated or expired, conflict with any Law applicable to Seller, and (iii) except as set forth on Schedule 4.3(a) of the Seller Disclosure Letter, does not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require the consent of any Third Party pursuant to any Material Contract binding on Seller or any applicable order, writ, injunction or decree of any Regulatory Authority to which Seller is a party or by which Seller is bound or to which any of its assets is subject, except in the case of clauses (ii) and (iii) only for such conflicts, breaches and defaults that would not reasonably be expected to have either (A) a Material Adverse Effect or (B) an adverse effect on the Purchased Assets or the Business.
          (b) The execution, delivery and performance of this Agreement and the Other Agreements by Seller and the consummation of the Transactions by Seller do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Regulatory Authority, except (i) the filing of the Charter Amendment with the Secretary of State of the State of Delaware, (ii) compliance with any applicable federal, foreign or state securities or blue sky Laws, including, without limitation, filings required under the Exchange Act and the Securities Act, (iii) any such consent, approval, authorization, permit, filing, or notification set forth on Schedule 4.3(b) of the Seller Disclosure Letter (including, without limitation, the filings contemplated by Sections 3.2(a)(i)(B) and 3.3(a) and (iv) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Purchased Assets or a Material Adverse Effect or to materially delay or impair or prevent, consummation of the Transactions.
          4.4 Title; Sufficiency of Assets.
          (a) Except as set forth on Schedule 4.4(a) of the Seller Disclosure Letter, Seller or one of its Subsidiaries owns, leases, licenses or has the right to use the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and has the right to sell and transfer to Buyer the Purchased Assets and Assumed Liabilities, free and clear of all Encumbrances.

          (b) The Purchased Assets and the assets set forth on Schedule 2.3 of the Seller Disclosure Letter constitute all of the assets of Seller and its Subsidiaries primarily relating to the research, development, regulatory approval, manufacture, distribution, marketing, sale and promotion of the Products (the “Business”).
          4.5 Capitalization.
          (a) The authorized capital stock of Seller, as of March 1, 2010, consisted of (i) 100,000,000 shares of Common Stock, of which 65,626,451 shares were issued and outstanding, (ii) 120,000 shares of Series A Convertible Preferred Stock, $0.01 par value per share, none of which were issued or outstanding, (iii) 150,000 shares of Series B Convertible Preferred Stock, $0.01 par value per share, of which 130 shares were issued and outstanding, (iv) 6,660 shares of Series C Convertible Preferred Stock, $0.01 par value per share, of which 600 shares were issued and outstanding, (v) 100,000 shares of Series D Junior Participating Preferred Stock, $0.01 par value per share, none of which were issued or outstanding and (vi) 100,000 shares of Series E Convertible Preferred Stock, $0.01 par value per share, of which 59,000 shares were issued and outstanding (the preferred stock referred to in clauses (ii) through (vi), collectively, the “Preferred Stock”). As of March 1, 2010, all of the issued and outstanding shares of Common Stock and shares of Preferred Stock have been duly authorized, validly issued and are fully paid and nonassessable and free of preemptive rights of any stockholder of Seller. As of March 1, 2010, options and warrants and convertible notes to purchase an aggregate of 24,522,106 shares of Common Stock were outstanding and the shares of the Seller’s Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series E Convertible Preferred Stock were convertible into 2,600, 504,201 and 2,950,000 shares of Common Stock, respectively. Seller’s Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”), as in effect on the Execution Date, and Seller’s Amended and Restated By-Laws (the “Bylaws”) as in effect on the Execution Date, are each filed as exhibits to the SEC Documents. Subject to obtaining the Required Seller Stockholders Vote and the filing of the Charter Amendment with the Secretary of State of the State of Delaware on or prior to the First Closing Date, the Shares will be duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights of any stockholder of Seller.
          (b) Except for the options, warrants, convertible notes and the Preferred Stock described in Section 4.5(a) or as otherwise set forth on Schedule 4.5(a) of the Seller Disclosure Letter, as of March 1, 2010, there were no outstanding (i) securities of Seller convertible into or exchangeable for shares of capital stock of Seller, (ii) options, warrants, rights or other agreements or commitments to acquire from Seller, or obligations of Seller to issue, any capital stock, (iii) obligations of Seller to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any capital stock, or (iv) obligations of Seller or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the shares of Seller’s capital stock.

          4.6 Intellectual Property.
          (a) Except as set forth on Schedule 4.6(a) of the Seller Disclosure Letter, Seller or one of its Subsidiaries owns and possesses all right, title and interest in and to its Intellectual Property that is part of the Purchased Assets and has the right to assign such Intellectual Property that is part of the Purchased Assets free and clear of any Encumbrances, subject to Section 2.3(d). None of the Encumbrances identified in Schedule 4.6(a) of the Seller Disclosure Letter will interfere with Seller’s ability to perform its obligations under this Agreement and the Other Agreements. All Intellectual Property that is part of the Purchased Assets is fully transferable to Buyer in accordance with the terms of this Agreement without restriction and without payment of any kind to any Person, subject to Section 2.3(d).
          (b) Schedule 4.6(b) of the Seller Disclosure Letter sets forth a complete and accurate list of all Intellectual Property that is part of the Purchased Assets for which Seller has made a filing or registered with a Regulatory Authority in the United States or a foreign country. Each item of Intellectual Property listed in Schedule 4.6(b) of the Seller Disclosure Letter (i) is in a form required by Applicable Law, (ii) has not been disclaimed, (iii) has been duly maintained in accordance with applicable Law, including the submission of all filings required by applicable Law, and (iv) there are no material actions that must be taken by Seller within one hundred twenty (120) days after the First Closing Date for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property that is part of the Purchased Assets.
          (c) To Seller’s Knowledge, all Patents, Trademarks and registered Copyrights, if any, that are part of the Purchased Assets, other than pending applications, are valid and enforceable.
          (d) Except as set forth on Schedule 4.6(d) of the Seller Disclosure Letter, (i) none of the Intellectual Property that is part of the Purchased Assets is the subject of (A) any pending adverse judgment, injunction, order, decree or agreement restricting (x) Seller’s use thereof or (y) assignment or license thereof by Seller, or (B) any threatened litigation or claim of infringement made in writing or any pending litigation to which Seller is a party and (ii) to Seller’s Knowledge, there is no unauthorized use, infringement or misappropriation of any of Seller’s Intellectual Property that is part of the Purchased Assets by any Third Party and Seller has not sent any Person any written claim, demand/or notice asserting infringement of the Intellectual Property that is part of the Purchased Assets.
          (e) To Seller’s Knowledge, the Intellectual Property that is part of the Purchased Assets and the Excluded Assets that would (if not abandoned) be licensed to Buyer under the terms of the License Agreement, is all that is necessary for the Development, manufacture, and Commercialization of Products currently under Development or being Commercialized by Seller, in accordance with Seller’s past practice.
          (f) Except as set forth on Schedule 4.6(f) of the Seller Disclosure Letter, (i) Seller has not granted any licenses to the Intellectual Property that is part of the Purchased Assets to Third Parties, (ii) Seller is not party to any agreements with Third Parties that materially limit or restrict Seller’s use of the Intellectual Property that is part of the Purchased

Assets and (iii) no royalties are paid or payable by Seller or Buyer on or with respect to any of the Intellectual Property that is part of the Purchased Assets except as provided in this Agreement in Section 2.7 and Section 2.8.
          (g) All material issuance, renewal, maintenance and other payments that are or have become due with respect to the Intellectual Property that is part of the Purchased Assets have been timely paid by or on behalf of Seller.
          (h) To Seller’s Knowledge, the Development, manufacture, and Commercialization of Products in accordance with Seller’s past practice or as currently contemplated by Seller does not and would not infringe or misappropriate any Intellectual Property of any Third Party anywhere in the world.
          4.7 Absence of Litigation. As of the Execution Date, except as set forth on Schedule 4.7 of the Seller Disclosure Letter, there is no material claim, action, suit, proceeding or investigation pending or, to the Knowledge of Seller, threatened in writing, against Seller or any of its Subsidiaries. Except as set forth on Schedule 4.7 of the Seller Disclosure Letter, there are no suits, claims, actions, proceedings or investigations that would reasonably be expected to have (i) an adverse effect on the Purchased Assets or the Business, and (ii) with respect to Seller and its Subsidiaries, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of Seller, except as set forth on Schedule 4.7 of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries is a party or subject to or in default under any order, decree, or injunction, and there are no outstanding orders, decrees, or injunctions of any Regulatory Authority that apply to the Purchased Assets or Seller that restricts the ownership, disposition or use of the Purchased Assets by Seller, or the conduct of the Business of Seller as being conducted by it on the Execution Date. To the Knowledge of Seller, there is not pending any investigation by the SEC involving Seller or any current or former director or officer of Seller.
          4.8 Real and Personal Property. Seller has good and marketable title to, or has valid rights to lease or otherwise use, all items of real and personal property that are material to Seller free and clear of all Encumbrances and imperfections of title except those that (i) do not materially interfere with the use of such property by Seller or (ii) would not reasonably be expected to have a Material Adverse Effect.
          4.9 Taxes.
          (a) Each of Seller and its Subsidiaries has timely filed (taking into account all properly and timely requested extensions of time within which to file) all required U.S. federal, state and non-U.S. income and franchise Tax Returns and has paid all required Taxes whether or not shown as due on such Tax Returns. Neither Seller nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction in which Seller or any of its Subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.
          (b) There are no Encumbrances on any of the Purchased Assets for Taxes (other than for current Taxes not yet due and payable). None of the Purchased Assets are property that is required to be treated for any Tax purposes as being owned by any other Person.

          (c) No deficiencies for material Taxes with respect to Seller or any if its Subsidiaries have been claimed, proposed or assessed in writing by any Tax authority. There are no audits, investigations, disputes, notices of deficiency, claims or other Actions, pending or threatened in writing, for or relating to any material Liability for Taxes of Seller or any if its Subsidiaries.
          (d) The unpaid Taxes of Seller and its Subsidiaries did not, as of the date of the Financial Statements, exceed the reserve for Liability for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in the Financial Statements (rather than in any notes thereto). Since the date of the most recent Financial Statements, neither Seller nor any of its Subsidiaries has incurred any material Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
          (e) Seller has delivered or made available to Buyer complete and accurate copies of all material federal, state and local income Tax Returns of Seller and any predecessor for the 2008 Tax year.
          (f) Each of Seller and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of Seller or other Person.
          (g) Neither Seller nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Seller) or any similar group for U.S. federal, state, local or non-U.S. Tax purposes. Neither Seller nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than Taxes of Seller or any of its Subsidiaries) (i) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state, local or non-U.S. law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.
          (h) None of Seller and any of its Subsidiaries or predecessors has been a party to any transaction intended to qualify under Section 355 of the Code.
          (i) Neither Seller nor any of its Subsidiaries is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.
          (j) Neither Seller nor any of its Subsidiaries is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.
          4.10 Environmental, Safety and Health.
          (a) Except as set forth on Schedule 4.10 of the Seller Disclosure Letter, (i) the Purchased Assets and Seller’s operations as described in the SEC Documents are now and for the previous three (3) years immediately prior to the Execution Date have been in material compliance with all applicable Environmental, Safety and Health Laws, (ii) Seller has obtained all the material permits required under Environmental, Safety and Health Laws that are necessary to operate the Business as currently operated as described in the SEC Documents, and all such permits are in good standing or Seller has timely applied for their issuance, amendment or renewal, (iii) there are no Environmental Claims pending or, to Seller’s Knowledge, threatened in writing against Seller, and, (iv) to Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to form the basis of any material Environmental Claim against Seller that would reasonably be expected to have a Material Adverse Effect.
          (b) Seller is not in possession of any material audits, studies, analyses, tests or monitoring pertaining to Hazardous Substances in, on or under any Site or pertaining to Seller’s compliance with Environmental, Safety and Health Laws and, to Seller’s Knowledge, no such audits, studies, analyses, tests or monitoring have been conducted in the previous three years preceding the Execution Date.
          (c) To Seller’s Knowledge, neither the execution and delivery of this Agreement nor the consummation of the Transactions triggers any requirement under the New Jersey Industrial Site Recovery Act, or other Law of similar effect, that is reasonably likely to result in Buyer or Seller incurring any material liability or obligation.
          4.11 Compliance with Laws. Seller has, since January 1, 2008, complied in all material respects and is, as of the Execution Date, in compliance in all material respects with all Laws and/orders of all Regulatory Authorities with respect to its business, and no notice, charge, claim, action or assertion has been received by Seller or has been filed, commenced or, to the Knowledge of Seller, threatened in writing against Seller alleging any violation of any of the foregoing. The subject matter of Section 4.6, Section 4.9, Section 4.10, Section 4.12, Section 4.13 and Section 4.15 is excluded from the provisions of this Section 4.11 and the representations and warranties of Seller with respect to those subject matters are exclusively set forth in those referenced sections.
          4.12 Permits. Seller has all material franchises, permits, licenses, authorizations, registrations, certificates, approvals, exemptions, consents, confirmations, orders, waivers and clearances and any similar authority necessary for the conduct of the Business as being conducted by it on the Execution Date. Seller has all franchises, permits, licenses and any similar authority necessary for the conduct of all other business, other than the Business, as being conducted by it on the Execution Date, except for such franchise, permit, license or similar authority, the lack of which would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.12 of the Seller Disclosure Letter, Seller has not received any written notice of any Action relating to revocation or modification of any such franchise, permit, license or similar authority.
          4.13 Regulatory Matters.
          (a) Seller is the sole and exclusive owner of the Product Regulatory Approvals and all Product Regulatory Approvals are in full force and effect.
          (b) Seller is conducting the Business in material compliance with the Product Regulatory Approvals and all applicable Laws.

          (c) Seller has filed with the FDA all material applications, exemptions, requests, notices, information, supplemental applications and annual or other reports, including adverse experience reports, product deviation reports and annual reports with respect to each NDA and IND, related to Seller’s Development, manufacture, testing, study, distribution or sale of Products. To the Knowledge of Seller, all applications, exemptions, requests, notices, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Approval of the FDA or other Regulatory Authorities relating to the Products, when submitted to the FDA or other Regulatory Authorities were true, complete and correct in all material respects as of the date of submission and any necessary or required material updates, changes, corrections or modifications to such applications, exemptions, requests, notices, submissions, information, claims, reports or statistics have been submitted to FDA and other Regulatory Authorities.
          (d) All pre-clinical and clinical trials conducted by or on behalf of the Seller with regard to the Products were and are being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all applicable Laws promulgated by the FDA relating thereto, including without limitation the FDCA and its applicable implementing regulations. No IND filed by or on behalf of Seller with the FDA regarding the Products has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Regulatory Authority has commenced, or, to the Knowledge of Seller, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing clinical investigation conducted by or on behalf of Seller involving the Products.
          (e) Seller has made available to Buyer all material information in its possession or control concerning the safety, efficacy, side effects or toxicity of the Products (in animals or humans), associated with or derived from any pre-clinical or clinical use, studies, investigations or tests of the Product. Since January 1, 2005, no Product has been recalled, suspended, discontinued, or withdrawn from the market, and no Product is currently involved in any ongoing, and to the Knowledge of Seller, threatened or potential recall, discontinuance, withdrawal, or suspension from the market within the Territory. Seller has no Knowledge of any serious adverse events from the use of the Products that are not disclosed in the package inserts, adverse experience reports or periodic safety update for the Products.
          (f) As of the Execution Date, Seller has not received notice that Seller, its Products or any of the Purchased Assets or the ownership, manufacturing, operation, storage, Development, Commercialization, warehousing, packaging, labeling, handling, testing, and/or marketing thereof is in material violation of any Regulatory Approval or applicable Law and such violation has not been remedied, except for such violations that would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, there are no facts or circumstances existing which would lead to any suspension, loss of or material modification to any Regulatory Approval or refusal by a Regulatory Authority to renew or accept for filing any Regulatory Approval on terms not substantially less advantageous, in the aggregate, to Seller than the terms of those Regulatory Approvals currently in force. There are no outstanding orders, injunctions or decrees of any Regulatory Authority that apply to Seller that restrict the ownership, disposition or use of Products by Seller.

          (g) To the Knowledge of Seller, (i) there are no investigations, audits, actions or other proceedings pending with respect to a violation by the Seller of the FDCA or other applicable Law that would reasonably be expected to result in material administrative, criminal or material civil liability and (ii) there are no facts or circumstances existing that would reasonably be expected to serve as a basis for such an investigation, audit, action or other proceeding.
          4.14 Suppliers. Seller has used reasonable business efforts to maintain, and, to the Knowledge of the Seller, currently maintains, good working relationships with all of the material suppliers to the Business. Schedule 4.14 of the Seller Disclosure Letter also specifies for the period beginning on January 1, 2009 and ending on the Execution Date the names of the material suppliers to the Business. None of such suppliers has given Seller or any of its Subsidiaries written notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Seller or any of its Subsidiaries relating to the Business. To the Knowledge of Seller, such suppliers are manufacturing and otherwise operating in material compliance with applicable FDA requirements with respect to the products and materials supplied to Seller.
          4.15 SEC Documents, Financial Statements. Seller has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2007 pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the Execution Date and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements and the related notes have been prepared in accordance with GAAP during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Reports on Form 10-Q) and fairly present in all material respects the consolidated financial position of Seller as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). All material agreements that were required to be filed as exhibits to the SEC Documents under Item 601 of Regulation S-K prior to the Execution Date to which Seller or any Subsidiary of Seller is a party, or the property or assets of Seller or any Subsidiary of Seller are subject, have been filed as exhibits to the SEC Documents.

          4.16 Absence of Certain Changes or Events. Except as set forth on Schedule 4.16 of the Seller Disclosure Letter or as otherwise expressly contemplated by this Agreement or the Other Agreements, from December 31, 2008 to the Execution Date, Seller has conducted its business, including the Business, in the ordinary course of business, consistent with past practice and Seller has not, with respect to the Business or any of the Purchased Assets:
          (a) sold, transferred, leased, subleased, licensed or otherwise disposed of any assets that would constitute Purchased Assets or any other material assets necessary for the conduct of the Business.
          (b) surrendered, revoked or otherwise terminated any material permits relating to the Business, except in connection with any renewal or reissuance thereof;
          (c) waived, released or assigned any rights, which rights, but for such waiver, release or assignment, would have been classified as Purchased Assets, other than in the ordinary course of business consistent with past practice;
          (d) made any election or change to any election in respect to Taxes, adopted or changed any accounting method in respect to Taxes, entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, settled or compromised on any claim, notice, audit report or assessment in respect of Taxes, changed any annual Tax accounting period, filed any material amended Tax Return, or surrendered any right to claim a Tax refund; or
          (e) agreed, whether in writing or otherwise, to do any of the foregoing, except as expressly contemplated by this Agreement.
          4.17 Contracts. All Material Contracts (other than those Contracts that constitute Material Contracts solely by reason of clause (i) of the definition thereof) are listed on Schedule 4.17 of the Seller Disclosure Letter. To the Knowledge of Seller, all Material Contracts are valid and enforceable against the other parties thereto in accordance with their respective terms, (i) subject to the Equitable Exceptions and (ii) except as rights to indemnity and contribution may be limited by state or federal securities Laws or public policy underlying such Laws. Seller is not in material breach of or default under any of the Material Contracts, and to the Knowledge of Seller, no other party to a Material Contract is in material breach of or default under any Material Contract. As of the Execution Date, Seller has not received written notice of termination of any of the Material Contracts. Complete and correct copies of all Material Contracts and amendments thereto have been made available to Buyer.
          4.18 Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or under the authority of Seller, except for Torreya Partners LLC (whose fees shall be borne solely by Seller), is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.
          4.19 Insurance. Seller is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as Seller believes are prudent and customary for a company (i) in the businesses and location in which Seller is engaged, and

(ii) with the resources of Seller. As of the Execution Date, Seller has not received any written notice that Seller will not be able to renew its existing insurance coverage as and when such coverage expires.
          4.20 Investment Company. Seller is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”). Seller shall conduct its business in a manner so that it will not become subject to the Investment Company Act.
          4.21 Exchange. As of the Execution Date, except as set forth on Schedule 4.21 of the Seller Disclosure Letter, the issued and outstanding shares of Common Stock are listed on the Exchange, and, to Seller’s Knowledge, there are no proceedings to revoke or suspend such listing. Except as set forth on Schedule 4.21 of the Seller Disclosure Letter, Seller is in compliance in all material respects with the requirements of the Exchange for continued listing of the Common Stock thereon.
          4.22 Application of Takeover Protections. The execution and delivery of this Agreement and the consummation of the Transactions will not impose any restriction on Buyer, under any share acquisition, business combination, “poison pill” (including any distribution under a rights agreement), or other similar anti-takeover provisions under the Certificate of Incorporation or the Laws of the State of Delaware.
          4.23 Fairness Opinion. Prior to the execution of this Agreement, RBC Capital Markets Corporation has delivered to Seller’s board of directors its written opinion to the effect that, as of the date thereof and based upon and subject to the limitations, assumptions and other matters set forth therein, the Upfront Payment and the Post-Closing Payments to be received by Seller are fair, from a financial point of view, to Seller.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
          5.1 Organization. Buyer is duly incorporated, and validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
          5.2 Authority. Buyer has all requisite corporate power and authority and has taken all actions necessary to execute and deliver this Agreement and the Other Agreements to which Buyer will become a party and, subject to the satisfaction of the conditions set forth in Article VII, to consummate the Transactions. The execution and delivery of this Agreement and the Other Agreements by Buyer and the consummation by Buyer of the Transactions have been duly and validly authorized by the board of directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the Other Agreements or to consummate the Transactions. This Agreement has been (and, when executed and delivered by Buyer, the Other Agreements will have been) duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes (and, when executed and delivered by Buyer, each Other Agreement will constitute) a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by Equitable Exceptions.
          5.3 Investment Purpose; Status. Buyer is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act. Buyer is purchasing the Shares for its own account and not with a view toward the sale or distribution thereof and has no intention of selling or distributing any of the Shares or any arrangement or understanding with any other Persons regarding the sale or distribution of the Shares. Buyer will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in accordance with the Securities Act and the Investor’s Rights Agreement.
          5.4 Securities Laws.
          (a) Buyer understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Seller is relying upon the truth and accuracy of, and Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Shares.
          (b) The Investor’s Rights Agreement will contain provisions restricting the transfer of the Shares.
          (c) In addition to the legends described in the Investor’s Rights Agreement, the certificates representing the Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. COLUMBIA LABORATORIES, INC. (THE “COMPANY”) SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
          5.5 Ownership Cap. Assuming compliance by Seller with Section 6.2(b)(i), neither Buyer nor Parent will, after giving effect to the consummation of the Transactions, (i) “beneficially own” (as determined under Rule 13d-3 under the Exchange Act) 19.9% or more of the shares of Common Stock and/or (ii) possess 19.9% or more of the voting power of Seller.
          5.6 Acknowledgement of Risk.
          (a) Buyer acknowledges and understands that its investment in the Shares involves a significant degree of risk, including, without limitation, (i) the Purchased Assets represent a significant portion of Seller’s business operations and the Transactions will alter Seller’s business operations following their consummation; (ii) an investment in Seller is speculative, and only buyers who can afford the loss of their entire investment should consider investing in Seller and the Shares; (iii) Buyer may not be able to liquidate its investment; (iv) transferability of the Shares is limited and restricted; (v) in the event of a disposition of the Shares, Buyer could sustain the loss of its entire investment; and (vi) Seller has not paid any dividends on the Common Stock since January 1, 2001, and does not anticipate the payment of dividends in the foreseeable future. Such risks are more fully set forth in the SEC Documents.
          (b) Buyer is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.
          (c) Buyer has, in connection with Buyer’s decision to purchase the Shares, not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of Seller contained herein, and Buyer has, with respect to all matters relating to this Agreement and the offer and sale of the Shares, relied solely upon the advice of Buyer’s own counsel and has not relied upon or consulted any counsel to Seller.
          5.7 No Conflicts; Enforceability.
          (a) The execution, delivery and performance of this Agreement by Buyer and Parent and the Other Agreements to which Buyer or Parent is a party by Buyer or Parent (i) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the certificate or articles of incorporation or bylaws of Buyer or Parent, (ii) conflict with any Law applicable to Buyer or Parent, and (iii) does not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, any material agreement binding on Buyer or Parent or any applicable order, writ, injunction or decree of any Regulatory Authority to which Buyer or Parent is a party or by which Buyer or Parent is bound.
          (b) The execution, delivery and performance of this Agreement and the Other Agreements by Buyer or Parent and the consummation of the Transactions by Buyer do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Regulatory Authority, except (i) the filing of the Charter Amendment with the Secretary of State of the State of Delaware, (ii) compliance with any applicable federal, foreign or state securities or blue sky Laws, including, without limitation, filings received under the Exchange Act or Securities Act and (iii) any material consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not reasonably be expected to materially delay or impair or prevent, consummation of the Transactions.
          5.8 Litigation. There is no Action pending or, to Buyer’s knowledge, threatened in writing, directly or indirectly involving Buyer or Parent (or to Buyer’s knowledge, any Third Party) that would prohibit, hinder, materially delay or otherwise impair Buyer’s ability to perform its obligations hereunder or under the Other Agreements, including the assumption of the Assumed Liabilities, would affect the legality, validity or enforceability of this Agreement or the Other Agreements, or prevent or materially delay the consummation of the Transactions.
          5.9 Financing. Buyer has, or has available to it, and at the Closing will have, sufficient immediately available funds, marketable securities, other investments or capital commitments to enable Buyer to consummate the Transactions on the terms and conditions set forth herein.
          5.10 No Short Sales. Neither Buyer nor Parent has ever engaged in any short sales or similar transactions with respect to the Common Stock or other securities of Seller, nor has Buyer or Parent ever, directly or indirectly, knowingly caused any Person to engage in any short sales or similar transactions with respect to the Common Stock or other securities of Seller.
          5.11 Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of Buyer or Parent or under the authority of Buyer or Parent is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.
          5.12 Independent Investigation. In making the decision to enter into this Agreement and the Other Agreements and to consummate the Transactions, Buyer and Parent have conducted their own independent investigation, review and analysis of the Purchased Assets, the Assumed Liabilities, the Products, the Shares and Seller, which investigation, review and analysis was done by Buyer, Parent and their respective Affiliates and Representatives. Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of Seller for such purpose. In entering into this Agreement and the Other Agreements, Buyer acknowledges that Buyer and Parent and their respective Affiliates have relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or its Representatives (except the specific representations and warranties of Seller set forth in Article IV).
ARTICLE VI.
COVENANTS PRIOR TO CLOSING
          6.1 Access to Information. From the Execution Date until the First Closing Date, except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the Execution Date or as would be reasonably expected to violate the attorney-client privilege of Seller, Seller shall afford Buyer and its Representatives reasonable access, during regular business hours and at agreed-upon times, at Buyer’s sole cost and expense, to Seller’s personnel, properties pertaining to Purchased Assets and the Assumed Liabilities; provided, that such access shall not unreasonably interfere with Seller’s business and operations.
          6.2 Conduct of the Business.
          (a) From the Execution Date through the First Closing Date, except as expressly permitted by this Agreement or as set forth on Schedule 6.2(a) of the Seller Disclosure Letter, Seller shall conduct its business only in the ordinary course of business consistent with past practice (including, with respect to Products, research and development efforts, advertising, manufacturing and inventory levels thereof) and use commercially reasonable efforts to keep intact the Purchased Assets and the Business, and preserve the relationships of the Business with customers, suppliers, licensors, licensees, distributors, sales personnel, regulatory authorities and other Persons, in each case, who are material to the Business. Without limiting the generality of the foregoing, from the Execution Date to the First Closing Date, Seller shall:

          (i) use Commercially Reasonable Efforts to keep in full force and effect, without amendment, all material rights relating to the Business, except those that expire in accordance with their terms;
          (ii) use commercially reasonable efforts to comply in all material respects with all requirements of Law and contractual obligations, in each case applicable to the operation of the Business;
          (iii) maintain all Books and Records related to the Business in accordance with past practice;
          (iv) not fail to maintain its existing insurance coverage to the extent relating to the Business in all material respects in effect as of the Execution Date; and
          (v) confer with Buyer prior to (A) effecting any material personnel changes that would affect Development of the Products, (B) amending the Prochieve PTB Development Plan or otherwise making any material decision with respect to Development of the Products, or (C) entering into any discussions with, or making any commitments to, any Regulatory Authority with respect to the Products or the Business.
          (b) Without limiting the generality of the lead-in paragraph of Section 6.2(a), and except as set forth in Schedule 6.2(b) of the Seller Disclosure Letter or as otherwise expressly permitted by the terms of this Agreement, from the Execution Date to the First Closing Date, without the prior written consent of Buyer (which shall not be unreasonably withheld or delayed), Seller shall not:
          (i) declare, set aside or pay any dividend or distribution or other capital return in respect of any shares of capital stock of Seller, except with respect to Preferred Stock to the extent required by the terms thereof, or redeem, purchase or acquire any shares of capital stock of Seller other than Preferred Stock to the extent required by the terms thereof, in connection with any existing Seller equity plans or in the ordinary course of business consistent with past practice;
          (ii) subject any Purchased Assets to any material Encumbrances, other than Encumbrances set forth on Schedule 4.4(a) of the Seller Disclosure Letter;
          (iii) sell, transfer, lease, sublease, license or otherwise dispose of or grant any option or rights in, to or under any Purchased Assets;
          (iv) enter into any Material Contract primarily relating to the Products or terminate (other than in accordance with its terms), extend or amend any such Material Contract;
          (v) abandon, terminate or materially alter the administration of any Development activities relating to any Product (other than for safety concerns or in accordance with the terms of existing agreements with respect to such clinical trials) or terminate or materially alter Seller’s support of clinical trials sponsored by clinical investigators with respect to any Product;

          (vi) abandon, terminate or materially reduce its marketing activities (including expenditures for promotional activities and sales force activity) for any Product or materially change the size of, or its business relationship with, the sales force for Prochieve;
          (vii) commence, sponsor or commit to participate in any clinical trials or investigator sponsored trials with respect to any Product or provide any clinical grants with respect to any Product;
          (viii) commit to comply with any obligations imposed by a Regulatory Authority with respect to any Product;
          (ix) abandon any patents or patent filings or any litigation seeking to enforce Seller’s interest in any Intellectual Property of Seller that is a Purchased Asset or Excluded Asset that would (if not abandoned) be licensed to Buyer under the terms of the License Agreement, other than in the ordinary course of business consistent with past practice;
          (x) to the extent that doing so would relate to the Purchased Assets or the Business and would have a material effect on the Purchased Assets or the Business after the applicable Closing Date, make any election or change to any election with respect to Taxes, adopt or change any accounting method with respect to Taxes, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, settle or compromise on any claim, notice, audit report or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes, change any annual Tax accounting period, file any amended Tax Return, or surrender any right to claim a Tax refund; or
          (xi) agree, whether in writing or otherwise, to do any of the foregoing set forth in clauses (ii) through (x) above.
          (c) From the Execution Date to the First Closing Date, except as expressly permitted by this Agreement, each Party shall not, without the prior written consent of the other Party, take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Purchased Assets set forth in Article VII not being satisfied.
          6.3 [Omitted.]
          6.4 Proxy Statement; Seller Stockholders’ Meeting.
          (a) Proxy Statement. As promptly as practicable after the Execution Date, unless this Agreement is terminated pursuant to Article IX, Seller shall prepare and file with the SEC a proxy statement relating to the Seller Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”); provided, that Seller shall not file the Proxy Statement with the SEC later than March 19, 2010 without the consent of Buyer, such consent not to be unreasonably withheld. Seller, after consultation with Buyer, will use commercially reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement as promptly as practicable following receipt of the same. Buyer shall furnish all information as Seller may reasonably request in connection with such actions and the preparation of the Proxy Statement. Subject to Section 6.5, as promptly as practicable after the clearance of the Proxy Statement by the SEC, Seller shall mail the Proxy Statement to its stockholders. Subject to Section 6.5, the Proxy Statement shall include the Seller Board Recommendation. Seller will advise Buyer, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Seller Stockholders’ Meeting, any event or circumstance relating to Buyer, or its officers or directors, should be discovered by Buyer which should be set forth in an amendment or a supplement to the Proxy Statement, Buyer shall promptly inform Seller. If at any time prior to the Seller Stockholders’ Meeting, any event or circumstance relating to Seller or any Subsidiary of Seller, or their respective officers or directors, should be discovered by Seller which should be set forth in an amendment or a supplement to the Proxy Statement, Seller shall promptly inform Buyer. All documents that Seller is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Laws and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) Information Supplied. None of the written information supplied or to be supplied by Buyer or any of its Affiliates, directors, officers, employees, agents or Representatives expressly for inclusion or incorporation by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to Seller’s stockholders and at the time of Seller Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Buyer is responsible for filing with the SEC in connection with the Transactions will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the written information supplied or to be supplied by Seller or any of its Subsidiaries or Representatives expressly for inclusion or incorporation by reference in any document to be filed by Buyer with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are filed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (c) Seller Stockholders’ Meeting. Seller shall call and hold a meeting of its stockholders (the “Seller Stockholders’ Meeting”) as promptly as practicable following the date on which the Proxy Statement is cleared by the SEC for the purpose of obtaining the Required Seller Stockholders Vote. Except as permitted by Section 6.5, the Proxy Statement shall include the Seller Board Recommendation.

          (d) No Restriction. Nothing in this Section 6.4 shall be deemed to prevent Seller or the board of directors of Seller from taking any action they are permitted or required to take under, and in compliance with, Section 6.5 or are required to take under applicable Law.
          6.5 No Solicitation; Acquisition Proposals.
          (a) From the Execution Date until the First Closing Date or, if earlier, the termination of this Agreement pursuant to Article IX, Seller shall not, and shall cause its Subsidiaries not to, and shall use commercially reasonable efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly or intentionally facilitate any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal or any proposal that would reasonably be expected to lead to any Acquisition Proposal, (ii) furnish to any Person any non-public information relating to Seller or any of its Subsidiaries in connection with an Acquisition Proposal (except to the extent specifically permitted pursuant to Section 6.5(b)), (iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, except to notify such Person as to the existence of the provisions of this Agreement or to the extent specifically permitted pursuant to Section 6.5(b), (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 6.5(d)), or (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby (except for confidentiality agreements specifically permitted pursuant to Section 6.5(b)). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Seller or any Subsidiary of Seller shall be a breach of this Section 6.5(a) by Seller. On the Execution Date, subject to Section 6.5(b) Seller shall, and shall cause each of its Subsidiaries to, immediately cease and use commercially reasonable efforts to cause its Representatives to terminate any solicitation, discussion or negotiation with any Persons conducted by Seller or its Subsidiaries or any of their Representatives prior to the Execution Date with respect to any Acquisition Proposal.
          (b) Notwithstanding anything to the contrary contained in Section 6.5(a), if at any time following the Execution Date and prior to the earlier of obtaining the Required Seller Stockholder Vote and the termination of this Agreement pursuant to Article IX (i) Seller has fully complied with its obligations in Section 6.5(a) and has received an Acquisition Proposal from any Person or “group” (as determined under Section 13(d)(3) of the Exchange Act) that the board of directors of Seller believes in good faith to be bona fide, and (ii) the board of directors of Seller determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or may reasonably be expected to result in a Superior Proposal, then Seller may (A) furnish information (including non-public information) with respect to Seller and its Subsidiaries to the Person or group making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person or group making such Acquisition Proposal regarding such Acquisition Proposal; provided, that Seller (x) will not, and will not allow its Subsidiaries to (and will use commercially reasonable efforts to cause its Representatives not to), disclose any non-public information to such Person or group without first entering or having entered into a confidentiality agreement with such Person or group that is at least as restrictive on such Person or group as the Confidentiality Agreement is on Buyer and (y) will promptly provide to Buyer any material non-public information concerning Seller or its

Subsidiaries provided by Seller to such other Person or group which was not previously made available to Buyer, except to the extent restricted by applicable Laws.
          (c) From and after the Execution Date, Seller shall promptly (within 48 hours of, or the next Business Day immediately following, if later) notify Buyer in the event that any of Seller, its Subsidiaries or its Representatives receives any Acquisition Proposal or written indication by any Person or group that it is considering making an Acquisition Proposal and shall disclose to Buyer the identity of the other Person making such Acquisition Proposal. Seller shall keep Buyer informed (orally and in writing) on a current basis of the occurrence of any material changes or developments of the status of any such Acquisition Proposal or written indication (including the material terms and conditions thereof and of any material modification thereto), and any material developments related thereto.
          (d) Notwithstanding anything to the contrary contained in Section 6.5(a), the board of directors of Seller may, at any time prior to obtaining the Required Seller Stockholder Vote, withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Buyer, the Seller Board Recommendation and/or endorse or recommend to Seller’s stockholders any Superior Proposal (a “Change of Board Recommendation”) if, but only if, (A) the board of directors of Seller concludes in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary obligations under applicable Law and (B) in the case of any Superior Proposal, Seller has given Buyer five (5) Business Days prior written notice that the board of directors intends to make a Change of Board Recommendation (the “Superior Proposal Notice”) and for a period of not less than five (5) Business Days after Buyer’s receipt of such Superior Proposal Notice, Seller shall, if requested by Buyer, negotiate in good faith with Buyer to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal (a “Former Superior Proposal”). The terms and conditions of this Section 6.5 shall again apply to any inquiry or proposal made by any Person who withdraws a Superior Proposal or who made a Former Superior Proposal (after withdrawal or after such time as their proposal is a Former Superior Proposal). Seller may, if it receives an Acquisition Proposal, delay the mailing of the Proxy Statement and/or the holding of the Seller Stockholders’ Meeting, in each case to provide a reasonable opportunity for the board of directors of Seller to consider such Acquisition Proposal and to determine the effect of the same, if any, on the Seller Board Recommendation. Except as permitted by this Section 6.5, the Proxy Statement shall include the Seller Board Recommendation.
          (e) Nothing contained in this Agreement shall prohibit the board of directors of Seller from disclosing the fact that the board of directors of Seller has received an Acquisition Proposal and the terms of such Acquisition Proposal, if the board of directors of Seller determines, after consultation with its outside legal counsel, that (i) failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law or (ii) Seller is otherwise required to make such disclosure.
          (f) For purposes of this Agreement, (i) “Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of any Purchased Assets or at least twenty-five percent (25%) of the assets of, or equity interest in, Seller and its Subsidiaries, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, in each case other than the Transactions, and (ii) “Superior Proposal” means any bona fide Acquisition Proposal made by a Person or group (except that references in the definition thereof to “at least twenty-five percent (25%) of the assets of, or equity interest in, Seller and its Subsidiaries, taken as a whole,” shall be replaced by “more than fifty percent (50%) of the assets of, or equity interests in, Seller and its Subsidiaries, taken as a whole”), in each case other than the Transactions, made in writing that the board of directors of Seller has determined in its good faith judgment (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is more favorable to Seller and/or Seller’s stockholders than the Transactions. Notwithstanding anything to the contrary contained herein, in no event shall any acquisition by any Person or group from Seller at any time after the termination of this Agreement of any equity “securities” (as defined in Section 2(a)(1) of the Securities Act) of Seller constitute an Acquisition Proposal or a Superior Proposal if the board of directors of Seller shall in good faith determine that such acquisition is made in connection with a bona fide financing or capital raising arrangement (an “Equity Financing”), nor shall any agreement entered into by any Person or group with Seller after the termination of this Agreement in connection with or relating to an Equity Financing constitute an Acquisition Proposal or a Superior Proposal.
          (g) Notwithstanding anything to the contrary contained in this Agreement, the obligation of Seller to call, give notice of, convene and hold the Seller Stockholders’ Meeting and to hold a vote of Seller’s stockholders on the asset sale contemplated by this Agreement and the Charter Amendment shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal), or by any Change of Board Recommendation. Seller agrees that it shall not submit to the vote of its stockholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.
          6.6 Transition Activities. Between the Execution Date and the First Closing Date, Seller shall promptly furnish Buyer with such reasonable sample quantities of any Promotional Materials that Seller may have utilized in connection with Products during the three (3) month period prior to the Execution Date, for use by Buyer in preparing its own Promotional Materials. All costs and expenses incurred by Buyer with respect to creating any Promotional Materials shall be borne by Buyer.
          6.7 Trade Inventory. Between the Execution Date and the First Closing, Seller shall use Commercially Reasonable Efforts to distribute Products to its wholesalers and other customers in quantities such that the volume of Products in the marketplace (including such amounts held by distributors, wholesalers, retailers and customers) remains at levels consistent with the levels established during the two (2) years preceding the Execution Date.
          6.8 Cooperation Regarding Financial Statements; etc. In the event that Buyer is required to include any audited financial statements with respect to the Business in any filing to be made by Buyer under the Securities Act or Exchange Act, with respect to or as a result of the transactions contemplated by this Agreement, Seller shall (i) use commercially reasonable efforts to provide Buyer with the financial statements and other information and documents pertaining to the Business that Buyer will be required by applicable rules and regulations of the SEC to include in its filings and (ii) use commercially reasonable efforts to cause the independent auditors for Seller to promptly deliver such information and provide access to files and work papers in connection therewith as Buyer may reasonably request. Buyer shall reimburse Seller for any reasonable out of pocket costs incurred by Seller in connection therewith.
          6.9 Notifications; Updated Schedules. Between the Execution Date and the First Closing Date:
          (a) Seller, on the one hand, and Buyer, on the other hand, shall promptly notify the other Party in writing of any fact, change, condition, matter, circumstance, claim, event or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied;
          (b) Seller shall give prompt notice to Buyer of (i) the existence, occurrence or non-occurrence of any fact, change, condition, matter, circumstance, claim or event the existence, occurrence or non-occurrence of which would cause the representations or warranties of Seller contained in Article IV to be untrue or inaccurate in any material respect at or prior to the First Closing Date and (ii) any material failure of Seller to perform, comply with or satisfy any covenant, condition or agreement to be performed, complied with or satisfied by it hereunder. With respect to a notice contemplated by clause (i) of the first sentence of this paragraph (b) if the notice expressly acknowledges that the facts, changes, conditions, matters, circumstances claims and/or events (occurrence or nonoccurrence of which) described therein occurred after the Execution Date and would give rise to the failure of a condition in favor of Buyer set forth in Article VII (a “MAE Notice”) the Schedules included in the Seller Disclosure Letter hereto shall be deemed to include the information contained in any such MAE Notice (other than for purposes of Articles VII and IX) and no claim may be made by any Buyer Indemnitee (including under Article X hereof) for Losses hereunder with respect to any of the facts, changes, conditions, matters, circumstances, claims or other events (or the existence, occurrence or nonoccurrence thereof) described in any such MAE Notice. A notice contemplated by clause (i) (other than a MAE Notice) or clause (ii) of the first sentence of this paragraph (b) shall not be deemed to update the Schedules included in the Seller Disclosure Letter or adversely affect Buyer’s rights under this Agreement, including for the purposes of Buyer’s rights under Articles VII, IX and X of this Agreement.
          (c) Seller may, by delivery to Buyer, update the Schedules to correct typographical or immaterial errors and, upon Buyer’s written approval, any such updated Schedule shall replace the corresponding Schedule delivered by Seller in connection with the execution of this Agreement.
          6.10 Further Assurances; Further Documents.
          (a) Each of the Parties shall use its commercially reasonable efforts, in the most expeditious manner practicable, (i) to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VII, as applicable to each of them, (ii) to cause the Transactions to be consummated and (iii) without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to consummate the Transactions.
          (b) Each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, at the request of another Party, take all actions such other Party may reasonably request to transfer the Purchased Assets and the Assumed Liabilities on the terms and conditions of this Agreement in connection with the consummation of the Transactions.
          (c) Each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, at the request of another Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the consummation of the Transactions.
          6.11 Listing. Seller shall use commercially reasonable efforts to cause the Shares to be listed on the Exchange, or upon such other primary exchange on which the Common Stock is then listed, upon their issuance if the Common Stock is listed upon any such exchange as of the First Closing Date.
          6.12 Ownership Cap. From the Execution Date until the First Closing Date and after giving effect to the consummation of the Transactions, subject to Seller’s compliance with Section 6.2(b)(i), Buyer shall not and shall cause parent not to (i) “beneficially own” (as determined under Rule 13d-3 under the Exchange Act) 19.9% or more of the shares of Common Stock and/or (ii) possess 19.9% or more of the voting power of Seller.
ARTICLE VII.
CONDITIONS TO CLOSING
          7.1 Conditions Precedent to Obligations of Buyer and Seller at the First Closing. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement to be consummated on the First Closing Date are subject to the satisfaction or waiver (jointly by Buyer and Seller) at or prior to the First Closing Date of each of the following conditions:
          (a) Order. No Regulatory Authority of competent jurisdiction shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions which are contemplated by this Agreement to be consummated on the First Closing Date.
          (b) Stockholder Approval. The Required Seller Stockholders Vote shall have been obtained.
          (c) Charter Amendment. The Charter Amendment shall have been filed with the Secretary of State of the State of Delaware.

          7.2 Conditions Precedent to Buyer’s Obligations at the First Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement to be consummated on the First Closing Date is subject to the satisfaction at or prior to the First Closing Date of each of the following additional conditions, any one or more of which may be waived by Buyer in its sole discretion in writing:
          (a) Representations and Warranties. Each of the representations and warranties of Seller contained in Article IV, shall be true and correct as of the Execution Date and as of the First Closing Date as though made on and as of the First Closing Date (unless any such representation or warranty expressly relates to a particular date, in which case such representation or warranty shall be true and correct only as of such date) except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be expected to have a Material Adverse Effect. Buyer shall have received a certificate as to satisfaction of the conditions set forth in this Section 7.2(a) dated as of the First Closing Date and executed by a duly authorized officer of Seller.
          (b) Performance. Seller shall have performed and complied in all material respects with each of the covenants, agreements and obligations Seller is required to perform, at or prior to the First Closing Date, under this Agreement.
          (c) Deliveries/Actions. Seller shall have made or caused to be made each of the deliveries required to be made, and take each the actions required to be taken, by Seller under Section 3.2(a).
          (d) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the Execution Date.
          (e) Establishment of Development Bank Account. Seller shall have established the Development Bank Account in accordance with Section 8.7(c).
          7.3 Conditions Precedent to Seller’s Obligations at the First Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement to be consummated on the First Closing Date is subject to the satisfaction on or prior to the First Closing Date of each of the following additional conditions, any one or more of which may be waived by Seller in its sole discretion in writing:
          (a) Representations and Warranties. Each of the representations and warranties of Buyer contained in Article V shall be true and correct in all material respects, as of the Execution Date and as of the First Closing Date as though made on and as of the First Closing Date (unless any such representation or warranty expressly relates to a particular date, in which case such representation or warranty shall be true and correct only as of such date), except where the failure of any representation or warranty to be true and correct would not prevent or materially delay the consummation of the Transactions. Seller shall have received a certificate as to satisfaction of the conditions set forth in this Section 7.3(a) dated as of the First Closing Date and executed by a duly authorized officer of Buyer.

          (b) Performance. Buyer shall have performed and complied in all material respects with each of the covenants, agreements and obligations Buyer is required to perform at or prior to the First Closing Date under this Agreement.
          (c) Deliveries/Actions. Buyer shall have made or caused to be made each of the deliveries required to be made, and take each the actions required to be taken, by Buyer under Section 3.2(b).
          7.4 Conditions Precedent to Obligations of Buyer and Seller at the Second Closing. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement to be consummated on the Second Closing Date are subject to the satisfaction or waiver (jointly by Buyer and Seller) at or prior to the Second Closing Date of each of the following conditions:
          (a) PTB US Development. Completion of PTB US Development shall have occurred.
          (b) Order. No Regulatory Authority of competent jurisdiction shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions which are contemplated by this Agreement to be consummated on the Second Closing Date.
          (c) First Closing. The First Closing shall have occurred.
          7.5 Conditions Precedent to Buyer’s Obligations to the Second Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement to be consummated on the Second Closing Date are subject to the Seller making each of the deliveries required to be made, and take each the actions required to be taken, by Seller under Section 3.3(a) each of which may be waived in Buyer’s sole discretion in writing.
          7.6 Conditions Precedent to Seller’s Obligations to the Second Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement to be consummated on the Second Closing Date are subject to Buyer making each of the deliveries required to be made, and take each the actions required to be taken, by Buyer under Section 3.3(b) each of which may be waived in Seller’s sole discretion in writing.
ARTICLE VIII.
ADDITIONAL COVENANTS
          8.1 Confidentiality; Publicity.
          (a) The terms of the Confidentiality Agreement shall apply to any information provided by Seller to Buyer pursuant to this Agreement.
          (b) The Parties jointly agree that no public release or announcement concerning the Transactions shall be issued by either of them without the prior written consent of the other (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United

States securities exchange or Regulatory Authority to which the relevant Party is subject or submits, wherever situated, in which case the Party required to make the release or announcement shall use its reasonable commercial efforts to allow, if reasonably practical, the other Party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the Party required to make such disclosure.
          8.2 Use of Trade or Service Marks; Name Change. Other than as expressly provided in this Agreement and/or the Other Agreements, Buyer shall not use or permit any of its Affiliates or distributors to use any of Seller’s corporate marks, trademarks or service marks or names now or hereafter owned or used by Seller.
          8.3 Notification of Customers. Promptly after the First Closing Date, Buyer and Seller shall jointly notify all customers set forth on Schedule 8.3 of the Seller Disclosure Letter of the transfer to Buyer of the Purchased Assets and Assumed Liabilities (in each case, to the extent transferred on the First Closing Date), and that all purchase orders for Products submitted after the First Closing Date should be sent to Buyer at the address of Buyer set forth in Section 11.4.
          8.4 Products Returns, Rebate Charges and Wholesaler Charges.
          (a) NDC Numbers. Following the First Closing Date, Buyer shall register with FDA to obtain its own NDC numbers with respect to Products and shall use commercially reasonable efforts to have in place as soon as reasonably practicable all resources such that sales can be accomplished under the NDC numbers of Buyer. Thereafter, Buyer shall use, or cause to be used, its new NDC numbers on all invoices, orders, drug labels and labeling and other communications with all customers and Regulatory Authorities.
          (b) Products Returns. Buyer shall be responsible for processing, or causing to be processed, all Product returns requested on or after the First Closing Date, including any returns of Products sold by Seller prior to the First Closing Date. Seller shall be responsible for refunds owed with respect to Products sold prior to the First Closing Date; provided, however, if Buyer and Seller sell Product from the same lot, then Buyer and Seller shall be responsible for Products sold from such lot in proportion to their pro-rata sales of Products from such lot. (For example, if Seller sold 80% of a lot prior to the First Closing Date and Buyer sells the remaining 20% of the lot after the First Closing Date, then Seller shall be responsible for 80% of the refunds owed with respect to Products sold from such lot.) Buyer shall destroy, or cause to be destroyed, all such returned Products in a manner consistent with applicable Law.
          (c) Rebate Charges. Buyer shall be responsible for processing, or causing to be processed, all Rebate Charges requested on or after the First Closing Date, including with respect to any Products sold by Seller prior to the First Closing Date. Seller shall be responsible for Rebate Charges for Products sold prior to the First Closing Date; provided, however, if Buyer and Seller sell Product from the same lot, then Buyer and Seller shall be Rebate Charges for Products sold from such lot in proportion to their pro-rata sales of Products from such lot.

          (d) Wholesaler Charges. Buyer shall be responsible for processing, or causing to be processed, all Wholesaler Charges requested on or after the First Closing Date, including with respect to any Products sold by Seller prior to the First Closing Date.
          (e) Notices. Buyer and Seller shall agree upon an appropriate notice with respect to the transfer of Rebate Charge and Wholesaler Charge submissions to Buyer after the First Closing Date.
          8.5 Regulatory Matters.
          (a) Until the First Closing Date, Seller shall be solely responsible for (i) taking all actions, paying all fees and conducting all communication with the appropriate Regulatory Authority required by Law in respect of Regulatory Approvals, including preparing and filing all reports (including adverse drug experience reports, product deviation reports, annual reports, with the appropriate Regulatory Authority), (ii) submitting all applications for marketing authorizations of new drugs, where such authorizations have not yet been granted, and variation of existing authorizations, and (iii) investigating all complaints and adverse drug experiences with respect to Products sold pursuant to such Regulatory Approvals.
          (b) Until the Second Closing Date, Seller shall be solely responsible for (i) taking all actions, paying all fees and conducting all communication with the appropriate Regulatory Authority required by Law in respect of Regulatory Approvals solely for the PTB Indication, including preparing and filing all reports (including adverse drug experience reports, product deviation reports, annual reports, with the appropriate Regulatory Authority), (ii) submitting all applications for marketing authorizations of new drugs solely for the PTB Indication, where such authorizations have not yet been granted, and variation of existing authorizations, and (iii) investigating all complaints and adverse drug experiences with respect to Products sold pursuant to such Regulatory Approvals. The costs incurred by Seller for activities pursuant to this Section 8.5(b) shall constitute Development Costs of Seller subject to the Seller Development Costs Cap.
          (c) From and after the First Closing, Buyer, at its cost shall be solely responsible for taking all actions and conducting all communication with third parties with respect to Products sold pursuant to such Regulatory Approvals (whether sold before or after transfer of such Regulatory Approval), including responding to all complaints in respect thereof, including complaints related to tampering, contamination, or counterfeiting.
          (d) Seller shall provide Buyer with such data as is reasonably necessary to comply with Buyer’s reporting obligations for Best Price (as defined at 42 U.S.C. § 1396r-8(c)(1)(C)), Average Manufacturers Price (as defined at 42 U.S.C. § 1396r-8(k)(1)) and Average Sales Price (as defined at 42 U.S.C. § 1395w-3(a)(c)) for such period as is reasonably necessary, not to exceed one (1) year after the First Closing Date.
          (e) From and after the First Closing Date, Buyer promptly (and in any event within the time periods required by Law) shall notify Seller within three (3) Business Days if Buyer receives a complaint or a report of an adverse drug experience with respect to Products. In addition, Buyer shall cooperate with Seller’s reasonable requests and use Commercially

Reasonable Efforts to assist Seller in connection with the investigation of and response to any complaint or adverse drug experience related to Products sold by Buyer.
          (f) From and after the First Closing Date, Buyer shall be responsible for (i) conducting all voluntary and mandatory recalls of units of Products sold pursuant to such Regulatory Approvals (whether sold before or after transfer of such Regulatory Approval), including recalls required by any Regulatory Authority and recalls of units of Products sold by Seller deemed necessary by Seller in its reasonable discretion, (ii) conducting all communications and submitting all required reports to any Regulatory Authority concerning the recalls and (iii) notifying customers and consumers about the recalls. Seller promptly shall notify Buyer in the event that a recall of Products sold by Seller is necessary. Seller shall be responsible for all costs associated with recalls of Products sold prior to First Closing Date; provided, however, if Buyer and Seller sell Product from the same lot, then Buyer and Seller shall be responsible for the cost of recalls of Products sold from such lot in proportion to their pro-rata sales of Products from such lot.
          (g) Seller and Buyer each agree to promptly prepare and file whatever filings, requests or applications are required or deemed advisable to be filed with any Regulatory Authority in connection with the Transactions and transfer and assumption of the Regulatory Approvals and to cooperate with one another as reasonably necessary to accomplish the foregoing.
          8.6 Tax Matters.
          (a) All Transfer Taxes shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Any Tax Return that must be filed in connection with Transfer Taxes shall be duly prepared and timely filed by the Party primarily or customarily responsible under applicable local Law for filing such Tax Return (the “Filing Party”), and such Filing Party will use commercially reasonable efforts to provide such Tax Return to the other Party at least ten (10) Business Days prior to the date such Tax Return is due to be filed. The Parties agree to use their commercially reasonable efforts to resolve any disagreements over such Tax Return as promptly as possible. The non-Filing Party shall furnish its fifty percent (50%) share of such Transfer Taxes to the Filing Party no later than the later of (x) five (5) Business Days after such Tax Returns have been provided by the Filing Party or (y) two (2) Business Days prior to such filing. The Filing Party shall provide the non-Filing Party with evidence reasonably satisfactory to the non-Filing Party that such Transfer Taxes have been paid by the Filing Party.
          (b) Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least seven (7) years following the applicable Closing Date.

          (c) Seller shall be responsible for and shall promptly pay when due (x) all Property Taxes levied with respect to the First Closing Date Purchased Assets attributable to the Pre-Closing Tax Period and (y) all Property Taxes levied with respect to the Second Closing Date Purchased Assets attributable to the Second Pre-Closing Tax Period, and Buyer shall be responsible for and shall promptly pay when due (x) all Property Taxes levied with respect to the First Closing Date Purchased Assets attributable to the Post-Closing Tax Period and (y) all Property Taxes levied with respect to the Second Closing Date Purchased Assets attributable to the Second Post-Closing Tax Period. All Property Taxes levied with respect to the Purchased Assets for the First Closing Straddle Period or the Second Closing Straddle Period (as the case may be) shall be apportioned between Buyer and Seller based on the number of days of such Straddle Period included in the Pre-Closing Tax Period or the Second Pre-Closing Tax Period (as the case may be) and the number of days of such Straddle Period included in the Post-Closing Tax Period or the Second Pre-Closing Tax Period (as the case may be). Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the relevant Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the relevant Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Buyer or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.6(c) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 8.6(c), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.
          (d) Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to an Encumbrance on the Purchased Assets. Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation Schedule.
          (e) Buyer and Seller shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Purchased Assets or the Allocation Schedule. To the extent there arise any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to the Purchased Assets for a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”) and Seller acknowledges in writing to Buyer that Seller shall be obligated to pay in full any Liability that results from a Tax Matter under the terms of its indemnity under this Agreement (a “Complete Indemnity Obligation”), then Seller shall be entitled, if it so elects at its own cost, risk and expense, by written notice to Buyer within ten (10) Business Days of the institution thereof, to take sole control of the conduct of such Tax Matter, including any settlement or compromise thereof, provided, however, that Seller shall keep Buyer reasonably informed of the progress of any such Tax Matter and shall not effect any such settlement or compromise of such Tax Matter which would result in a material adverse Tax consequence to Buyer without obtaining Buyer’s prior written consent thereto, which shall not be unreasonably withheld or delayed; and, provided, further, that to the extent Seller would not have a Complete Indemnity Obligation to Buyer hereunder in respect of any Tax Matter, Seller and Buyer shall each be entitled to exercise joint control of the conduct of such Tax Matter with the other Party, with each bearing its own costs and expenses. In the event of any conflict or overlap between the provisions of this Section 8.6(e) and Section 10.6 (relating to indemnification procedures), the provisions of this Section 8.6(e) shall control.
          (f) Seller and Buyer hereby waive compliance with any “bulk sales” Laws (including Laws relating to obtaining Tax clearance certificates and any requirement to withhold any amount from payment of the Purchase Price or Post-Closing Payments) applicable to the sale to Buyer of the Purchased Assets by Seller.
          8.7 Development.
          (a) Development Generally; Development Plan.
          (i) The Parties’ respective responsibilities for the Development of the Products shall be set forth in the Development Plan, subject to this Section 8.7 and the other provisions of this Agreement. All Development activities after the First Closing Date will be overseen and supervised by the Joint Development Committee.
          (ii) The Parties will establish and, from and after the First Closing Date, actively maintain and update a Development plan for the Development of Products (the “Development Plan”), including a Development budget therefor (the “Development Budget”). The Development Plan will include a Development plan for the Development by Seller of Prochieve for the PTB Indication (the “Prochieve PTB Development Plan”). The initial Prochieve PTB Development Plan is attached hereto as Schedule 8.7 of the Seller Disclosure Letter. In addition to the Prochieve PTB Development Plan, the Development Plan shall include detailed plans and timelines for the Development of Next Generation Products after the First Closing Date through to the projected date of Regulatory Approval in each Major Territory of a Next Generation Product for the PTB Indication. Buyer shall prepare and the Joint Development Committee shall approve a full Development Plan, as described in this Section 8.7(a)(ii) within sixty (60) days of the First Closing Date. The Development Plan and Development Budget may be updated from time to time after First Closing Date by the Joint Development Committee in accordance with Section 8.9.
          (b) Development of Prochieve for the PTB Indication.
          (i) From and after the First Closing Date until the Second Closing Date, Seller will be responsible for Product Development activities related to Prochieve for the PTB Indication as set forth in the Prochieve PTB Development Plan, including the conduct of the PREGNANT Study. Seller shall use Commercially Reasonable Efforts to retain its employees who are responsible for, or tasked with, achievement of Regulatory Approval for a PTB Product (the “PTB Product Team”) until the Second Closing Date. If, due to the departure of one or more employees of Seller, the capabilities of the PTB Product Team are materially adversely impacted prior to the Second Closing Date, Seller shall use Commercially Reasonable Efforts promptly to replace any such employee(s). All Development Costs in connection with such Product Development activities incurred by or on behalf of Seller from and after the First Closing Date will be borne by Seller; provided, that notwithstanding any other provision hereof or in the Other Agreements and notwithstanding any amendments or updates to the Development Plan, Seller shall be required to bear no more than seven million Dollars ($7,000,000) in such Development Costs (the “Seller Development Costs Cap”) and provided, further, that, if Buyer requests an increase in the patient enrollment in the PREGNANT Study in excess of five hundred (500) patients, any costs related to such increase, in excess of what is contemplated in the Development Plan, shall be borne by Buyer. All Development Costs incurred by Seller and reasonably documented after January 1, 2010 shall count towards the Seller Development Costs Cap. All Development Costs in excess of the Seller Development Costs Cap will be borne by Buyer.
     (c) On the First Closing Date, Seller shall establish a separate bank account at a nationally recognized financial institution (the “Development Bank Account”) for the purpose of paying Development Costs. The initial balance of the Development Bank Account shall be equal to the excess of (A) the Seller Development Costs Cap minus (B) the amount of reasonably documented Development Costs incurred by Seller after January 1, 2010 through the First Closing Date. Seller shall provide to Buyer full access to review the balances in the Development Bank Account on a current basis during the Seller Expense Period. Until the earlier of the time that (x) Seller has fulfilled its responsibilities set forth in the Development Plan and Development Budget and (y) Seller has incurred an amount of Development Costs (including any reasonably documented Development Costs incurred by Seller after January 1, 2010 and prior to the First Closing Date) equal to the Seller Development Costs Cap (the “Seller Expense Period”), the funds in the Development Bank Account shall be used exclusively for the payment of Development Costs.
     (d) Lifecycle Management. The Parties’ Development activities hereunder include and the Development Plan will reflect an active and sustained program with respect to the lifecycle management of Products (including Development of a Next Generation Product as contemplated by Section 8.7(a)(ii)) under the supervision of the Joint Development Committee. Buyer will be responsible for all Development activities and Development costs associated therewith, provided, that any such activities may be allocated to Seller, at Buyer’s cost, with the mutual agreement of the Parties.
          (e) Seller Development Activities.
          (i) Seller shall use Commercially Reasonable Efforts to timely and diligently conduct all Seller Development Activities. All Seller Development Activities shall be conducted by Seller in accordance with the Development Plan.
          (ii) No less than five (5) Business Days prior to each scheduled meeting of the Joint Development Committee, Seller will provide the Buyer members of the Joint Development Committee with a written report on the status and progress of Seller Development Activities, which reports shall include information on progress versus plan, spend versus budget (quarterly), protocol deviations, notable safety and efficacy findings (including serious adverse events and events of interest from risk management perspective), inspection, audit findings, and summaries of all interactions, and copies of all correspondence, with Regulatory Authorities since the previous report.
          (iii) In addition, Seller shall make available to Buyer such information about Seller Development Activities as may be reasonably requested by Buyer from time to time.
          (iv) Buyer shall have the right to review any data generated by Seller during the conduct of Seller Development Activities, as may be reasonably requested by Buyer from time to time.
          (v) Seller shall promptly inform Buyer in writing about any unforeseen and/or material results, problems, difficulties or issues in connection with the Seller Development Activities or of which Seller is otherwise aware with respect to the Development of Products.
          (vi) Seller shall notify Buyer promptly upon scheduling, and provide Buyer with five (5) days notice, of any Regulatory Authority meetings with FDA or EMEA held by Seller or its Subsidiary for a Product, and Buyer, at its option, may attend such meetings.
          (f) Buyer Development Activities.
          (i) Buyer shall use Commercially Reasonable Efforts to timely and diligently conduct all Buyer Development Activities. Without limiting the foregoing, Buyer shall use Commercially Reasonable Efforts to achieve each of the Milestones set forth in Section 2.8(a) and (b) as soon as practicable, it being acknowledged that prior to the Second Closing Date, conduct of the PREGNANT Study and Development efforts with respect to the achievement of the PTB NDA Acceptance Milestone shall be Seller’s responsibility. All Buyer Development Activities shall be conducted by Buyer in accordance with the Development Plan.
          (ii) No less than five (5) Business Days prior to each scheduled meeting of the Joint Development Committee, Buyer will provide the Seller members of the Joint Development Committee with a written report on the status and progress of Buyer Development Activities, which reports shall include information on progress versus plan, spend versus budget (quarterly), protocol deviations, notable safety and efficacy findings (including serious adverse events and events of interest from risk management perspective), inspection, audit findings, and summaries of all interactions, and copies of all correspondence, with Regulatory Authorities since the previous report.
          (iii) In addition, Buyer shall make available to Seller such information about Buyer Development Activities as may be reasonably requested by Seller from time to time.

          (iv) Seller shall have the right to review any data generated by Buyer during the conduct of Buyer Development Activities, as may be reasonably requested by Seller from time to time.
          (v) Buyer shall promptly inform Seller in writing about any unforeseen material results, problems, difficulties or issues in connection with the Buyer Development Activities or of which Buyer is otherwise aware with respect to the Development of the Products.
          (vi) Buyer shall notify Seller promptly upon scheduling, and provide Seller with five (5) days notice, of any Regulatory Authority meetings with FDA or EMEA held by Buyer or its Affiliate for a Product, and Seller, at its option, may attend such meetings.
          (g) Development Costs Reporting and Payment. Each Party shall prepare and deliver to the other Party quarterly written reports in a form approved by the Joint Development Committee setting forth all Development Costs incurred in the performance of all Development activities, as set forth in this Agreement and the Development Plan in the applicable calendar quarter by such Party on an activity-by-activity basis. Such quarterly reports shall be submitted within thirty (30) days after the end of the relevant calendar quarter for review by the Joint Development Committee and Seller shall include in each such report an original invoice for Development Costs incurred by Seller or its Subsidiaries payable hereunder, and Buyer shall pay Seller all such amounts within thirty (30) days from the date of receipt by Buyer of the applicable invoice.
          (h) Compliance. Each Party agrees that in performing its Development obligations under this Agreement (a) it shall comply with all applicable current international regulatory standards, including cGMP, cGLP, cGCP and other rules, regulations and requirements and (b) it will not employ or use any person that has been debarred under Section 306(a) or 306(b) of the U.S. Federal Food, Drug and Cosmetic Act.
          (i) Regulatory.
          (i) The Joint Development Committee shall determine plans and strategies for seeking Regulatory Approvals for Products.
          (ii) The Party responsible for Development of a Product shall also be responsible for making all Regulatory Filings and seeking Regulatory Approval for such Product in the applicable jurisdiction(s) and be responsible for conducting all meetings with Regulatory Authorities in connection therewith (subject to Sections 8.7(e)(vi) and 8.7(f)(vi)).
          (iii) Buyer shall fully cooperate with and provide assistance to Seller in connection with filings to any Regulatory Authority relating to the Products, including by executing any required documents, providing access to personnel and providing such Party with copies of all reasonably required documentation.

          (iv) To the extent required, each Party shall grant or cause to be granted to the other and its Affiliates or sublicensees cross-reference rights to any relevant drug master files and other filings submitted by such Party or its Affiliates with any Regulatory Authority relevant to the Products. In countries where cross-reference rights are deemed insufficient, each Party shall assist the other in preparing and providing the relevant Regulatory Authorities with equivalent Regulatory Filings in order to enable such other Party to comply with its regulatory obligations and obtain the relevant Regulatory Approvals.
          (j) Joint Development Period. Notwithstanding the other provisions of this Section 8.7, Seller’s role in the Development of Products as contemplated by this Agreement, including its participation in the Joint Development Committee and its rights and obligations set forth in this Section 8.7 in relation thereto, shall terminate upon termination of the Joint Development Period; provided, that such termination shall not limit or restrict any rights or obligations of Buyer or Seller accrued prior to such termination.
          8.8 Commercialization.
          (a) Commercialization Generally. Subject to the other provisions of this Agreement, including the other provisions of this Section 8.8, Buyer shall be solely responsible to Commercialize the Products in the Territory from and after the First Closing Date. All Commercialization activities shall be conducted in accordance with the terms of this Agreement. Buyer shall use Commercially Reasonable Efforts to Commercialize Products in order to maximize Net Sales in the Territory during the Marketing Term.
          (b) Compliance with Laws. In connection with all Commercialization activities under this Agreement, Buyer and all of its sales representatives shall comply with all applicable rules, regulations and requirements, including the Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, April 2003, PDMA, state Laws and regulations governing the storage and distribution of pharmaceutical samples and aggregate spending on physician gifts, entertainment and expenses, the PhRMA Code, Section 1128B(b) of the Social Security Act, the AMA Guidelines on Gifts to Physicians from Industry, the Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, HIPAA and all other applicable Laws.
          (c) Promotional Materials. Buyer shall be responsible for developing and disseminating all promotional, advertising, communication and educational materials relating to the Commercialization of the Products hereunder.
          (d) Launch. Buyer shall or shall cause its Affiliates, agents, licensees, sublicensees or distributors to Launch the PTB Product in the United States within six (6) months after receipt of the PTB US Approval.
          (e) Potential Partners Ex-U.S. To the extent Buyer or any Affiliate thereof is not seeking Regulatory Approval or Commercializing any Royalty Products or PTB Royalty Products in a country outside the U.S. and has no current plans to do so, Seller shall be entitled to seek proposals from Third Parties to Develop and/or Commercialize Royalty Products and/or

PTB Royalty Products in such country. Prior to initiating efforts to identify or solicit proposals from Third Parties, Seller shall notify the Buyer of its intent to do so. In such event Buyer shall cooperate with Seller in such efforts, including providing Seller or any Third Party such information and data regarding the Product as may be reasonably requested by Seller or such Third Party, subject to such Third Party entering into a confidentiality agreement on terms approved in writing by Buyer (such approval not to be unreasonably withheld). Any proposals submitted by any such Third Party shall be reviewed and discussed by the Joint Commercialization Committee, provided that any decision whether or not to pursue any such proposals shall be subject to the approval of Buyer. For the avoidance of doubt, any activities of Seller contemplated by this Section 8.8(e) shall not constitute a breach of Section 8.11.
          8.9 Joint Development Committee.
          (a) Generally.
          (i) The Parties will establish a Joint Development Committee, composed of three (3) senior executives of Seller and three (3) senior executives of Buyer, two (2) of which will have responsibility for Development activities within the appointing Party’s organization. Prior to the First Closing Date, each Party will designate its initial members to serve on the Joint Development Committee and notify the other Party of the dates of availability for the first meeting of the Joint Development Committee. Each Party may replace its representatives on the Joint Development Committee on written notice to the other Party.
          (ii) The Joint Development Committee will oversee and supervise all Development activities for Products by the Parties pursuant to this Agreement. Without limiting the foregoing, the Joint Development Committee shall: (A) review the Development Plan and Development Budget no less frequently than once per calendar year and consider and approve any proposed amendments or updates thereto; (B) be responsible for monitoring and reviewing the activities of the Parties in connection with Development of Products under the Development Plan and assessing overall performance and compliance by the Parties with the Development Plan; (C) determine any matter within the Joint Development Committee’s responsibility delegated to any sub-committees established pursuant to Section 8.9(d) with respect to which such sub-committees have been unable to reach agreement; (D) perform any other activities related to the Development Plan as jointly requested by both Parties from time to time; (E) be solely responsible for approving any submission to the FDA of the PTB NDA or PTB Supplemental NDA; (F) be solely responsible for approving any amendments, modifications, supplements or updates to the PTB NDA or PTB Supplemental NDA; (G) be solely responsible for negotiating and accepting the PTB US Approval and (H) consider and act upon such other matters as specified in this Agreement.
          (b) Meetings of the Joint Development Committee.
          (i) The Joint Development Committee shall meet on a quarterly basis and at such other times as the Parties may agree, with at least thirty (30) days advance written notice to each Party. The first meeting of the Joint Development Committee shall be held as soon as reasonably practicable, but in no event later than thirty (30) days following the First Closing Date. Meetings shall be held face to face at such dates and places as are mutually agreed or by teleconference or videoconference should the members of the Joint Development Committee mutually decide. Unless otherwise agreed by the Parties, all in-person meetings of the Joint Development Committee shall be held on an alternating basis between Seller’s facility and Buyer’s facilities.
          (ii) Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend Joint Development Committee meetings, with the consent of the other Party (which shall not be unreasonably withheld); provided, that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Third Party will be subject to the prior approval of the other Party and must be bound by a confidentiality agreement acceptable to both Parties.
          (iii) Buyer shall appoint one (1) of its representatives on the Joint Development Committee to act as chairperson of the Joint Development Committee. The chairperson shall set agendas for Joint Development Committee meetings; provided that the agendas will include any reasonable matter requested by either Party. The chairperson shall be responsible for recording, preparing and, within a reasonable time, issuing minutes of each Joint Development Committee meeting, which draft minutes shall be subject to review and comment by the Parties.
          (iv) In order to have a quorum for the conduct of business at any Joint Development Committee meeting, at least one (1) representative of each Party must be present.
          (c) Decision Making.
          (i) Decisions of the Joint Development Committee shall be made by unanimous vote, with each Party’s representatives to the Joint Development Committee collectively having one vote. In the event of a disagreement among the Joint Development Committee with respect to a matter to be decided by the Joint Development Committee as specified herein, the matter shall be referred to the Senior Officers who shall attempt in good faith to resolve such disagreement. If they cannot resolve such issue within thirty (30) days of the matter being referred to them, then, subject to Section 8.9(c)(ii) below, the resolution and/or course of conduct shall (x) in the case of decisions made in respect of matters described in clauses (E) and (G) of the last sentence of Section 8.9(a)(ii), be determined by Buyer in its sole discretion and (y) in all other cases, be determined by Buyer in its reasonable discretion.
          (ii) Notwithstanding the foregoing, in no event shall Buyer in exercising its final decision-making authority described in Sections 8.9(c)(i) have the right:
     (A) to modify or amend the terms and conditions of this Agreement or to determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement; or

     (B) to approve or adopt any amendment, modification or update to the Development Plan or Development Budget or take any other action that would (A) unilaterally impose an obligation (financial or otherwise) on Seller beyond those expressly provided in this Agreement, (B) excuse Buyer from any of its obligations specifically enumerated under this Agreement, or (C) reduce the rights of Seller specifically enumerated under this Agreement.
          (d) Sub-Committees.
          (i) The Joint Development Committee may, at any time it deems necessary or appropriate, establish additional joint committees and delegate such of its responsibilities as it determines appropriate to such joint committees.
          (ii) In the event of a disagreement among the members of any such joint committee, the matter shall be referred to the Joint Development Committee for resolution pursuant to Section 8.9(c) above.
          8.10 Joint Commercialization Committee.
          (a) Generally.
          (i) The Parties will establish a Joint Commercialization Committee composed of one (1) representative of Seller and such number of representatives of Buyer as it shall determine, in its discretion. Prior to the First Closing Date, each Party will designate its initial members to serve on the Joint Commercialization Committee and notify the other Party of the dates of availability for the first meeting of the Joint Commercialization Committee. Each Party may replace its representatives on the Joint Commercialization Committee on written notice to the other Party.
          (ii) The Joint Commercialization Committee will provide a means for the exchange of information between the Parties regarding Commercialization activities for Products. Without limiting the foregoing, at each annual meeting of the Joint Commercialization Committee, the Committee shall review and discuss Buyer’s Commercialization activities with respect to Products during the prior year and review and discuss Buyer’s planned Commercialization activities for the next year. In furtherance thereof, at each annual meeting of the Joint Commercialization Committee, Buyer shall provide to Seller a Commercialization presentation covering sales forecasts and the annual marketing plan, including sales force allocations and activities. The Joint Commercialization Committee shall also review and discuss opportunities or proposals to grant any license, sublicense, distribution or marketing rights to any Third Party to Commercialize any Royalty Products or PTB Royalty Products in any country outside the U.S. from time to time, including as contemplated by Section 8.8(e).
          (b) Meetings of the Joint Commercialization Committee.
          (i) The Joint Commercialization Committee shall meet on an annual basis, from time to time at the request of Seller for the purpose contemplated by

Section 8.8(e), and at such other times as the Parties may agree, in each case, with at least thirty (30) days advance written notice to each Party. The first meeting of the Joint Commercialization Committee shall be held as soon as reasonably practicable, but in no event later than ninety (90) days following the First Closing Date. Meetings shall be held face to face at such dates and places as are mutually agreed or by teleconference or videoconference should the members of the Joint Commercialization Committee mutually decide. Unless otherwise agreed by the Parties, all in-person meetings of the Joint Commercialization Committee shall be held at an alternating basis between Seller’s facility and Buyer’ facilities.
          (ii) Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend Joint Commercialization Committee meetings in a non-voting capacity, with the consent of the other Party (which shall not be unreasonably withheld); provided, that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Third Party will be subject to the prior approval of the other Party and must be bound by a confidentiality agreement acceptable to both Parties.
          (c) Decision Making. The Joint Commercialization Committee shall have no decision-making authority and the Commercialization of the Products in the Territory from and after the First Closing Date shall be in accordance with Section 8.8 hereof.
          8.11 Covenant Not to Compete.
          (a) Seller understands that Buyer shall be entitled to protect and preserve the value of the Business following the First Closing Date to the extent permitted by Law and that Buyer would not have entered into this Agreement absent the provisions of this Section 8.11. During the Joint Development Period and for a period of two (2) years thereafter (the “Non-Compete Period”), Seller and its Subsidiaries, and any successor to all or substantially all of their assets, taken as a whole, shall not, directly or indirectly (1) engage in the manufacture, Development or Commercialization in the Territory (A) of Products containing Progesterone, or (B) any other products which are approved or being Developed for any pre-term birth indication ((i) and (ii), collectively, “Competing Activities”); or (2) engage in, own, manage, operate, advise, control or in any way participate in the ownership, management, operation, financing or control of any business engaged in Competing Activities (a “Competing Business”). The restrictions set forth in this Section 8.11 shall not be construed to preclude, prohibit or restrict (i) Seller, from performing its obligations under this Agreement or the Other Agreements; (ii) any investment by Seller or its Subsidiaries in any class of publicly traded debt or equity securities of any Competing Business so long as Seller does not hold at any time during such period more than five percent (5%) of such class of issued and outstanding voting securities of such publicly traded company, and so long as Seller does not otherwise exercise any management or control with respect to such Competing Business; or (iii) any activity set forth on Schedule 8.11.
          (b) If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or scope, the court is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each of the Parties acknowledges, however, that this Section 8.11 has been negotiated by the Parties and that the Territory and Non-Compete Period are reasonable in light of the circumstances pertaining to the Parties.
          (c) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article X and other remedies at law, if any, would be inadequate in the case of any breach of the covenants contained in this Section 8.11, and, accordingly, Buyer shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.
ARTICLE IX.
TERMINATION AND SURVIVAL
          9.1 Termination.
          (a) This Agreement may be terminated prior to the First Closing Date:
          (i) at any time before the First Closing Date by mutual written consent of Buyer and Seller;
          (ii) by either Party, by delivery of written notice of termination to the other, if the First Closing Date has not occurred on or before August 30, 2010 (the “Outside Date”); provided, that such failure is not due to the failure of the Party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement;
          (iii) by either Party, by delivery of written notice of termination to the other, if the Seller Stockholders’ Meeting is held and the Required Seller Stockholders Vote is not obtained at the Seller Stockholders’ Meeting (or at any adjournment thereof); or
          (iv) by either Party, by delivery of written notice of termination to the other, if any Regulatory Authority of competent jurisdiction shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable; provided that in order for either party to seek to terminate this Agreement pursuant to this Section 9.1(a)(iv), it must have used its commercially reasonable efforts to lift and rescind such order, decree, ruling or other action.
          (b) This Agreement may be terminated by Seller prior to the First Closing Date by delivery of a written notice of termination to Buyer, if:
          (i) (A) any representation or warranty of Buyer set forth in this Agreement shall have become untrue, (B) such misrepresentation is not capable of being cured prior to the Outside Date and (C) as a result of the preceding clauses (A) and (B), the condition set forth in Section 7.3(a) is not capable of being met; or

          (ii) (A) a material breach of any covenant or obligation in this Agreement has been committed by Buyer, (B) such breach has not been waived by Seller and such breach is not cured by Buyer within ten (10) days after written notice thereof is delivered by Seller to Buyer or is incapable of being cured by Buyer and (C) as a result of the preceding clauses (A) and (B), the condition set forth in Section 7.3(b) is not capable of being met.
          (c) This Agreement may be terminated by Buyer prior to the First Closing Date by delivery of a written notice of termination to Seller, if:
          (i) (A) any representation or warranty of Seller set forth in this Agreement shall have become untrue, (B) such misrepresentation is not capable of being cured prior to the Outside Date and (C) as a result of the preceding clauses (A) and (B), the condition set forth in Section 7.2(a) is not capable of being met;
          (ii) (A) a material breach of any covenant or obligation in this Agreement has been committed by Seller, (B) such breach has not been waived by Buyer and such breach is not cured by Seller within ten (10) days after written notice thereof is delivered by Buyer to Seller or is incapable of being cured by Seller and (C) as a result of the preceding clauses (A) and (B), the condition set forth in Section 7.2(b) is not capable of being met; or
          (iii) if, prior to obtaining the Required Seller Stockholders Vote a Change of Board Recommendation shall have occurred; provided, that any such termination must occur within five (5) Business Days following the occurrence of any Change of Board Recommendation.
          9.2 Procedure and Effect of Termination.
          (a) Upon termination of this Agreement by Seller or Buyer pursuant to Section 9.1, this Agreement shall terminate forthwith and become void and there shall be no Liability or obligation on the part of the Parties or their respective Representatives, except as provided in this Section 9.2. Termination of this Agreement shall terminate all outstanding obligations and liabilities between the Parties arising from this Agreement except those set forth in: (i) Section 8.1(a), this Article IX and Article XI; (ii) the Confidentiality Agreement; and (iii) any other provisions of this Agreement that specifically state that they shall survive termination of this Agreement.
          (b) In the event that this Agreement is terminated pursuant to Section 9.1(c)(iii), then Seller shall pay to Buyer a fee of two million dollars ($2,000,000) (the “Termination Fee”) within two (2) Business Days after such termination.
          (c) In the event that an Acquisition Proposal has been publicly announced and, thereafter, (x) this Agreement is terminated pursuant to Section 9.1(a)(ii) or Section 9.1(a)(iii) and (y) within twelve (12) months after the termination of this Agreement, Seller shall have entered into an agreement regarding or consummated a transaction which would have constituted an Acquisition Proposal (excluding an Equity Financing and/or any agreement relating thereto), then Seller shall pay to Buyer, the Termination Fee upon the earlier of (i) two

(2) days following entering into any such agreement or (ii) immediately upon the consummation of any such transaction.
          (d) The Termination Fee shall be the sole and exclusive remedy of Buyer under circumstances where the Termination Fee is payable by Seller and upon payment of the Termination Fee in accordance with this Section 9.2, Seller shall not have any further Liability or obligation relating to or arising out of this Agreement; provided, however, that nothing in this Agreement shall limit the ability of either Party to obtain specific performance of this Agreement or to recover damages (including damages in excess of the Termination Fee) in the event of fraud or a willful breach of this Agreement by the other Party.
          (e) Each of the Parties acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions contemplated by this Agreement and that without these agreements, Buyer would not enter into this Agreement. Accordingly, if Seller fails promptly to pay an amount due pursuant to this Section 9.2, and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Seller, Seller shall pay to Buyer its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
ARTICLE X.
INDEMNIFICATION
          10.1 Survival of Representations.
          (a) The representations and warranties and the covenants, agreements and obligations to be performed on or prior to the First Closing Date (the “Pre-Closing Covenants”) contained in this Agreement shall survive the First Closing Date solely for purposes of this Article X and shall terminate and no longer survive at the close of business on the eighteenth (18th) month anniversary of the First Closing Date (the “Basic Survival Period”); provided, however, that the representations and warranties of Seller in Sections 4.2, 4.4 and 4.5 and of the Buyer in Sections 5.2 and 5.3 (collectively, the “Fundamental Representations”) and the representations and warranties of Seller in Section 4.9 shall survive the First Closing Date until the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections. The period of time a representation, warranty or the Pre-Closing Covenants survives the First Closing Date pursuant to the preceding sentence shall be the “Survival Period” with respect to such representation, warranty or the Pre-Closing Covenants. Subject to Section 10.6, so long as a Party gives written notice of an indemnification claim notice, including a description of the claim and the amount of claimed Losses for such claim on or before the expiration of the applicable Survival Period, such Indemnified Party shall be entitled to pursue its rights to indemnification under Section 10.2 or 10.3, as applicable. Subject to Section 10.6, in the event notice of any claim(s) for indemnification under Section 10.2 or 10.3 shall have been given within the applicable Survival Period and such claim(s) have not been finally resolved by the expiration of such Survival Period, the representations, warranties or Pre-Closing Covenants, as applicable, that are the subject of such claim(s) shall survive the end of the Survival Period of such representations, warranties or Pre-Closing Covenants until such claim(s) are finally resolved, but such representations, warranties and Pre-Closing Covenants shall only survive with respect to such asserted claim(s).
          (b) The covenants and agreements contained in this Agreement that require by their terms performance or compliance on and after the First Closing Date shall continue in force thereafter in accordance with their terms or if no term is specified, indefinitely.
          10.2 Indemnification by Seller. Subject to the limitations and terms of this Article X and Section 6.9(b), on and after the First Closing Date, Seller shall indemnify, reimburse and defend Buyer and its Affiliates and each of their respective Representatives, successors and assigns (“Buyer Indemnitees”) from and against, and hold them harmless from, any Losses incurred (payable promptly upon written request), without duplication, to the extent arising from, in connection with, or otherwise with respect to:
          (a) subject to Section 10.1, any breach of any representation or warranty of Seller contained in this Agreement;
          (b) any breach of any representation and warranty of Seller under any Other Agreement or any covenant, agreement or obligation of Seller contained in this Agreement or in any Other Agreement;
          (c) any Excluded Liability; and
          (d) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or other comparable Persons retained or employed by Seller in connection with the Transactions.
          10.3 Indemnification by Buyer. Subject to the limitations and terms of this Article X, on and after the First Closing Date, Buyer shall indemnify and defend Seller, its Affiliates and each of their respective Representatives, successor and assigns (“Seller Indemnitees”) from and against, and agrees to hold them harmless from, any Losses, as incurred (payable promptly upon written request), without duplication, to the extent arising from, in connection with, or otherwise with respect to:
          (a) subject to Section 10.1, any breach of any representation or warranty of Buyer contained in this Agreement;
          (b) any breach of any representation or warranty of Buyer under any Other Agreement or any covenant, agreement or obligation of Buyer contained in this Agreement or in any Other Agreement;
          (c) any Assumed Liability;
          (d) any fees, expenses or other payments incurred or owed by Buyer to any brokers, financial advisors or other comparable Persons retained or employed by Buyer in connection with the Transactions; and

          (e) any Losses of Seller arising out of or resulting from the circumstances described in Schedule 10.3(e).
          10.4 Limitation on Losses; Calculation of Losses; Treatment of Indemnification Payments.
          (a) Seller and Buyer shall have no indemnification obligations pursuant to Section 10.2(a) and Section 10.3(a) as applicable, except to the extent that the aggregate amount of Losses incurred or suffered by Indemnified Parties, that Buyer or Seller, as applicable, is otherwise responsible for under Section 10.2(a) or Section 10.3(a) as applicable, exceeds five hundred thousand dollars ($500,000) (the “Deductible”), at which time an Indemnified Party shall be entitled to assert claims against Buyer or Seller, as applicable, for all Losses in excess of, but excluding the Deductible; provided, that, subject to the immediately following proviso, the maximum liability of Buyer and Seller for all claims by Indemnified Parties under Section 10.2(a) or Section 10.3(a) as applicable, shall not in any case exceed seven million five hundred thousand dollars ($7,500,000) (the “Liability Cap”); provided further, that for purposes of claims made by Buyer Indemnitees pursuant to Sections 10.2(a) or Seller Indemnitees pursuant to Section 10.3(a) arising from the breach of a Fundamental Representation or fraud or intentional misrepresentation by Buyer or Seller, as applicable, the Liability Cap shall be inapplicable.
          (b) The amount of any Loss for which indemnification is provided under Section 10.2 or Section 10.3 shall be reduced to take account of any Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Loss in the Tax year of such incurrence or payment, or in the subsequent two (2) Tax years. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment under Section 10.2 or Section 10.3 or the incurrence or payment of any indemnified Loss.
          (c) The amount of Losses recoverable by an Indemnified Party under Section 10.2 or Section 10.3 shall be reduced by the amount of any payment received under insurance policies or from any third-party indemnitor by such Indemnified Party (or an Affiliate thereof) with respect to the Losses to which such claim for indemnification relates, less the reasonable cost incurred in obtaining such payment. If an Indemnified Party (or an Affiliate) receives any insurance or other payment in connection with any claim for Losses for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within thirty (30) days of receiving such payment, the amount of such payment (less the reasonable cost incurred in obtaining such payment) not to exceed the amount previously received by the Indemnified Party under Section 10.2 or Section 10.3, as applicable, with respect to such claim from the Indemnifying Party.
          (d) Any indemnity payment under Section 10.2 or Section 10.3 shall be treated as an adjustment to the Purchase Price, including for Tax purposes, to the maximum extent allowable under applicable Law.
          (e) Notwithstanding anything to the contrary herein, Seller shall not in any event be liable to the Buyer Indemnitees and Buyer shall not in any event be liable to the Seller

Indemnitees on account of any indemnity obligation set forth in Section 10.2 or Section 10.3, respectively, for any indirect, consequential or punitive damages (including, but not limited to, lost profits, loss of use, damage to goodwill or loss of business).
          10.5 No Termination of Indemnification. Except with respect to the Pre-Closing Covenants, the obligations to indemnify and hold harmless any Party pursuant to Sections 10.2(b)-(d) and Section 10.3(b)-(e), shall not terminate.
          10.6 Procedures.
          (a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third-Party Claim within fifteen (15) Business Days after receipt by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.
          (b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless (i) a conflict of interest arises between the Indemnifying Party and the Indemnified Party such that legal counsel cannot represent both the Indemnifying Party and the Indemnified Party or (ii) the Indemnified Party is advised in writing by counsel that one or more legal defenses is available to it that are different from those of the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except under the conditions described in the prior sentence), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third-Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). The Indemnifying Party may not settle, compromise or discharge any Third-Party Claim without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld), unless such settlement, compromise or discharge shall obligate the Indemnifying Party to pay the full amount of the Liability in connection with such Third-Party Claim, releases the Indemnified Party completely in connection with such Third-Party Claim and does not materially adversely affect the Indemnified Party.
          (c) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 10.2 or Section 10.3 that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party and in any event prior to the expiration of the underlying representations and warranties, if applicable. Except as provided in Section 10.5, the failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party under Section 10.2 or Section 10.3, except to the extent that the Indemnifying Party shall have been actually prejudiced as a result of such failure. If the Indemnifying Party disputes its Liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with Section 11.10.
          (d) To the extent of any conflict between this Section 10.6 and Section 8.6(e), Section 8.6(e) shall control.
          10.7 Sole Remedy. Each of Buyer and Seller acknowledges and agrees that its sole and exclusive remedy after the First Closing Date with respect to any and all claims and causes of action relating to this Agreement (including the Schedules), the Other Agreements and the Transactions, the Purchased Assets, the Assumed Liabilities and the Shares (other than claims of, or causes of action arising from fraud) shall be pursuant to the indemnification provisions set forth in this Article X or as provided in Section 11.11.
          10.8 Effect of Investigation or Knowledge. Any claim by Buyer or its Affiliates or any of their Representatives for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Buyer, nor, subject to the limitations set forth in Section 6.9(b), shall such a claim be adversely affected by Buyer’s knowledge on or before any Closing Date of any breach of the type specified in Section 10.2 or of any state of facts that may give rise to such a breach. Subject to the limitations set forth in Section 6.9(b), the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants or obligations.

ARTICLE XI.
MISCELLANEOUS
          11.1 Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors’ and assigns. Prior to the First Closing, Buyer shall assign its rights and obligations to purchase certain Non-United States Purchased Assets to a wholly-owned Subsidiary of Parent. In addition, from and after the First Closing Date, either Party may (a) assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; and (b) assign this Agreement in its entirety without the other Party’s consent to an entity that acquires all or substantially all of the assets of the assigning party to which this Agreement relates, whether by merger, acquisition or otherwise; provided, however, that in the event Seller assigns this Agreement pursuant to clause (b) above, Buyer shall have the right, at any time during the six (6) month period after such assignment and upon thirty (30) days’ prior written notice to Seller or Seller’s successors and assigns, as applicable, to (i) terminate the Joint Development Period and Seller’s or Seller’s successors and assigns role in the Development of Products as contemplated by Section 8.7 (subject to Section 8.7(j)), (ii) disband the Joint Development Committee and the rights and obligations set forth in Section 8.9, and (iii) disband the Joint Commercialization Committee and terminate the rights and obligations set forth in Section 8.10. Other than as provided in this Section 11.1, neither Party may sell, transfer, assign, license, sublicense, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto and any attempted assignment or transfer of this Agreement shall be null and void.
          11.2 Guarantee of Obligations.
          (a) Parent will receive substantial benefits from the consummation of the Transactions, and for other good and valuable consideration the sufficiency of which is clearly acknowledged as a material inducement for Seller to enter into this Agreement, Parent hereby unconditionally and irrevocably guarantees the prompt performance, payment and discharge when due, of each and every obligation of Buyer and each and every successor or assignee of Buyer under this Agreement and the Other Agreements and of the Non-US Asset Purchaser (as defined in the License Agreement) under the License Agreement, including the payment obligations hereunder and thereunder. Seller will receive substantial benefits from the consummation of the Transactions, and for other good and valuable consideration the sufficiency of which is clearly acknowledged as a material inducement for Buyer to enter into this Agreement, Seller hereby unconditionally and irrevocably guarantees the prompt performance, payment and discharge when due, of each and every obligation of each and every successor or assignee of Seller under this Agreement and the Other Agreements and of Columbia Laboratories (Bermuda) Ltd. under the License Agreement, including the payment obligations hereunder and thereunder.
          (b) This Agreement constitutes the legal, valid and binding obligation of the Parent, enforceable against it in accordance with its terms. Parent has the unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement by Parent have been duly authorized by all necessary action on behalf of Parent and this Agreement has been duly executed and delivered by Parent.
          11.3 Expenses. Except as otherwise specified herein, each Party shall bear its own expenses with respect to the preparation of this Agreement and the Transactions.
          11.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted if telecopied (which is confirmed), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:
          If to Seller, to:
Columbia Laboratories, Inc.
354 Eisenhower Parkway
Plaza 1, Second Floor
Livingston, NJ 07039
Attention: General Counsel
Facsimile: 973.994.3001
          with copies (which shall not constitute notice) sent concurrently to:
Kaye Scholer LLP
425 Park Avenue
New York, NY 10022
Attention: Adam H. Golden and Steven G. Canner
Facsimile: 212.836.8689
          If to Buyer or Parent, to:
Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, CA 92880
Attention: General Counsel
Facsimile: 951.493.5817
          with copies (which shall not constitute notice) sent concurrently to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626-1925
Attention: R. Scott Shean
Facsimile: 714.755.8290
provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.
          11.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Regulatory Authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement.
          11.6 Amendments; Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Parties hereto. This Agreement (and all Annexes, Exhibits and Schedules attached hereto), the Other

Agreements and the Confidentiality Agreement contain the entire agreement of the Parties hereto with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the Execution Date. In the event of any conflict between any specific provision of this Agreement and a provision of any of the Asset Transfer Documentation, the provisions of this Agreement shall govern.
          11.7 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon any third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement; provided, however, the Buyer Indemnitees and Seller Indemnitees that are not Parties are intended third-party beneficiaries of this Agreement and shall be entitled to the benefits of Article X and enforce the same as if they were Parties hereto (subject to the limitations contained therein).
          11.8 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. Except as provided in Section 9.2, all remedies either under this Agreement or by Law or otherwise afforded, will be cumulative and not in the alternative.
          11.9 Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of Delaware.
          11.10 Arbitration.
          (a) All disputes, differences, controversies and claims of the Parties arising out of or relating to the Agreement (individually, a “Dispute” and, collectively, “Disputes”), except as otherwise provided under this Agreement, shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, subject to the provisions of this Section 11.10.
          (b) Following the delivery of a written demand for arbitration by either Party, each of Buyer and Seller shall choose one (1) arbitrator within ten (10) Business Days after the date of such written demand and the two chosen arbitrators shall mutually, within ten (10) Business Days after selection select a third (3rd) arbitrator (each, an “Arbitrator” and together, the “Arbitrators”), each of whom shall be a retired judge, subject to Section 11.10(i) below, selected from a roster of arbitrators provided by the AAA. If the third (3rd) Arbitrator is not selected within fifteen (15) Business Days after delivery of the written demand for arbitration (or such other time period as the Parties may agree), the Parties shall promptly request that the commercial panel of the AAA select an independent Arbitrator meeting such criteria.
          (c) The rules of arbitration shall be the Commercial Rules of the American Arbitration Association; provided, however, that notwithstanding any provisions of the

Commercial Arbitration Rules to the contrary, unless otherwise mutually agreed to by Buyer and Seller, the sole discovery available to each Party shall be its right to conduct up to two (2) non-expert depositions of no more than three (3) hours of testimony each.
          (d) The Arbitrators shall render an award by majority decision within three (3) months after the date of appointment, unless the Parties agree to extend such time. The award shall be final and binding upon the Parties.
          (e) Any judicial proceeding arising out of or relating to this Agreement or the relationship of the Parties, including without limitation any proceeding to enforce this section, to review or confirm the award in arbitration, shall be brought exclusively in the Delaware Chancery Court sitting in the county of New Castle, Delaware (the “Enforcing Court”). By execution and delivery of this Agreement, each Party accepts the jurisdiction of the Enforcing Court.
          (f) Each Party shall pay its own expenses in connection with the resolution of Disputes pursuant to this Section, including attorneys’ fees, unless determined otherwise by the Arbitrator.
          (g) The Parties agree that the existence, conduct and content of any arbitration pursuant to this section shall be kept confidential and no Party shall disclose to any Person any information about such arbitration, except in connection with such arbitration or as may be required by Law or by any Regulatory Authority (or any exchange on which such Party’s securities are listed) or for financial reporting purposes in such Party’s financial statements.
          (h) Notwithstanding the foregoing, none of the provisions of this Section 11.10 shall restrict the right of any Party to seek injunctive relief or other equitable remedies, to enjoin any breach or threatened breach of this Agreement or otherwise specifically enforce any provision of this Agreement.
          (i) For purposes of resolving any disputes pursuant to Section 2.8(a)(ii) or Section 2.8(d)(ii), the Arbitrators shall consist of current or former executives with knowledge of and experience in the pharmaceutical industry.
          11.11 Injunctive Relief. Except as set forth in Section 9.2, the Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement, including Section 8.11, were not performed in accordance with their specific terms or were otherwise breached and that such damages would not be fully compensable by an award of money damages. It is accordingly agreed that, except as set forth in Section 9.2, the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or other undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. The parties agree that notwithstanding Section 11.10, any Action brought for an injunction or injunction, or for specific performance shall be heard and exclusively in the Delaware Chancery Court sitting in New Castle County and each Party waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

          11.12 Headings. The headings of the Sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.
          11.13 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the Parties hereto delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
          11.14 Schedules. Buyer agrees that any disclosure by Seller of any item or matter under any Section or subsection in the Schedules delivered by Seller in connection with this Agreement, or in attachments thereto, and documents referred to therein, (a) shall be deemed disclosure for all purposes of Article IV and (b) shall not establish any threshold of materiality or concede the materiality of any matter or item disclosed therein.
          11.15 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.
[Remainder of Page Intentionally Left Blank; Signature Pages to Follow.]

     IN WITNESS WHEREOF, the Parties hereto have caused this Purchase and Collaboration Agreement to be executed by their respective duly authorized officers as of the date first above written.

COLUMBIA LABORATORIES, INC.
By:	/s/ Frank C. Condella, Jr.
	Name:	Frank C. Condella, Jr.
	Title:	Interim Chief Executive Officer

COVENTRY ACQUISITION, INC.
By:	/s/ Paul M. Bisaro
	Name:	Paul M. Bisaro
	Title:	Authorized Signatory

WATSON PHARMACEUTICALS, INC. (solely for purpose of Section 11.2)
By:	/s/ Paul M. Bisaro
	Name:	Paul M. Bisaro
	Title:	President and Chief Executive Officer

ANNEX 1.1
DEFINITIONS
     “AAA” has the meaning set forth in Section 11.10(a).
     “Acquisition Proposal” has the meaning set forth in Section 6.5(f).
     “Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before any Regulatory Authority.
     “Affiliate” of a Party or Person means any Person, whether de jure or de facto, that directly or indirectly, controls, is controlled by, or is under common control with such Party or Person, as applicable. Solely as used in this definition, “control” means (i) direct or indirect ownership of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of such Party or Person, or (ii) the possession of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, Buyer and Seller shall be deemed not to be Affiliates. For purposes of this Agreement and the Confidentiality Agreement, any Wholesaler Affiliate shall be deemed not to be an Affiliate of Buyer.
     “Agreement” has the meaning set forth in the Preamble.
     “Allocation Schedule” has the meaning set forth in Section 2.9.
     “ANDA” has the meaning set forth in the definition of Generic Equivalent.
     “Arbitrator” has the meaning set forth in Section 11.10(b).
     “Asset Transfer Documentation” means the Asset Transfer Documentation in substantially the form attached hereto as Exhibit A.
     “Assigned Contracts” has the meaning set forth in Section 2.1(e).
     “Assumed Liabilities” has the meaning set forth in Section 2.4.
     “Audit Rights Holder” has the meaning set forth in Section 2.8(d)(vi)(B).
     “Audit Team” has the meaning set forth in Section 2.8(d)(vi)(B).
     “Auditee” has the meaning set forth in Section 2.8(d)(vi)(B).
     “Basic Survival Period” has the meaning set forth in Section 10.1(a).

     “Books and Records” means all books, records, files, documents, data, information and correspondence primarily related to the conduct of the Business and not constituting Product Data.
     “Business” has the meaning set forth in Section 4.4(b).
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, United States of America are authorized or obligated by Law to be closed.
     “Buyer” has the meaning set forth in the Preamble.
     “Buyer Development Activities” means all Development activities with respect to the Products that are designated as Buyer’s responsibility in this Agreement or the Development Plan.
     “Buyer Indemnitees” has the meaning set forth in Section 10.2.
     “Bylaws” has the meaning set forth in Section 4.5(a).
     “Certificate of Incorporation” has the meaning set forth in Section 4.5(a).
     “Change of Board Recommendation” has the meaning set forth in Section 6.5(d).
     “Charter Amendment” means the Amendment to the Certificate of Incorporation of Seller, in substantially the form attached hereto as Exhibit E.
     “Clinical Trial Results Milestone” has the meaning set forth in Section 2.8(a).
     “Clinical Trial Results Milestone Payment” has the meaning set forth in Section 2.8(a).
     “Closing” has the meaning set forth in Section 3.1(b).
     “Closing Date” has the meaning set forth in Section 3.1(b).
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Commercialize” means to import, market, detail, promote, advertise, distribute and sell; and “Commercialization” or “Commercializing” will have the corresponding meaning.
     “Commercially Reasonable Efforts” means the carrying out of obligations or tasks by a Party in a sustained and diligent manner using good faith efforts and resources commonly used in the pharmaceutical industry for a similar product (or activities designed to identify such product) of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, its proprietary position, the likelihood of Regulatory Approval, its profitability and all other relevant factors, which efforts shall be consistent with the exercise of prudent scientific and business judgment applied in the pharmaceutical industry by a party of similar size to products or research, development, regulatory approval and marketing projects of similar scientific and commercial potential. Without limiting the generality of the foregoing, Commercially Reasonable Efforts requires that: (i) a Party promptly assign responsibility for such obligations to specific employee(s) or consultant(s) who are held accountable for progress and monitor such progress on an ongoing basis, (ii) such Party set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations and (iii) such Party consistently makes and implements decisions and allocates resources designed to advance progress with respect to such objectives.
     “Common Stock” has the meaning set forth in the Recitals.
     “Competing Activities” has the meaning set forth in Section 8.11(a).
     “Competing Business” has the meaning set forth in Section 8.11(a).
     “Complete Indemnity Obligation” has the meaning set forth in Section 8.6(e).
     “Completion of PTB US Development” means the earliest of (i) PTB US Approval, (ii) mutual agreement of the Parties to cease the development of the PTB Indication or (iii) December 31, 2012.
     “Confidentiality Agreement” means that certain Mutual NonDisclosure Agreement, dated as of April 15, 2009 between Seller and Parent (including any amendments or supplements thereto).
     “Contracts” means any and all binding commitments, contracts, purchase orders, leases, licenses or other agreements.
     “Control” or “Controlled” means, with respect to any Intellectual Property, the legal authority or right (whether by ownership, license or otherwise) of a Party or its Affiliates to grant a license or a sublicense of or under such Intellectual Property to another Person, without breaching the terms of any agreement with a Third Party.
     “Copyrights” means any copyrights and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, copyright registrations, or any application therefore, in the U.S. or any foreign country, and all rights to register and obtain renewals and extensions of registrations.
     “Deductible” has the meaning set forth in Section 10.4(a).
     “Delivery System” means a system for delivering a drug or other biological or chemical product to a human or animal subject, including any oral formulation, patch, gel, “progressive hydration tablet” or other drug delivery technology.
     “Develop” or “Development” means activities directly and specifically relating to the pre-clinical and clinical drug development of a Product or the updating or review of the Product labeling, including test method development and stability testing, assay development, toxicology, formulation, quality assurance/quality control development, statistical analysis, pharmacokinetic studies, clinical trials (including, without limitation, research to design clinical trials) and any other research and development activities with respect to a Product.
     “Development Bank Account” has the meaning set forth in Section 8.7(c).
     “Development Budget” has the meaning set forth in Section 8.7(a)(ii).
     “Development Costs” means expenses and other costs, including regulatory expenses, incurred by or on behalf of a Party or its Affiliates in connection with the Development of the Products in accordance with the applicable approved Development Plan (including the Development Budget), in accordance with GAAP (or other internationally recognized accounting standard used by such Party), including, without limitation, the costs of clinical trials, the preparation, collection and/or validation of data from such clinical trials and the preparation of medical writing and publishing on the data and results obtained from such clinical trials. Without limiting the generality of the foregoing, Development Costs shall include, to the extent included in the scope set forth above:
     (a) all out-of-pocket costs incurred by the Parties or their Affiliates, including payments made to Third Parties with respect to any of the foregoing;
     (b) the cost of clinical supply, including without limitation (i) costs of manufacturing or procuring clinical supplies, including reasonable costs incurred in connection with the development of the manufacturing process for such clinical supplies, but excluding any capital expenditures or qualification or validation expenses relating to any manufacturing facility, (ii) expenses incurred to purchase and/or package placebos and comparator drugs, and (iii) costs and expenses of disposal of clinical samples; and
     (c) the costs of Regulatory Filings.
     “Development Plan” has the meaning set forth in Section 8.7(a)(ii).
     “Dispute” and, collectively, “Disputes” have the meanings set forth in Section 11.10(a).
     “Efficacy Supplement” means an NDA submission to FDA requesting approval for a change to an approved product, including a request for approval of a new indication for an approved product.
     “EMEA” means the European Medicines Agency or any successor European governmental agency thereto.
     “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any licenses of Intellectual Property.
     “Enforcing Court” has the meaning set forth in Section 11.10(e).
     “Environmental Claim” means any and all administrative or judicial actions, suits, orders, written claims, Encumbrances, notices, notices of violations, complaints, requests for information, proceedings, or other written communication (written or oral), whether criminal or civil, pursuant to any applicable Environmental, Safety and Health Law by any Person (including any Regulatory Authority) alleging, asserting, or claiming any actual or potential (i) violation of or Liability under any Environmental, Safety and Health Law, (ii) violation of any environmental permit, or (iii) Liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on or resulting from the presence, Release, or threatened Release into the environment, of any Hazardous Substances at any location.
     “Environmental, Safety and Health Laws” means any and all applicable Laws that relate to protection of the environment, or the imposition of Liability for, or standards of conduct concerning, the manufacture, processing, generation, distribution, use, treatment, storage, disposal, Release, cleanup, transport or handling of Hazardous Substances, including the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act, as amended, any other so-called “Superfund” or “Superlien” Laws, and the Occupational Safety and Health Act of 1970, as amended, to the extent it relates to the handling of and exposure to hazardous or toxic chemicals, and the state analogues thereto.
     “Equitable Exceptions” has the meaning set forth in Section 4.2(a).
     “Equity Financing” has the meaning set forth in Section 6.5(f).
     “Exchange” means the NASDAQ Global Market.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Excluded Assets” has the meaning set forth in Section 2.3(a).
     “Excluded Liabilities” has the meaning set forth in Section 2.5.
     “Execution Date” means the date set forth in the Preamble.
     “Ex-U.S. Approval Milestone has the meaning set forth in Section 2.8(c)(i).
     “Ex-U.S. Filing Milestone has the meaning set forth in Section 2.8(c)(i).
     “Ex-U.S. Filing/Approval Milestone Payment” has the meaning set forth in Section 2.8(c)(ii).
     “FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.
     “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

     “Federal Health Care Program” means any plan or program that provides health benefits, whether directly, through insurance, or otherwise, which is funded directly, in whole or in part, by the United States government (including the Medicare and Medicaid programs).
     “Filing Party” has the meaning set forth in Section 8.6(a).
     “Financial Statements” means the financial statements of Seller included in the SEC Documents.
     “First Closing” has the meaning set forth in Section 3.1(a).
     “First Closing Date” has the meaning set forth in Section 3.1(a).
     “First Closing Date Assumed Liabilities” has the meaning set forth in Section 2.4.
     “First Closing Date Purchased Assets” has the meaning set forth in Section 2.1.
     “First Closing Straddle Period” means any Tax period beginning before or on and ending after the First Closing Date.
     “Form 8594” has the meaning set forth in Section 2.9.
     “Former Superior Proposal” has the meaning set forth in Section 6.5(d).
     “Fundamental Representations” has the meaning set forth in Section 10.1(a).
     “GAAP” means United States generally accepted accounting principles.
     “Generic Entry” means, with respect to any Product in any country, that a Generic Equivalent of such Product has been Launched by a Third Party and Net Sales of such Product in such country for any calendar quarter thereafter have fallen by fifty percent (50%) from the average quarterly Net Sales of such Product in such country over the last four (4) complete calendar quarters ending prior to such Launch and such decline in Net Sales is directly attributable to the marketing or sale in such country of such Generic Equivalent in such country.
     “Generic Equivalent” means, with respect to any Product in a given country, any true AB rated generic product (i.e., a non-proprietary product) (1) with the same active ingredient(s) and administration route as such Product, and (2) that obtained Regulatory Approval in such country solely by means of an abbreviated NDA (“ANDA”) filing (or a similar procedure in a country other than the United States) for establishing bioequivalence of such Product that does not require any human clinical trials other than solely for purposes of establishing bioequivalence to the Product.
     “Gross Profit” means Net Sales less raw materials costs, conversion costs (direct labor), laboratory testing, quality control, freight, packaging, manufacturing variances, FDA annual user fees, depreciation and manufacturing management/overheads.

     “Hazardous Substance” means any material, substance, waste, compound, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Regulatory Authority under any Environmental, Safety and Health Law, including petroleum or petroleum products (including crude oil) and any derivative or by-product thereof, natural gas, synthetic gas and any mixture thereof, or any substance that is or contains polychlorinated biphenyls (PCBs), radon gas, urea formaldehyde, asbestos-containing materials (ACMs) or lead, and, for the avoidance of doubt, excluding radio frequencies.
     “Impending Generic Entity” has the meaning set forth in Section 2.8(d)(ii).
     “IND” means an Investigational New Drug Application for a pharmaceutical product filed with the FDA and all amendments and supplements thereto or equivalent applications in other countries.
     “Indemnified Party” has the meaning set forth in Section 10.6(a).
     “Indemnifying Party” has the meaning set forth in Section 10.6(a).
     “Independent Accounting Firm” means a nationally recognized firm of independent public accountants, mutually selected by the Parties.
     “Indication” means the indication(s) for which a Product is being Developed or for which it is approved, including assisted reproductive technology indications and the PTB Indication.
     “Intellectual Property” means intellectual property rights, including Trademarks, Copyrights, Patents and Know-How, whether registered or unregistered, and all applications and registrations therefor.
     “Investment Company Act” has the meaning set forth in Section 4.20.
     “Investor’s Rights Agreement” means the Investor’s Rights Agreement, in substantially the form attached hereto as Exhibit B.
     “IRS” means the Internal Revenue Service of the United States.
     “Joint Development Period” means the period beginning on the First Closing Date and ending on such date as (i) the Parties mutually decide to cease joint activities with respect to Development of Products; provided, that Seller or Buyer may terminate the Joint Development Period by written notice to the other Party at any time after the fifth (5th) anniversary of the First Closing Date or (ii) terminated by Buyer pursuant to Section 11.1.
     “Know-How” means research and development data, information, reports, studies, validation methods and procedures, unpatented inventions, knowledge, trade secrets, technical or other data, or other materials, methods, procedures, processes, flow diagrams, materials, developments or technology, including all biological, chemical, pharmacological, toxicological, clinical, manufacturing, analytical, safety, quality assurance, quality control and other data, information, reports or studies, other than any of the foregoing which is the subject of a Patent.
     “Knowledge” means, with respect to Seller, the actual knowledge of any executive officer of Seller.
     “Launch” means the launch of a Product in a country or jurisdiction within the Territory in such quantities as are customary for the general introduction of a pharmaceutical product in such country or jurisdiction.
     “Launch Quantities” has the meaning set forth in Section 2.8(b).
     “Law” means each provision of any currently existing federal, provincial, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Regulatory Authority.
     “Liability” means, collectively, any indebtedness, guaranty, endorsement, claim, liability, loss, damage, deficiency, cost, expense, obligation, commitment or responsibility, of whatever kind or nature, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, or absolute, contingent or otherwise, including any products liability.
     “Liability Cap” has the meaning set forth in Section 10.4(a).
     “License Agreement” means the License Agreement between Buyer and Seller, in substantially the form attached hereto as Exhibit D.
     “Losses” means, with respect to any claim or matter, all losses, obligations and other Liabilities or other damages, diminution in value, fines, fees, Taxes, penalties, interest obligations, deficiencies and reasonable expenses.
     “MAA” means an application for the authorization to market a pharmaceutical product in any country or group of countries outside the United States, as defined in the applicable Laws and filed with the Regulatory Authority of a given country or group of countries.
     “MAE Notice” has the meaning set forth in Section 6.9(b).
     “Major Territories” means the (i) United States, (ii) at least one of France, Germany or the United Kingdom, (iii) Japan, and (iv) at least one of Brazil, Russia, India, or China.
     “Marketing Term” means the period starting on the First Closing Date and ending, on a country-by-country basis, upon expiration of the later to expire of the Royalty Product Term or the PTB Royalty Term, as applicable, in such country.
     “Material Adverse Effect” means any state of facts, change, development, event, occurrence, effect or condition that, individually or in the aggregate, is materially adverse to the business, assets, liabilities, results of operations or financial condition of Seller and its Subsidiaries, taken as a whole, but shall exclude any facts, change, development, event, occurrence, effect or condition to the extent resulting or arising from any one or more of the following: (a) changes, effects or events that generally affect the industr(ies) in which Seller operates (including the pharmaceutical industry and Progesterone products industry) or the manufacture, Development or Commercialization of Progesterone products (including legal and regulatory changes) to the extent that they do not disproportionately affect Seller relative to other industry participants, (b) general economic or political changes, effects or events affecting the financing or securities markets generally to the extent that they do not disproportionately affect Seller relative to other industry participants, (c) changes, developments or events caused by an act of God or by acts of terrorism or war (whether or not declared) occurring after the Execution Date (including, a material worsening of current conditions), (d) changes, effects or events arising from, or in connection with, the consummation (or anticipated consummation) of the Transactions or any of them, or the announcement of the execution of, this Agreement or the Other Agreements, the pendency or public disclosure of this Agreement or the Transactions, (e) any change in accounting practices or policies of Seller as required by GAAP, (f) any changes, effects or events that result from any action taken pursuant to or in accordance with this Agreement, the Other Agreements or at the written request of Buyer, (g) any failure of Seller to meet estimates or expectations of Seller’s revenues or earnings (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been or will be a Material Adverse Effect), or (h) any Action made or brought (whether before or after the Execution Date) by any of the current or former stockholders of Seller, arising out of this Agreement or the Transactions.
     “Material Contract” shall mean each Contract to which Seller or any of its Subsidiaries is a party, in each case, with a Third Party (excluding Contracts that are the subject of Section 4.6(f)),
          (i) which has been included in the list of exhibits of any SEC Document filed by Seller with the SEC, since January 1, 2009;
          (ii) which relates primarily to the Products and involves or is reasonably expected to involve payment by or to Seller or any of its Subsidiaries after the First Closing Date of more than $500,000 per year, including any such Contract relating to the clinical trial, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any Product or Product candidate;
          (iii) which relates to or evidences third-party indebtedness for borrowed money of Seller or any of its Subsidiaries in excess of $1.0 million;
          (iv) which relates to the Products and contains any covenant limiting, in any material respect, the ability of Seller or any of its Subsidiaries to engage in any line of business or compete with any Third Party;
          (v) which is a material Contract of the type described in clauses (i) — (iii) above and contains any provisions contemplating or relating to a change in control or similar event with respect to Seller or any one or more of its Subsidiaries and having the effect of providing that the consummation of the transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a material violation or material breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancellation or material acceleration, or a loss of a material benefit or the creation of any material Encumbrance upon any of the properties or assets of Seller or any of its Subsidiaries, or to any increased, accelerated or additional material rights or material entitlements of any Person;
          (vi) which relates to the Products and which involves the grant of a “most favored nation” pricing or terms that (i) apply to Seller or any of its Subsidiaries or (ii) following the consummation of the transactions contemplated by this Agreement would apply to Buyer or any of its Subsidiaries;
          (vii) which relates primarily to the Products and involves the settlement or other resolution of any suit, claim, action, proceeding or investigation that has any continuing obligations, Liabilities or restrictions on Seller or any of its Subsidiaries and which was entered into within two (2) years prior to the Execution Date; or
          (viii) which relates to the disposition or acquisition by Seller or any of its Subsidiaries, with obligations to Third Parties remaining to be performed or liabilities continuing after the Execution Date, of any assets related to the Purchased Assets or the Business, other than Contracts for the sale of Product inventory in the ordinary course.
     “Merck-Serono Agreement” means the Amended and Restated License and Supply Agreement, dated June 4, 2002, by and between Columbia Laboratories (Bermuda) Limited and Ares Trading S.A., as amended by Amendment No. 1 thereto dated December 21, 2006, as amended, from time to time, subject to Section 2.3(d).
     “Natural Progesterone” has the meaning set forth in the definition of Progesterone.
     “NDA” means a New Drug Application for any product, as appropriate, requesting permission to place a drug on the market in accordance with 21 C.F.R. Part 314, and all amendments or supplements filed pursuant to the requirements of the FDA.
     “NDC” means the “National Drug Code”, which is the eleven digit code registered by a company with the FDA with respect to a pharmaceutical product.
     “Net Sales” means with respect to sales of a Product by Buyer, and its Affiliates and/or licensees, sublicensees, distributors or other agents, the amount of gross sales (in dollars or other currencies) for such Product, reduced by the sum of the following items relating to such sales that are actually given to or taken by, as applicable, Buyer and its Affiliates, licensees, sublicensees, distributors or other agents, to the extent such deductions are accrued and recognized under and in accordance with GAAP (or other internationally recognized accounting standard in use by Buyer):
          (a) trade, quantity and cash discounts;

          (b) adjustments for price adjustments, billing errors, rejected goods, returns, product recalls and damaged goods (excluding goods damaged while under the control of Buyer or its Affiliates or their respective licensees, sub-licensees, or distributors);
          (c) credits, charge-backs, reimbursements, and similar payments provided to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers;
          (d) rebates or other price reductions provided to any Regulatory Authority with respect to any state or federal Medicare, Medicaid or similar programs;
          (e) any invoiced charge for freight, insurance, handling, or other transportation costs directly related to delivery of the Products;
          (f) distributor fees per Contract based solely as a percentage of gross sales and
          (g) Taxes that are in the nature of tariffs, duties, excise, sales, use or value-added Taxes;
provided, however, that the foregoing deductions shall only be deducted once and only to the extent not otherwise deducted from gross sales.
     “Next Generation Product” means a Product to be administered utilizing the Seller Next Generation Delivery System or another Delivery System approved by the Joint Development Committee.
     “Nonassignable Asset” has the meaning set forth in Section 2.6.
     “Non-Compete Period” has the meaning set forth in Section 8.11(a).
     “Non-United States Purchased Assets” means the following, to the extent included in the Purchased Assets: (i) Seller’s rights to the Development or Commercialization outside of the geographic territory of the United States of (A) the Products in existence at the time of the First Closing, (B) the Products in Development at the time of the First Closing, and (C) in-process research and development in existence at the time of the First Closing; (ii) all income, royalties, damages, and payments made, due or payable with respect to the rights described in the preceding clause (i); and (iii) all causes of action (in law or equity) and rights to sue, counterclaim, and/or recover related to the rights set forth in clauses (i) and (ii).
     “Original NDA” means a complete new NDA that has never before been submitted to the FDA.
     “Other Agreements” means, collectively, the License Agreement, the Supply Agreement, the Investor’s Rights Agreement and Asset Transfer Documentation.
     “Outside Date” has the meaning set forth in Section 9.1(a)(ii).

     “Parent” has the meaning set forth in the Preamble.
     “Party” or “Parties” has the meaning set forth in the Preamble.
     “Patents” means United States and non-United States patents, patent applications, and other similar enforceable rights relating to the protection of inventions worldwide (and all rights related thereto, including all reissues, reexaminations, divisions, continuations, continuations-in-part, extensions or renewals of any of the foregoing).
     “Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the balance sheet contained in the Financial Statements, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Seller or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), and (c) all other Encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect.
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or Regulatory Authority.
     “Post-Closing Payments” has the meaning set forth in Section 2.7.
     “Post-Closing Tax Period” means any Tax period beginning after the First Closing Date and that portion of a First Closing Straddle Period beginning after the First Closing Date.
     “Pre-Closing Covenants” has the meaning set forth in Section 10.1(a).
     “Pre-Closing Tax Period” means any Tax period ending on or before the First Closing Date and that portion of any First Closing Straddle Period ending on the First Closing Date.
     “Preferred Stock” has the meaning set forth in Section 4.5(a).
     “PREGNANT Study” means the Phase III clinical trial being conducted by Seller of Prochieve to reduce the risk of preterm birth in women with a short cervix (the “PTB Indication”) as measured by transvaginal ultrasound in mid-pregnancy.
     “Prochieve” means Seller’s currently marketed eight percent (8%) vaginal gel Product that is the subject of the PREGNANT Study.
     “Prochieve PTB Development Plan” has the meaning set forth in Section 8.7(a)(ii).
     “Product Data” has the meaning set forth in Section 2.1(g).
     “Product Regulatory Approvals” means Regulatory Approvals for Products sold by Seller or its Subsidiaries.

     “Products” means all pharmaceutical products containing Progesterone as an active pharmaceutical ingredient, including all forms and formulations thereof and regardless of Delivery System utilized to administer such product or Indication(s) for which such products are approved.
     “Progesterone” means (i) pregn-4-ene-3,20-dione and 17-alpha-hydroxypregn-4-ene-3,20-dione (“Natural Progesterone”), and (ii) 17-alpha-hydroxyprogesterone caproate, medroxyprogesterone acetate, norethindrone, norethindrone acetate, norethindrone enanthate, desogestrel, levonorgestrel, lynestrenol, ethynodiol diacetate, norgestrel, norgestimate, norethynodrel, gestodene, drospirenone, trimegestone, levodesogestrel, gestodyne, nesterone, etonogestrel, and derivatives from 19-nor-testoterone (“Synthetic Progesterone”).
     “Promotional Materials” means the advertising, promotional and media materials, sales training materials, trade show materials and videos used by Seller primarily for the Commercialization of Products.
     “Property Taxes” means real and personal ad valorem and specific property Taxes (other than Transfer Taxes) imposed on a periodic basis and based on or with respect to (i) the assessed valuations of assets or (ii) each article of a class of assets without regard to its value. For the avoidance of doubt, Property Taxes shall not include any Taxes calculated based on income, gross receipts, profits or sales.
     “Proxy Statement” has the meaning set forth in Section 6.4(a).
     “PTB Indication” has the meaning set forth in the definition of PREGNANT Study.
     “PTB NDA” has the meaning set forth in Section 2.1(i).
     “PTB NDA Acceptance Milestone” has the meaning set forth in Section 2.8(b)(i).
     “PTB NDA Acceptance Milestone Payment” has the meaning set forth in Section 2.8(b)(i).
     “PTB Product” has the meaning set forth in Section 2.8(b)(i).
     “PTB Product Launch Milestone” has the meaning set forth in Section 2.8(b)(i).
     “PTB Product Launch Milestone Payment” has the meaning set forth in Section 2.8(b)(i).
     “PTB Product Team” has the meaning set forth in Section 8.7(b)(i).
     “PTB Royalty Product” means any pharmaceutical product that contains Progesterone as an active pharmaceutical ingredient covered by a Regulatory Approval indicated for pre-term birth, except any and all Generic Equivalents of Products that are not (and never were) Commercialized pursuant to this Agreement. For the avoidance of doubt, the foregoing exception shall not limit Section 2.8(d)(ii).

     “PTB Royalty Product Term” has the meaning set forth in Section 2.8(d)(i)(E).
     “PTB Supplemental NDA” has the meaning set forth in Section 2.1(i).
     “PTB US Approval” means the approval by FDA of the PTB NDA or PTB Supplemental NDA, as applicable, expanding the Prochieve label to include the PTB Indication, which approval has been accepted by the Joint Development Committee.
     “PTO” means the United States Patent and Trademark Office.
     “Purchase Price” has the meaning set forth in Section 2.7.
     “Purchased Assets” has the meaning set forth in Section 2.1.
     “Rebate Charges” means amounts claimed by or under, or in respect of, Medicaid, state rebate programs, pharmaceutical benefit management organizations, managed care organizations, and other Persons as rebates under Contracts between such parties and Seller or Buyer, as the context requires.
     “Regulatory Approval” means, with respect to a Product in any country or jurisdiction, any approval, registration, license, permit, certificate, exemption, consent, confirmation, order, waiver, clearance or authorization from a Regulatory Authority in a country or other jurisdiction that is necessary to market and sell such Product in such country or jurisdiction.
     “Regulatory Authority” means any federal, state or local regulatory authority, regulatory agency or other governmental body, including the FDA and EMEA.
     “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product other than Patents, including rights conferred in the United States under the Hatch-Waxman Act or the FDA Modernization Act of 1997 or rights similar thereto outside the United States.
     “Regulatory Filings” means, with respect to any Product, any submission to a Regulatory Authority of any appropriate regulatory application and shall include, without limitation, any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings shall include any IND, NDA, MAA or the corresponding application in any other country or group of countries.
     “Release” means any releasing, spilling, leaking, pumping, pouring, placing, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.
     “Representatives” means, with respect to any Person, the directors, officers, managers, employees, independent contractors, agents, attorneys, advisors or consultants of such Person.

     “Required Seller Stockholders Vote” means the (i) adoption of a resolution by the holders of Seller’s outstanding capital stock having a majority of the voting power associated with all shares of Seller’s outstanding capital stock approving the sale and transfer of the Purchased Assets and the Assumed Liabilities pursuant to this Agreement and (ii) approval of the Charter Amendment by the (x) holders of a majority of the outstanding shares of the Common Stock and (y) holders of Seller’s capital stock having a majority of the voting power associated with all shares of Seller’s outstanding capital stock.
     “Review Period” has the meaning set forth in Section 2.8(b)(ii)
     “Royalty Product” means any pharmaceutical product that contains Natural Progesterone or 17-alpha-hydroxyprogesterone caproate that is delivered transvaginally, except any and all Generic Equivalents of Products that are not (and never were) Commercialized pursuant to this Agreement. For the avoidance of doubt, the foregoing exception shall not limit Section 2.8(d)(ii).
     “Royalty Product Term” has the meaning set forth in Section 2.8(d)(i)(D).
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Documents” has the meaning set forth in Section 4.15.
     “Second Closing” has the meaning set forth in Section 3.1(b).
     “Second Closing Date” has the meaning set forth in Section 3.1(b).
     “Second Closing Date Purchased Assets” has the meaning set forth in Section 2.1.
     “Second Closing Date Assumed Liabilities” has the meaning set forth in Section 2.4.
     “Second Post-Closing Tax Period” means any Tax period beginning after the Second Closing Date and that portion of a Second Closing Straddle Period beginning after the Second Closing Date.
     “Second Pre-Closing Tax Period” means any Tax period ending on or before the Second Closing Date, and that portion of any Second Closing Straddle Period ending on the Second Closing Date.
     “Second Closing Straddle Period” means any Tax period beginning before or on and ending after the Second Closing Date.
     “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Seller” has the meaning set forth in the Preamble.

     “Seller Account” means a bank account in the United States to be designated by Seller in a written notice to Buyer at least three (3) Business Days before the First Closing or, with respect to any payments due thereafter, at least three (3) Business Days prior to the date that such payment becomes due and payable.
     “Seller Board Recommendation” has the meaning set forth in Section 4.2(b).
     “Seller Disclosure Letter” has the meaning set forth in Article IV.
     “Seller Development Costs Cap” has the meaning set forth in Section 8.7(b)(i)
     “Seller Development Activities” means all Development activities with respect to the Products that are designated as Seller’s responsibility in this Agreement or the Development Plan.
     “Seller Expense Period” has the meaning set forth in Section 8.7(c).
     “Seller Indemnitees” has the meaning set forth in Section 10.3.
     “Seller Next Generation Delivery System” means the progressive hydration tablet technology described in Seller’s US Patent No. 6,248,358.
     “Seller Stockholders’ Meeting” has the meaning set forth in Section 6.4(c).
     “Seller’s SEC Filings” means all forms, reports and other documents filed with the SEC by Seller under the Securities Act or Exchange Act, as the case may be since and including January 1, 2007.
     “Senior Officers” means, for Seller, the Chief Executive Officer, and for Buyer, the Chief Executive Officer of Parent.
     “Shares” has the meaning set forth in the Recitals.
     “Site” means any of the real properties owned, leased or operated by Seller and used in connection with its business, including all soil, subsoil, surface waters and groundwater thereat.
     “Subsidiary” means, when used with reference to an entity, any other entity of which (a) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or (b) a majority of the outstanding securities of which, are owned directly or indirectly by such entity.
     “Superior Proposal” has the meaning set forth in Section 6.5(f).
     “Superior Proposal Notice” has the meaning set forth in Section 6.5(d).
     “Supply Agreement” means the Supply Agreement between Buyer and Seller, in substantially the form attached hereto as Exhibit C.
     “Survival Period” has the meaning set forth in Section 10.1(a).

     “Synthetic Progesterone” has the meaning set forth in the definition of Progesterone.
     “Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes, whether contested or not.
     “Tax Matter” has the meaning set forth in Section 8.6(e).
     “Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes, including attachments thereto and amendments thereof.
     “Termination Fee” has the meaning set forth in Section 9.2(b).
     “Territory” means the world.
     “Third Party” means any Person other than a Party or its Affiliates.
     “Third-Party Claim” has the meaning set forth in Section 10.6(a).
     “Trademarks” means trademarks, service marks, certification marks, trade dress, Internet domain names, trade names, identifying symbols, designs, product names, company names, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications and registrations therefor, and all goodwill associated therewith.
     “Transactions” means the transactions contemplated by this Agreement and the Other Agreements.
     “Transfer Agent” means American Stock Transfer and Trust Company, LLC.
     “Transfer Taxes” means any and all transfer, documentary, sales, use, stamp, registration, value added, recording and other similar Taxes and fees (including any penalties and interest) incurred as a result of the transfer of the Purchased Assets, Shares and Assumed Liabilities pursuant to the consummation of the transactions contemplated by this Agreement (including recording fees and any real property or leasehold interest transfer tax and any similar Tax).
     “United States” or “U.S.” means the United States of America and its territories and possessions.
     “Upfront Payment” has the meaning set forth in Section 2.7.

     “Valid Claim” means, with respect to any country, a claim of an issued Patent or Patent application (that has been pending for no more than seven (7) years after the date from which such Patent application claims priority) that has not expired or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period).
     “Wholesaler Affiliate” means an Affiliate of Buyer, substantially all of the business of which consists of the wholesale distribution of pharmaceutical products.
     “Wholesaler Charges” means amounts claimed by wholesalers of the Products as chargebacks or returns to the wholesaler under contracts between group purchasing organizations (collectively, “GPOs”) and Seller and amounts claimed by GPOs as administrative or marketing fees under contracts between GPOs and Seller.

Exhibit A

Asset Transfer Documentation

Exhibit B
INVESTOR’S RIGHTS AGREEMENT
Dated [•], 2010

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INVESTOR’S RIGHTS AGREEMENT
     This Investor’s Rights Agreement (this “Agreement”) is dated as of [•], 2010, and is between Columbia Laboratories, Inc., a Delaware corporation (the “Company”), and Coventry Acquisition, Inc., a Delaware corporation (the “Investor”). All capitalized terms used and not defined herein shall have such meanings as set forth in the Purchase and Collaboration Agreement, dated as of March 3, 2010, by and between the Company and the Investor (the “Purchase and Collaboration Agreement”).
RECITALS
     WHEREAS, the Investor and the Company are parties to the Purchase and Collaboration Agreement pursuant to which Investor, among other things, acquired from the Company 11,200,000 shares of Common Stock (the “Shares”); and
     WHEREAS, the Company and the Investor are entering into this Agreement pursuant to the Purchase and Collaboration Agreement.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:
SECTION 1
DEFINITIONS
     1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
          (a) “AAA” shall have the meaning set forth in Section 5.13(a).
          (b) “Affiliate” shall mean, with respect to any Person (as defined below), any other Person controlling, controlled by or under direct or indirect common control with such Person (for the purposes of this definition “control,” when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing).
          (c) “Agreement” shall have the meaning set forth in the Preamble.
          (d) “Arbitrator” shall have the meaning set forth in Section 5.13(b).
          (e) “Board” shall mean the Company’s board of directors.
          (f) “Business Day” shall mean a day Monday through Friday on which banks are generally open for business in New York City.
          (g) “Bylaws” shall mean the Company’s Amended and Restated Bylaws, as amended from time to time.

          (h) “Certificate” shall mean the Company’s Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware and as amended from time to time.
          (i) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
          (j) “Common Stock” shall mean the Company’s common stock, $0.01 par value per share.
          (k) “Company” shall have the meaning set forth in the Preamble.
          (l) “DGCL” shall mean the General Corporation Law of the State of Delaware.
          (m) “Dispute” shall have the meaning set forth in Section 5.13(a).
          (n) “Enforcing Court” shall have the meaning set forth in Section 5.13(e).
          (o) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.
          (p) “Filing Date” shall have the meaning set forth in Section 2.1(a).
          (q) “Financial Statements” shall mean the financial statements of the Company filed with the Commission in connection with the registration contemplated under this Agreement.
          (r) “Indemnified Party” shall have the meaning set forth in Section 2.4(c).
          (s) “Indemnifying Party” shall have the meaning set forth in Section 2.4(c).
          (t) “Initial Lock-Up Period” shall have the meaning set forth in Section 4.1(a).
          (u) “Investor” shall have the meaning set forth in the Preamble.
          (v) “Investor Designee” shall have the meaning set forth in Section 3.1.
          (w) “Nasdaq Stock Market” shall have the meaning set forth in Section 2.3(i).
          (x) “Person” shall mean any person, individual, corporation, limited liability company, partnership, trust or other nongovernmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).
          (y) “Purchase and Collaboration Agreement” shall have the meaning set forth in the Preamble.

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          (z) The terms “register,” “registered” and “registration” refer to the registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.
          (aa) “Registrable Securities” shall mean (i) any Shares and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the Shares referenced in (i) above, in each case until Transferred by the Investor to the extent permitted by this Agreement; provided, however, that Registrable Securities shall not include any securities described in clause (i) or (ii) above which have previously been registered or which have been sold to the public either pursuant to a Registration Statement or Rule 144, or which have been sold in a private transaction.
          (bb) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Section 2.1 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and expenses of counsel for the Company, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but, for the avoidance of doubt, excluding the fees of legal counsel for the Investor).
          (cc) “Registration Statement” shall mean any registration statement of the Company filed with the Commission on the appropriate form pursuant to the Securities Act which covers any Registrable Securities pursuant to the provisions of this Agreement and all amendments and supplements to any such Registration Statement, including post-effective amendments, all exhibits thereto and all materials incorporated by reference therein.
          (dd) “Registration Period” shall have the meaning set forth in Section 2.1(b).
          (ee) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.
          (ff) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.
          (gg) “Selling Expenses” shall mean all underwriting discounts and the selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and the fees and disbursements of counsel for the Investor.
          (hh) “Shares” shall have the meaning set forth in the Recitals.
          (ii) “Shelf Registration Statement” shall have the meaning set forth in Section 2.1(a).
          (jj) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which (i) securities or other ownership interests having ordinary voting power to elect a

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majority of the board of directors or other Persons performing similar functions, or (ii) a majority of the outstanding securities of which, are owned directly or indirectly by such entity.
          (kk) “Transaction Delay Notice” shall have the meaning set forth in Section 2.5(b).
          (ll) “Transaction Delay Period” shall have the meaning set forth in Section 2.5(b).
          (mm) “Transfer” and “Transferred” shall mean to directly or indirectly sell, transfer, exchange, assign, pledge, hypothecate, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of.
SECTION 2
REGISTRATION RIGHTS
     2.1 Shelf-Registration.
          (a) The Company shall use commercially reasonable efforts to file not later than ninety (90) days before the end of the Initial Lock-Up Period (the “Filing Date”) a Registration Statement pursuant to Rule 415 under the Securities Act with the Commission covering the resale of the Registrable Securities on a delayed or continuous basis (the “Shelf Registration Statement”), and effect the registration, qualifications or compliances (including, without limitation, the execution of any required undertaking to file post-effective amendments, appropriate qualifications or exemptions under applicable “blue sky” or other state securities laws and appropriate compliance with applicable securities laws, requirements or regulations) of the Registrable Securities as promptly as possible after the filing thereof. The Shelf Registration Statement will be on Form S-3; provided, that if Form S-3 is not available for use by the Company on the Filing Date, then the Registration Statement will be on such form as is then available.
          (b) Except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of the Shelf Registration Statement pursuant to Section 2.5, use commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective, and to keep such Shelf Registration Statement free of any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, in light of the circumstances in which they were made, until the earliest of the following: (i) the date of the fourth (4th) anniversary of the date on which the Shelf Registration Statement is initially declared effective by the Commission, (ii) the date all of the Registrable Securities have been Transferred by the Investor and (iii) the date all of the Registrable Securities then held by the Investor may be sold by the Investor under Rule 144 during any ninety (90) day period without complying with the provisions of clause (c) or (f) of Rule 144. The period of time during which the Company is required hereunder to keep the Shelf Registration Statement effective is referred to herein as the “Registration Period.” The rights of the Investor under this Section 2 shall terminate on the last day of the Registration Period.

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     2.2 Expenses. All Registration Expenses incurred in connection with any registration, qualification, exemption or compliance pursuant to Section 2, shall be borne by the Company. All Selling Expenses relating to the sale of Registrable Securities registered hereunder by or on behalf of the Investor shall be borne by the Investor.
     2.3 Registration Procedures. In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Agreement, the Company shall:
          (a) notify the Investor within three (3) Business Days:
               (i) when the Shelf Registration Statement or any amendment thereto has been filed with the Commission and when the Shelf Registration Statement or any post-effective amendment thereto has become effective;
               (ii) of any request by the Commission for amendments or supplements to the Shelf Registration Statement or the prospectus included therein, upon which the Company will use its commercially reasonable efforts to file the same with the Commission;
               (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings for such purpose;
               (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, upon which the Company will use its commercially reasonable efforts promptly to obtain the withdrawal of such suspension or address any such proceedings, as applicable; and
               (v) of the occurrence of any event that requires the making of any changes in the Shelf Registration Statement or the prospectus forming a part thereof so that, as of such date, the Shelf Registration Statement and the prospectus forming a part thereof, as applicable, do not contain an untrue statement of material fact, and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading (provided, that, in no event shall such notice contain any material, non-public information);
          (b) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement as soon as reasonably practicable;
          (c) promptly furnish the Investor, without charge, at least one copy of the Shelf Registration Statement and any post-effective amendment thereto, including Financial Statements and schedules, and, if explicitly requested, all exhibits in the form filed with the Commission;
          (d) during the Registration Period, promptly deliver to the Investor, without charge, as many copies of the prospectus included in the Shelf Registration Statement and any

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amendment or supplement thereto as the Investor may reasonably request; and, subject to the limitations contained herein, the Company consents to the use, consistent with the provisions hereof, of the prospectus or any amendment or supplement thereto by the Investor in connection with the offering and sale of the Registrable Securities covered by the prospectus forming a part thereof or any amendment or supplement thereto;
          (e) during the Registration Period, if the Investor so requests, deliver to the Investor, without charge, (i) one copy of the following documents: (A) its annual report to its stockholders, if any (which annual report shall contain financial statements audited in accordance with generally accepted accounting principles in the United States of America by an independent registered public accounting firm of recognized standing), (B) its annual report on Form 10-K (or similar form), (C) its definitive proxy statement with respect to its annual meeting of stockholders, (D) each of its quarterly report(s) on Form 10-Q (or similar form), and (E) a copy of the full Shelf Registration Statement (the foregoing, in each case, excluding exhibits); and (ii) if explicitly requested, all exhibits excluded by the parenthetical to the immediately preceding clause (E);
          (f) prior to any public offering of Registrable Securities pursuant to the Shelf Registration Statement, promptly take such actions as may be necessary to register or qualify or obtain an exemption for offer and sale under the securities or “blue sky” laws of such United States jurisdictions as the Investor reasonably requests in writing; provided, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, and do any and all other acts or things reasonably necessary or advisable to enable the offer and sale in such jurisdictions of the Registrable Securities covered by the Shelf Registration Statement;
          (g) upon the occurrence of any event contemplated by Section 2.3(a)(v) above, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of the Shelf Registration Statement, pursuant to Section 2.5, the Company shall use commercially reasonable efforts to as soon as reasonably practicable prepare a post effective amendment to the Shelf Registration Statement or a supplement to the prospectus forming a part thereof, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
          (h) otherwise use commercially reasonable efforts to comply in all material respects with all applicable rules and regulations of the Commission which could affect the sale of the Registrable Securities;
          (i) use commercially reasonable efforts to cause the Registrable Securities included in the Shelf Registration Statement to be listed on the NASDAQ Global Market (“NASDAQ Stock Market”) or, if the Common Stock is not then listed on the NASDAQ Stock Market, on the principal national securities exchange on which the Common Stock is then listed,

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or if the Common Stock is not then listed on a national securities exchange, authorized for quotation on any automated quotation system on which the Common Stock is then quoted;
          (j) during the Registration Period, furnish to the Investor, without charge, copies of any correspondence from the Commission or the staff of the Commission to the Company or its representatives relating to the Shelf Registration Statement or any document incorporated by reference therein within five (5) Business Days after the Company’s receipt thereof;
          (k) use commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby and to enable the Investor to sell Registrable Securities under Rule 144; and
          (l) if the Investor so requests in writing, permit a single counsel, designated by the Investor to review and provide reasonable comments to the Shelf Registration Statement and all amendments and supplements thereto, within three (3) Business Days prior to the filing thereof with the Commission;
provided, that, in the case of clause (l) above, the Company shall not be required (A) to delay the filing of the Shelf Registration Statement or any amendment or supplement thereto to incorporate any comments to the Shelf Registration Statement or any amendment or supplement thereto by or on behalf of the Investor if such comments would require or result in a delay in the filing of the Shelf Registration Statement, amendment or supplement, as the case may be, and the Company reasonably believes (after consulting with legal counsel) that such comments are not necessary to incorporate into the Shelf Registration Statement or any amendment or supplement thereto in order to comply with the Securities Act or (B) to provide, and shall not provide, the Investor or its representatives with material, non-public information unless the Investor agrees to receive such information and enters into a written confidentiality agreement with the Company in a form reasonably acceptable to the Company.
     2.4 Indemnification.
          (a) To the extent permitted by law, the Company shall (subject to Section 2.4(c) below) indemnify the Investor, each of its directors and officers, and each person who controls the Investor within the meaning of Section 15 of the Securities Act, with respect to any registration that has been effected pursuant to this Agreement, against all claims, losses, damages and liabilities (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 2.4(c) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Shelf Registration Statement, prospectus or any amendment or supplement thereof, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in case of any prospectus, in light of the circumstances in which they were made), or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to any action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse the Investor and each person controlling the Investor, for reasonable legal and other out-of-pocket expenses reasonably incurred in

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connection with investigating or defending any such claim, loss, damage, liability or action as incurred; provided that the Company will not be liable in any such case to the extent that any untrue statement or omission is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for use in preparation of the Shelf Registration Statement, prospectus, amendment or supplement.
          (b) The Investor will indemnify the Company, each of its directors and officers, and each person who controls the Company within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 2.4(c) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Shelf Registration Statement, prospectus, or any amendment or supplement thereof, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in case of any prospectus, in light of the circumstances in which they were made), and will reimburse the Company, such directors and officers, and each person controlling the Company for reasonable legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for use in preparation of the Shelf Registration Statement, prospectus, amendment or supplement. Notwithstanding the foregoing, the Investor’s aggregate liability pursuant to this Section 2.4(b) and Section 2.4(d) shall be limited to the net amount received by the Investor from the sale of the Registrable Securities pursuant to the Shelf Registration Statement.
          (c) Each party entitled to indemnification under this Section 2.4 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim, action or litigation as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any such claim, action or litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim, action or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such Indemnified Party’s expense (and after the assumption of the defense of any such claim, action or litigation by the Indemnifying Party, the Indemnified Party shall not be entitled to reimbursement or indemnification for its legal or other out-of-pocket expenses incurred in action with investigating or defending any such claim, action or litigation except for out-of- pocket costs (excluding legal or other professional fees or expenses) solely to the extent incurred by the Indemnified Party for it to comply with any order or legally binding determination of a court or other governmental authority or to provide assistance in the defense or investigation of such claim at the request or direction of the Indemnifying Party), and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent such failure is materially prejudicial to the Indemnifying Party in defending such claim, action or litigation. The Indemnified Party shall not settle, compromise, or consent to the entry of any judgment with respect to any such claim, action or litigation without the prior written consent of the

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Indemnifying Party (which consent will not be unreasonably withheld) and the Indemnifying Party shall not be liable for any compromise, settlement or consent to the entry of any judgment with respect to any claim, action or litigation effected without its prior written consent. No Indemnifying Party, in its defense of any such claim, action or litigation, shall, except with the consent of each Indemnified Party, settle, compromise or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim, action or litigation.
          (d) If the indemnification provided for in this Section 2.4 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
          (e) The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, and liabilities referred to in this Section 2.4 shall include the reasonable legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim, subject to the provisions of Section 2.4(c). No Person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
          (f) The obligations of the Company and the Investor under this Section 2.4 shall survive the completion of any offering of Registrable Securities under the Shelf Registration Statement.
     2.5 Registration Covenants.
          (a) The Investor agrees that, upon receipt of any notice from the Company of the happening of any event:
               (i) requiring the preparation of a supplement or amendment to a prospectus relating to Registrable Securities so that, as thereafter delivered to the Investor, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, the Investor will forthwith discontinue offering or Transferring Registrable Securities pursuant to the Shelf Registration Statement and prospectus forming a part thereof contemplated by Section 2.1 until its receipt of copies of the supplemented or amended prospectus from the Company and, if so directed by the Company, the Investor shall deliver to the Company all copies, other than

9

permanent file copies then in the Investor’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice;
               (ii) contemplated by Section 2.3(a)(iii), the Investor shall forthwith discontinue offering or Transferring Registrable Securities pursuant to the Shelf Registration Statement and the prospectus forming a part thereof contemplated by Section 2.1 until its receipt of a notice from the Company stating that the stop order of the type referred to in Section 2.3(a)(iii) is no longer applicable or that the Commission will not issue any such stop order pursuant to the proceedings of the type referred to in Section 2.3(a)(iii); or
               (iii) contemplated by Section 2.3(a)(iv), the Investor shall forthwith discontinue offering or Transferring Registrable Securities pursuant to the Shelf Registration Statement and the prospectus forming a part thereof contemplated by Section 2.1 until its receipt of a notice from the Company that any suspension of the type referred to in Section 2.3(a)(iv) is no longer applicable or that no Person will issue any such suspension pursuant to any proceedings (threatened or initiated) of the type referred to in Section 2.3(a)(iv).
          (b) Notwithstanding anything in this Agreement to the contrary, if the Company delivers to the Investor a certificate, signed by an officer of the Company (the “Transaction Delay Notice”), stating that in the good faith judgment of the Board (i) continued use of the Shelf Registration Statement for purposes of effecting offers or sales of the Registrable Securities pursuant thereto would require, under the Securities Act or the Exchange Act, premature disclosure in the Shelf Registration Statement (or the prospectus that is a part thereof or any document that is or would be incorporated therein) of material, nonpublic information concerning the Company, its business or prospects or any proposed material transaction involving the Company, (ii) such premature disclosure would be materially adverse to the Company, its business or prospects or any such proposed material transaction or would make the successful consummation by the Company of any such material transaction significantly less likely and (iii) it is therefore desirable to suspend the use by the Investor of the Shelf Registration Statement (and the prospectus that is a part thereof) for purposes of effecting offers or sales of the Registrable Securities pursuant thereto, then the right of the Investor to use the Shelf Registration Statement (and the prospectus that is a part thereof) for purposes of effecting offers or sales of the Registrable Securities pursuant thereto shall be suspended. Notwithstanding the foregoing, the Company shall not under any circumstances be entitled to exercise its right to suspend the use of the Shelf Registration Statement on more than two (2) occasions during any twelve (12) month period, and each such suspension shall not be for more than thirty (30) days per such occasion (the “Transaction Delay Period”). The Investor hereby covenants and agrees that it will not sell any Registrable Securities pursuant to the Shelf Registration Statement during the periods the Shelf Registration Statement is withdrawn or the ability to sell thereunder is suspended as set forth in this Section 2.5(b). During the period the ability of the Investor to sell Registrable Securities under the Shelf Registration Statement is suspended pursuant to this Section 2.5(b) the Company shall not file a Registration Statement during the related Transaction Delay Period for the offer or sale of any securities for its own account or for the offer or sale of any securities for the account of any stockholder of the Company.

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          (c) As a condition to the inclusion of its Registrable Securities, the Investor shall furnish to the Company such information, including completing an investor questionnaire in the form provided by the Company, as shall be required in connection with any registration referred to in this Section 2.
          (d) The Investor acknowledges and agrees that the Registrable Securities sold pursuant to the Shelf Registration Statement are not Transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing such Registrable Securities is accompanied by a certificate reasonably satisfactory to the Company to the effect that (i) the Registrable Securities have been Transferred in accordance with the Shelf Registration Statement and (ii) the requirement of delivering a current prospectus has been satisfied.
          (e) At the end of the Registration Period the Investor shall discontinue sales of Registrable Securities pursuant to the Shelf Registration Statement upon receipt of notice from the Company of its intention to remove from registration the Registrable Securities covered by the Shelf Registration Statement which remain unsold, and the Investor shall notify the Company of the number of Registrable Securities registered which remain unsold immediately upon receipt of such notice from the Company.
     2.6 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:
          (a) Make and keep adequate current public information with respect to the Company available in accordance with Rule 144; and
          (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.
SECTION 3
BOARD OF DIRECTORS
     3.1 Investor Designee.
          (a) Upon execution of this Agreement and in accordance with the terms of this Section 3, the Investor shall have the right to designate one Person for election to the Board as its nominee in its sole discretion (the “Investor Designee”). Within five (5) Business Days after the date hereof, the Company shall take all commercially reasonable actions to expand the Board in accordance with the Certificate, the Bylaws and the DGCL to create one vacancy on the Board and appoint the Investor Designee to fill such vacancy.
          (b) Subject to Section 3.5, following the appointment of the Investor Designee pursuant to Section 3.1(a), for applicable subsequent elections of the members of the Board, the Company shall take all such actions as are commercially reasonable to facilitate the Investor Designee’s re-election to the Board.
          (c) The Investor Designee must be eligible under applicable law and regulations of any national securities exchange on which Company securities are traded to serve

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on the Board; provided, however, that the Investor Designee shall not be required to be “independent” under the listing rules of any applicable national securities exchange, if any, on which Company securities are traded.
     3.2 Designation. The initial Investor Designee shall be [•].
     3.3 Change in Designee. From time to time, subject to Section 3.5, the Investor may, in its sole discretion, notify the Company in writing of its intention to remove the Investor Designee that is serving on the Board and/or to select a new Investor Designee for election to the Board (whether to replace a prior Investor Designee or to fill a vacancy on the Board caused by the resignation or removal of a prior Investor Designee). Subject to Section 3.5, in the event of such an initiation of a removal or selection of an Investor Designee under this Section 3.3, the Company shall take such commercially reasonable actions as are necessary to facilitate such removal or election. Notwithstanding the foregoing sentence, the Company shall not be required to hold a special meeting of stockholders to replace an Investor Designee and in no event shall there be more than one Investor Designee on the Board.
     3.4 Information. The Investor shall at the request of the Company provide, and shall cause the Investor Designee to provide, all information regarding the Investor Designee that the Company may reasonably request for inclusion in any proxy statement or other report that is required to contain such information that the Company is required to file with the Commission or any national securities exchange on which the Company’s securities are listed. The Investor represents, warrants and agrees that any such information supplied to the Company will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     3.5 Termination of Rights. The rights provided to the Investor under this Section 3 shall terminate at the first time when the Investor ceases to hold at least ten percent (10%) of the then outstanding Common Stock; provided, however, that an Investor Designee who is appointed or elected prior to the time when the Investor ceases to hold at least ten percent (10%) of the then outstanding Common Stock may continue as a director of the Company until the Company’s next meeting of stockholders held after the time when the Investor ceases to hold at least ten percent (10%) of the then outstanding Common Stock at which the stockholders are requested to take action with respect to the election of directors of the Company. For purposes of this Section 3.5, in determining, at any time, how many shares of Common Stock the Investor holds, only the Shares then held by the Investor should be considered and no other shares of Common Stock held by the Investor shall be considered.
     3.6 No Compensation. The Investor Designee shall not be entitled to receive compensation in any form from the Company in connection with such designation or in respect of his or her position as a member of the Board.
     3.7 Confidentiality Agreement. Notwithstanding anything contained herein to the contrary, no Investor Designee shall be entitled to become a member of the Board unless and until he or she executes a confidentiality agreement in a form agreed to by the Company, the Investor and the Investor Designee, each acting reasonably.

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SECTION 4
LOCK-UP AGREEMENT
     4.1 Lock-Up Agreement.
          (a) Except as otherwise permitted in this Section 4.1, the Investor agrees not to Transfer the Shares or any legal or beneficial interest therein, without the prior written consent of the Company, from the date hereof until the date which is six (6) months after the date of this Agreement (the “Initial Lock-Up Period”); provided that the Investor shall have the right to participate in any buy-back of Common Stock by the Company, any tender offer or exchange offer for shares of Common Stock or in any extraordinary business combination or recapitalization transaction involving the Company that is approved by the stockholders of the Company by a vote required under applicable law.
          (b) Notwithstanding Section 4.1(a), the Investor shall be permitted to Transfer any portion or all of the Shares at any time to any Affiliate under common control with the Investor; provided, that any transferee agrees in writing to be bound by the provisions of this Section 4 to the reasonable satisfaction of the Company; provided, further that any such Transfer shall not relieve the Investor from its obligations hereunder.
          (c) Following the Initial Lock-Up Period, subject to Sections 4.3 and 5.3, the Investor agrees that it will not, during any fiscal quarter of the Company, Transfer more than two million (2,000,000) of the Shares; provided, however, the restrictions in this Section 4.1(c) shall terminate eighteen (18) months following the date of this Agreement.
          (d) In addition to the foregoing Transfer restrictions, the Investor shall not be entitled to transfer any Registrable Securities at any time if such Transfer would violate the Securities Act, or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Company or the applicable Transfer of Registrable Securities.
          (e) Each certificate representing the Registrable Securities shall bear the following legend:
THE SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF AN INVESTOR’S RIGHTS AGREEMENT, DATED AS OF [•], 2010, COPIES OF WHICH ARE ON FILE WITH THE ISSUER OF THIS CERTIFICATE. NO SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH INVESTOR’S RIGHTS AGREEMENT HAVE BEEN COMPLIED WITH IN FULL.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER

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JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.
          (f) In the event that the restrictive legend set forth in Section 4.1(e) has ceased to be applicable, the Company shall promptly provide the Investor or its permitted transferee, with new certificates for such Registrable Securities not bearing the legend with respect to which the restriction has ceased and terminated.
     4.2 Stop-Transfer Instructions. In order to enforce Section 4.1, the Company may impose stop-transfer instructions with respect to any Company securities owned by the Investor.
     4.3 Termination of Lock-Up Agreement. This Section 4 shall terminate at the first time when the Investor, and its Affiliates (other than the Company), in the aggregate, cease to hold at least ten percent (10%) of the then outstanding Common Stock. For purposes of this Section 4.3, in determining, at any time, how many shares of Common Stock the Investor and its Affiliates hold, only the Shares then held by the Investor and its Affiliates shall be considered and no other shares of Common Stock held by the Investor and/or its Affiliates shall be considered.
SECTION 5
MISCELLANEOUS
     5.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investor.
     5.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail or otherwise delivered by hand, messenger or courier service addressed:
          (a) if to the Investor, to the address or electronic mail address of the Investor set forth beneath its name on the signature pages hereto, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, CA 92626-1925, Attention: R. Scott Shean; and
          (b) if to the Company, to the address or electronic mail address of the Company set forth beneath its name on the signature pages hereto, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Kaye Scholer LLP, 425 Park Avenue, New York, NY 10022, Attention: Adam H. Golden and Steven G. Canner.
     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid,

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specifying next-business-day delivery, two (2) Business Days after deposit with the courier), (ii) if sent via registered or certified mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next Business Day in either case confirmed in writing.
     5.3 Information. The Investor hereby acknowledges that it is aware (and the Investor agrees that any Person, including the Investor Designee, who otherwise receives from the Investor confidential non-public information relating to the Company has been and will be advised) that the United States securities laws restrict any Person who possesses material, non-public information regarding the Company from purchasing or selling securities of the Company and from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.
     5.4 Successors and Assigns. Except as permitted by Section 4.1(b), this Agreement and the rights and obligations of the parties hereunder shall not be assignable or otherwise transferred, in whole or in part, by the Company or the Investor without the written consent of both parties hereto. Any attempted assignment or transfer of this Agreement shall be null and void.
     5.5 Entire Agreement. This Agreement and the exhibits hereto, the Purchase and Collaboration Agreement and the Other Agreements (as defined in the Purchase and Collaboration Agreement) constitute the full and entire understanding and agreement between the parties with regard to the subject hereof and thereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.
     5.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.
     5.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic,

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business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.
     5.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.
     5.9 Counterparts. This Agreement may be executed and delivered by PDF signature and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     5.10 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.
     5.11 Injunctive Relief. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such damages would not be fully compensable by an award of money damages. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or other undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.
     5.12 Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware.
     5.13 Arbitration.
          (a) All disputes, differences, controversies and claims of the parties hereto arising out of or relating to this Agreement (individually, a “Dispute” and, collectively, “Disputes”), except as otherwise provided under this Agreement, shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, subject to the provisions of this Section 5.13.
          (b) Following the delivery of a written demand for arbitration by either party hereto, each of the Company and Investor shall choose one (1) arbitrator within ten (10) Business Days after the date of such written demand and the two (2) chosen arbitrators shall mutually, within ten (10) Business Days after selection, select a third (3rd) arbitrator (each, an “Arbitrator” and together, the “Arbitrators”), each of whom shall be a retired judge selected from a roster of arbitrators provided by the AAA. If the third (3rd) Arbitrator is not selected within fifteen (15) Business Days after the delivery of the written demand for arbitration (or such other time period as the parties hereto may agree), the parties hereto shall promptly request that the commercial panel of the AAA select an independent Arbitrator meeting such criteria

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          (c) The rules of arbitration shall be the Commercial Rules of the American Arbitration Association; provided, however, that notwithstanding any provisions of the Commercial Arbitration Rules to the contrary, unless otherwise mutually agreed to by the Company and the Investor, the sole discovery available to each party hereto shall be its right to conduct up to two (2) non-expert depositions of no more than three (3) hours of testimony each.
          (d) The Arbitrators shall render an award by majority decision within three (3) months after the date of appointment, unless the parties hereto agree to extend such time. The award shall be final and binding upon the parties hereto.
          (e) Any judicial proceeding arising out of or relating to this Agreement or the relationship of the parties hereto, including without limitation any proceeding to enforce this Section 5.13, to review or confirm the award in arbitration, shall be brought exclusively in the Delaware Chancery Court sitting in the county of New Castle, Delaware (the “Enforcing Court”). By execution and delivery of this Agreement, each party hereto accepts the jurisdiction of the Enforcing Court.
          (f) Each party hereto shall pay its own expenses in connection with the resolution of Disputes pursuant to this Section 5.13, including attorneys’ fees, unless determined otherwise by the Arbitrator.
          (g) The parties hereto agree that the existence, conduct and content of any arbitration pursuant to this Section 5.13 shall be kept confidential and no party hereto shall disclose to any Person any information about such arbitration, except in connection with such arbitration or as may be required by law or by any court, regulatory or governmental authority (or any exchange on which such party’s securities are listed) or for financial reporting purposes in such party’s financial statements.
          (h) Notwithstanding the foregoing, none of the provisions of this Agreement (including this Section 5.13) shall restrict the right of any party hereto to seek injunctive relief or other equitable remedies, to enjoin any breach or threatened breach of this Agreement or otherwise specifically enforce any provision of this Agreement.
     5.14 Recapitalization, Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the Registrable Securities, (ii) any and all securities into which the shares of Common Stock are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and (iii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation or otherwise) which may be issued in respect of, in conversion of, in exchange for, or in substitution of, the shares of Common Stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger, consolidation or otherwise) to assume this Agreement or enter into a new agreement with the Investor on terms substantially the same as this Agreement as a condition of any such transaction.

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     5.15 Conflict. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.
(signature page follows)

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

COLUMBIA LABORATORIES, INC.
By:
Name:
Title:
	Address:	354 Eisenhower Parkway Plaza 1, Second Floor Livingston, New Jersey 07039

COVENTRY ACQUISITION, INC.
By:
Name:
Title:
	Address:	311 Bonnie Circle Corona, California 92880-2882

[Signature Page to the Investor’s Rights Agreement]

Exhibit C
SUPPLY AGREEMENT
     THIS SUPPLY AGREEMENT (this “Agreement”) is made as of [•], 2010 (the “Effective Date”), by and between Columbia Laboratories, Inc., a corporation existing and organized under the laws of the State of Delaware, having a place of business at 354 Eisenhower Parkway, Plaza 1, Second Floor, Livingston, NJ 07039 (“Supplier”), and Coventry Acquisition, Inc., a corporation existing and organized under the laws of the State of Delaware, having a place of business at 311 Bonnie Circle, Corona, California 92880 (hereinafter “Buyer”). Capitalized terms used herein but not otherwise defined herein shall have the definitions ascribed to them in the Purchase and Collaboration Agreement (as hereinafter defined).
WITNESSETH :
     WHEREAS, Buyer and Supplier have entered into that certain Purchase and Collaboration Agreement, dated as of March 3, 2010 (the “Purchase and Collaboration Agreement”), providing for the purchase by Buyer from Supplier of certain assets related to, and a collaboration with respect to the Development of, the Products (as hereinafter defined); and
     WHEREAS, in connection with the Purchase and Collaboration Agreement, Buyer and Supplier have agreed to enter into this Agreement pursuant to which Supplier will be the exclusive supplier of the Products for Buyer.
     NOW THEREFORE, in consideration of the premises, which are incorporated herein by reference, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
1. SCOPE OF AGREEMENT
     1.1 Appointment of Supplier. Subject to the terms and conditions hereof, Buyer hereby appoints Supplier as its exclusive source and supplier of all of the requirements of Buyer, its Affiliates and Partners for the products identified on Exhibit 1.1 hereto in the United States in packaged, ready-for-sale form (the “Products”), and Supplier agrees to act as the exclusive source and supplier of the requirements of Buyer, its Affiliates and Partners for the Products. For purposes hereof “Partner” means any Third Party to whom Buyer or its Affiliates has sold, assigned, transferred, disposed of, licensed or conveyed any of the Purchased Assets or rights in any Products. Notwithstanding anything to the contrary, upon written notice from Buyer, provided to Supplier in accordance with Section 19 at least thirty (30) days prior to the date of any requested change, Buyer may designate any of Buyer’s Affiliates or Partners for the purpose of furnishing purchase orders and for receipt of shipments of Products from Supplier; provided that, at any time, there shall be only one such party and that any such designation shall not relieve Supplier of its obligations hereunder.
     1.2 Inventory on Hand. Buyer shall purchase the quantities of finished goods Products in inventory of Supplier or its Affiliates (“Inventory”) on the First Closing Date for the Purchase Price determined in accordance with Section 5.1, including any partial Batches (as defined in Section 2.3 below). Within thirty (30) days after the Effective Date, Supplier shall deliver the Inventory to Buyer in accordance with Section 3.1, subject to acceptance by Buyer in accordance with Section 3.2. Except as otherwise provided in this Agreement, the other terms and conditions of this Agreement shall apply to such Product to the same extent as if it were ordered pursuant to a Purchase Order furnished pursuant to Section 2.3.
2. FORECASTS; PURCHASE ORDERS; MANUFACTURE
     2.1 Supplier Forecasts. Supplier’s forecasts for Product in place immediately prior to the First Closing Date shall govern for the first four (4) months after the First Closing Date. Supplier shall use Commercially Reasonable Efforts during such period to meet Buyer requirements for Product in excess of said pre-closing forecasts, but inability to supply such excess amounts of Product shall not constitute a breach of this Agreement by Supplier.
     2.2 Buyer Forecasts. At the First Closing, and on or before the fifteenth (15th) day of each calendar month during the Term (as hereinafter defined) Buyer shall and agrees to submit to Supplier a written forecast of Buyer’s, its Affiliates’ and Partners’ requirements, by calendar month, for the following twelve (12) calendar months for Product (the “Rolling Forecast”). The first Rolling Forecast shall include Supplier’s forecast for the first four (4) months after the First Closing and any additional amount of Product required by Buyer, its Affiliates and Partners in each of the first four (4) calendar months after the First Closing. The first four (4) calendar months of each Rolling Forecast for Products will be firm orders (the “Binding Forecast”). It is understood that such forecasts, updated monthly, that extend beyond the Binding Forecast, are intended to be good faith estimates only, and shall not be binding upon Buyer or Supplier. Buyer shall be bound to purchase from Supplier, and Supplier shall supply, one hundred percent (100%) of those quantities of the Products set forth in each Binding Forecast. Supplier shall comply with Purchase Orders for Products furnished pursuant to Section 2.3 and shall use Commercially Reasonable Efforts to supply amounts in excess of one hundred percent (100%) of the Binding Forecast amounts; provided, however, that inability to supply amounts in excess of one hundred percent (100%) shall not constitute a breach of this Agreement by Supplier. Supplier shall notify Buyer in writing of any prospective problems of which it is aware that might prevent it from meeting Buyer’s forecasted order quantities or estimated delivery dates.
     2.3 Binding Purchase Orders. At the First Closing and with each Binding Forecast referenced in Section 2.2 hereof, Buyer shall furnish to Supplier a binding purchase order (each, a “Purchase Order”) for the quantity of the Products which Buyer shall purchase and Supplier shall deliver in accordance with the most recent Binding Forecast and this Agreement. Supplier shall acknowledge receipt of such Purchase Order. Each such Purchase Order shall designate the quantity of the Products ordered, taking into consideration the fact that all Purchase Orders must be for one or more full batches (each a “Batch”). A Batch of 8% Product, as identified on Exhibit 1.1, is approximately 610,000 individual applicators, provided however, that production yields may vary, and a yield of between 580,000 and 620,000 individual applicators will be considered an 8% Product Batch. A Batch of 4% Product, as identified on Exhibit 1.1, is approximately 150,000 individual applicators, provided however, that production yields may vary, and a yield of between 140,000 and 160,000 individual applicators will be considered a 4% Product Batch. The initial Purchase Order(s) shall first be filled by utilizing Supplier’s inventory on hand (other than Inventory), including finished goods and in-transit and in-process inventory of Supplier, labeled with the name and NDC number of Supplier, until exhausted. Each

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Purchase Order shall specify a delivery date for the ordered Product no earlier than ninety (90) days following Supplier’s receipt of the Purchase Order.
     2.4 Buyer’s Ability to Require Supplier to Subcontract the Manufacture of Product.
          (a) In the event that (i) the parties reasonably determine that the demand for any Product is projected to exceed (as evidenced by the Rolling Forecasts provided by Buyer to Supplier) or (ii) the demand for any Product actually exceeds (as evidenced by Purchase Orders provided by Buyer to Supplier) Supplier’s capacity to supply Buyer with such Product, Buyer shall have the right to require Supplier to employ a manufacturer selected by Buyer and reasonably acceptable to Supplier (“Subcontract Manufacturer”), for the manufacture of such Product pursuant to the terms of this Agreement. Buyer shall exercise this right by (A) specifying to Supplier the amount of any such excess demand for such Product and the monthly period(s) in which such excess demand is expected to occur or has occurred and (B) notifying Supplier of the amounts of such excess demand for such Product which the Subcontract Manufacturer shall manufacture and supply to Supplier.
          (b) If Supplier is unable to manufacture or supply substantially all of any Product required to be supplied to Buyer under the terms of this Agreement for any reason whatsoever including, for example, and without limitation, an injunction against such manufacture issued by a government authority, Buyer shall have the right to require Supplier to employ a Subcontract Manufacturer, selected by Buyer and reasonably acceptable to Supplier, for the manufacture of such Product for the remaining Term pursuant to the terms of this Agreement. Buyer’s rights under this Section 2.4(b) shall be exercisable only if (i) Supplier’s inability to manufacture or supply such Product could reasonably be expected to result in the unavailability of such Product for commercial sale for at least thirty (30) days, (ii) Buyer provides reasonable evidence of the Subcontract Manufacturer’s ability to start manufacture of such Product more rapidly than Supplier could restart manufacture of such Product, and (iii) Supplier’s inability to manufacture or supply such Product did not result, wholly or in part, from a breach by Buyer of its representations, warranties or obligations under this Agreement.
          (c) If, more than four (4) times in any two (2) year period, Supplier fails to supply, in conforming form, all or substantially all of the amount of Products subject to an accepted Purchase Order submitted in accordance with this Agreement (excluding amounts in excess of one hundred percent (100%) of amounts covered by the applicable Binding Forecast) within thirty (30) days after the delivery date specified for such Products in the respective Purchase Orders in accordance with Section 2.3 (such failure, a “Critical Supply Failure”), such Critical Supply Failure shall constitute a material breach under Section 10.2(c), and Buyer shall have the right, at Buyer’s sole discretion, to (i) require Supplier to employ a Subcontract Manufacturer (selected by Buyer and reasonably acceptable to Supplier), for the manufacture of such Product for the remaining Term pursuant to the terms of this Agreement or (ii) terminate this Agreement pursuant to Section 10.2(c).
          (d) Supplier agrees that, notwithstanding anything to the contrary in this Agreement, Buyer, at any time after the Effective Date, may designate Buyer, or an Affiliate of Buyer or a Third Party, for the manufacture and supply of Product, provided that (i) Buyer will bear the cost and expense of establishing Buyer, or an Affiliate of Buyer or a Third Party, for the

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manufacture and supply of any Product and (ii) Buyer, or an Affiliate of Buyer or a Third Party, may only supply up to fifty percent (50%) of the amount of Product ordered in excess of three (3) Batches per calendar year.
     2.5 Provisions Applicable With Subcontract Manufacturer Supplier. If, at any time, Supplier subcontracts with a Subcontract Manufacturer pursuant to Sections 2.4(a) — (c), or subcontracts with an Affiliate or a Third Party other than pursuant to Sections 2.4(a) — (c), for the manufacture and supply of any Product, such Subcontract Manufacturer or such Affiliate or a Third Party shall be reasonably acceptable to Buyer. Supplier shall provide the Subcontract Manufacturer, the Affiliate or Third Party, as applicable, or cause the Subcontract Manufacturer, the Affiliate or Third Party to be provided, with all rights required for the manufacture of such Product and with all assistance reasonably requested by the Subcontract Manufacturer in setting up and overseeing its manufacturing facility, including know-how concerning the manufacture of such Product, and copies of all written or other tangible forms of recorded know-how reasonably related to the manufacture of such Product. Supplier shall obtain and enforce agreements from any such Subcontract Manufacturer, Affiliate or Third Party requiring the Subcontract Manufacturer, Affiliate or Third Party to keep all such information conveyed to such Subcontract Manufacturer, Affiliate or Third Party confidential and not to use any such rights, materials or information to manufacture Products other than for Products for sale to Supplier.
3. SHIPMENTS AND ACCEPTANCE
     3.1 Delivery. Supplier shall deliver all Products DDP (as such term is defined and used in Incoterms 2000, ICC Official Rules for Interpretation of Trade Terms) to Buyer’s warehouse in Gurnee, Illinois, United States, or any other single destination within the United States identified by Buyer at least thirty (30) days prior to the requested delivery date. Title and risk of loss will transfer from Supplier to Buyer upon delivery of Product to Buyer.
     3.2 Inspection; Rejection. Buyer may inspect the shipment of Product upon receipt to verify such shipment’s conformity to the relevant Purchase Order as of the time the Product was delivered to Buyer. If Buyer determines that any portion or all of any shipment of the Product did not conform to the Purchase Order as of the time it was delivered to Buyer (each non-conforming Product, a “Defective Product”), then Buyer shall be entitled to reject such portion or all of any shipment of Product that includes Defective Product. Buyer shall notify Supplier in writing if the shipment of Product includes Defective Product that existed at the time of the delivery of the Products to Buyer. Such notification shall be made as soon as reasonably practicable after discovery of the nonconformity, but not later than thirty (30) days after delivery of the Products. Such notice shall specify the reasons for rejection. If Buyer does not so reject the Products within thirty (30) days after delivery, Buyer shall be deemed to have accepted the Products. After Buyer accepts a Product, or is deemed to have accepted a Product, except with respect to Latent Defects (as defined herein below), Buyer shall have no recourse against Supplier except as set forth in Section 6 hereof. After notice of rejection is received by Supplier, Buyer shall cooperate with Supplier in determining whether such rejection is justified. Supplier shall notify Buyer as soon as reasonably possible, but not later than thirty (30) days after receipt of the notice from Buyer, whether it accepts Buyer’s basis for rejection. Notwithstanding anything to the contrary, if a portion or all of any shipment of Product has a latent defect that renders such Product a Defective Product prior to the expiry date of such Product and that

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(a) was not reasonably discoverable within the inspection period specified in this Section 3.2 and (b) was attributable to Supplier’s manufacture and/or supply and (iii) did not occur after receipt of such Product by Buyer as described in Section 3.2 (each such defect, a “Latent Defect”), Buyer shall promptly, and in no event more than twenty (20) days after the discovery or notification of such Latent Defect, notify Supplier of such Latent Defect. If Supplier accepts Buyer’s determination that the Product is a Defective Product or that the Product contains a Latent Defect, then Buyer shall be entitled to the remedies set forth in Section 6.5 hereof. If Supplier does not accept Buyer’s determination that the Product is a Defective Product or that the Product contains a Latent Defect, and Buyer does not accept Supplier’s conclusion, then Supplier and Buyer shall jointly select an independent Third Party to determine whether it conforms to the Purchase Order. The parties agree that such Third Party’s determination shall be final. If the Third Party rules that the Product conformed to the Purchase Order as of the time the Product was delivered to Buyer or that the Product does not contain a Latent Defect, as applicable, then Buyer shall be deemed to have accepted the Product at the agreed upon price and Buyer shall bear the cost of such independent Third Party determination. If the Third Party rules that the Product does not conform to the Purchase Order at the time the Product was delivered to Buyer or that the Product contains a Latent Defect, then Buyer shall be entitled to the remedies set forth in Section 6.5 hereof and Supplier shall bear the cost of such independent Third Party determination.
4. RECORDS AND AUDIT RIGHTS, PUBLIC STATEMENTS; RECALLS
     4.1 Records; Audit Rights. Supplier shall maintain, and shall cause its Affiliates and contract manufacturers and other agents to maintain, all records necessary to comply with all applicable Laws relating to the manufacture, filling, packaging, testing, storage and shipment of Products. All such records shall be maintained for such period as may be required by applicable Laws; provided, however, that all records relating to the manufacture, stability and quality control of Products shall be retained until the parties agree to dispose of such records. Buyer and its authorized representatives shall have the right, at Buyer’s sole cost and expense, to audit, inspect, and observe the manufacture, storage, disposal, and transportation of Products once per contract year, during normal business hours upon thirty (30) days’ prior written notice; provided that Buyer may conduct additional audits if required to address serious manufacturing issues or complaints that necessitate reporting to a regulatory authority or for any for cause audits.
     4.2 Public Statements. Neither party shall use, or authorize others to use, the name, symbols, or marks of the other in any advertising or publicity material or make any form of representation or statement with regard to the services provided hereunder which would constitute an express or implied endorsement by such other of any commercial product or service without the other’s prior written approval.
     4.3 Recalls. Buyer, in Buyer’s sole discretion, shall determine whether any Product must be withdrawn or recalled from the market. To the extent legally required, Buyer shall notify all regulatory authorities of any such withdrawal or recall. All costs of withdrawals or recalls (including costs incurred by Supplier while assisting Buyer) shall be borne by Buyer, except in the case of recalls or withdrawals caused solely by the negligence or willful malfeasance of Supplier, its Affiliates or subcontractors or by the material breach by Supplier of its representations and warranties in this Agreement, in which case Supplier shall credit Buyer

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for the cost of the recalled or withdrawn Product and Buyer’s reasonable costs incurred with such withdrawals or recalls. Buyer shall give Supplier prompt written notice of any withdrawals or recalls that Buyer believes was caused or may have been caused by the negligence or willful malfeasance of Supplier, its Affiliates or subcontractors or the material breach by Supplier of its representations and warranties in this Agreement.
5. PRICE AND PAYMENT
     5.1 Price.
          (a) The purchase price for Products supplied hereunder (the “Purchase Price”) shall be one hundred and ten percent (110%) of COGS calculated in accordance with this Section 5.1(a) and paid in accordance with Section 5.1(d). For purposes hereof “COGS” means internal and external costs incurred in manufacturing, acquiring, product testing activities for quality assurance and quality control, packaging, transporting, storing and/or cGMP compliance determined in accordance with United States generally accepted accounting principles, as consistently applied by Supplier in accordance with Supplier’s past practice and in the ordinary course of Supplier’s business, in each case to the extent related and allocable to the Product supplied to Buyer hereunder. Notwithstanding the foregoing, “COGS” shall (i) include payroll taxes and customs charges consistent in type and nature with those set forth on Exhibit 5.1(a), and (ii) exclude any and all (A) costs attributable to general corporate activities, including, by way of example, executive management, investor relations, business development, legal affairs and finance, (B) Taxes other than as described in clause (i) above, and (C) the NDA maintenance fee and applicable FDA establishment fees. Exhibit 5.1(a) to this Agreement sets forth further detail on the calculation of COGS. For purposes hereof “cGMP” means current good manufacturing practices of the FDA and other appropriate agencies, as set forth in 21 C.F.R. Parts 210 and 211 and all applicable FDA rules, regulations, guides and guidances, as amended from time to time and in effect during the term of this Agreement.
          (b) Buyer shall reimburse Supplier the amount actually paid by Supplier in connection with applicable FDA establishment fees to the extent related and allocable to the Product supplied to Buyer hereunder; provided, that, with respect to the period from the Effective Date through September 30, 2010, Buyer’s liability for such establishment fees shall be an amount equal to $457,200 multiplied by a fraction, the numerator of which is (i) the number of days during such period, and the denominator of which is (ii) 365. Supplier shall provide Buyer with a detailed invoice of any amounts due and payable pursuant to this Section 5.1(b) and Buyer shall pay the amount of such invoice within thirty (30) days following receipt.
          (c) Supplier shall at all times use Commercially Reasonable Efforts to keep the cost of acquiring any Product from a contract manufacturer or Subcontract Manufacturer, if applicable, as low as possible.
          (d) For each Batch of Product supplied hereunder, Buyer shall pay Supplier the Purchase Price (the “Batch Price”) calculated as set forth in this Section 5.1(d). For the period from the Effective Date through December 31, 2010, the Batch Price for 8% Product and the Batch Price for 4% Product shall equal the amount for such Product set forth on Exhibit 5.1(d), subject to adjustment in accordance with Section 5.1(e) below. For each calendar year

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thereafter, Supplier shall notify Buyer of the Batch Price applicable to purchases of Product during such calendar year no later than December 31st of the year immediately preceding such calendar year. Such Batch Price shall be Supplier’s good faith estimate of COGS for such calendar year, determined based on Buyer’s Rolling Forecast, Supplier’s projected costs for such calendar year and foreign currency exchange rates in effect as of the last Business Day of November immediately preceding Supplier’s notice, subject to adjustment in accordance with Section 5.1(e); provided, however, that, except for adjustment in accordance with Section 5.1(e), the Batch Price in any calendar year shall not be greater than one hundred twenty percent (120%) of the Batch Price in the prior, just-ended calendar year.
          (e) The Batch Price shall be adjusted on a monthly basis to reflect foreign currency exchange rates in effect as published in the Wall Street Journal on the last Business Day of the month immediately preceding the applicable month.
          (f) On or after each shipment of the Product, Supplier shall provide Buyer with an invoice setting forth the Batch Price payable for such delivery pursuant to this Section 5. Each such invoice shall, to the extent applicable, identify the Purchase Order number, quantities of the Product, aggregate Batch Price of Product supplied pursuant to such Purchase Order and the total amount to be remitted to Supplier.
          (g) Buyer will pay amounts due pursuant to this Agreement within forty-five (45) days of the date of invoice.
          (h) Buyer will make all payments to Supplier, due pursuant to this Agreement, to Supplier’s accounts in the United States.
     5.2 Intentionally Omitted.
     5.3 Interest. If a party (or any successor thereto pursuant to the terms of this Agreement) fails to pay in full on or before the date due any payment that is required to be paid under this Agreement, such party (or any successor thereto pursuant to the terms of this Agreement) will also pay to the other Party, on demand, interest on any such amount beginning on such due date at an annual rate (calculated on the basis of a 360-day year) equal to the “base rate” as announced by JPMorgan N.A., or any successor thereto, in New York, New York in effect on such due date, plus three (3) percent to be assessed from the date payment of the amount in question first became due.
     5.4 Taxes.
          (a) Supplier and Buyer each shall cooperate with the other party, as reasonably requested by the other party, to minimize or eliminate Taxes to the extent legally permissible, including by making available to such other party any existing resale certificates, exemption certificates or other existing information relevant for such purpose.
          (b) If applicable Tax Law requires Buyer to withhold any Tax from a payment to Supplier, Buyer shall withhold such Tax and shall pay the amount withheld to the relevant Tax authority.

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          (c) As soon as practicable after any payment of withheld Taxes by Buyer to a Tax authority, Buyer shall deliver to Supplier the original or a certified copy of a receipt issued by such Tax authority evidencing such payment, a copy of the return reporting that payment or other evidence of such payment reasonably satisfactory to Supplier.
6. REPRESENTATIONS AND WARRANTIES
     6.1 Representations and Warranties of Supplier. Supplier represents and warrants to Buyer that:
          (a) the Products shall be manufactured and packaged in compliance with the provisions of the Federal Food, Drug, and Cosmetic Act located at 21 U.S.C. §§ 301 to 397 (2000), as it may be amended from time to time, and regulations promulgated thereunder (the “Act”), the laws or regulations imposed by other involved health regulatory authorities within the Territory, and cGMPs;
          (b) as of the time of delivery to Buyer (i) Product (other than Inventory) with an FDA approved shelf-life greater than or equal to thirty (30) months shall have minimum dating of not less than twenty-four (24) months shelf-life prior to expiration, (ii) Product (other than Inventory) with an FDA approved shelf-life less than thirty (30) months shall have minimum dating of not less than eighteen (18) months shelf-life prior to expiration and (iii) Inventory shall have minimum dating of not less than twelve (12) months shelf-life prior to expiration;
          (c) as of the time any Product is delivered to Buyer and during the shelf life of such Product, such Product shall conform to the specifications set forth in the NDA for such Product (the “Specifications”); and
          (d) upon transfer of the risk of loss of a Product, as provided in Section 3.1, good and valid title to such Product sold hereunder will be conveyed by Supplier to Buyer free and clear of any Encumbrances created by Supplier.
     6.2 Representations and Warranties of Buyer. Buyer represents and warrants to Supplier that Buyer will not make any false claims in any packaging, labeling, advertising or promotional material regarding the Products.
     6.3 EXCEPT AS OTHERWISE PROVIDED IN THE PURCHASE AND COLLABORATION AGREEMENT, THE WARRANTIES SET FORTH IN SECTION 6.1 OF THIS AGREEMENT ARE THE EXCLUSIVE WARRANTIES GIVEN BY SUPPLIER TO BUYER WITH RESPECT TO THE SUPPLY OF PRODUCTS HEREUNDER, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     6.4 EXCEPT AS OTHERWISE PROVIDED IN THE PURCHASE AND COLLABORATION AGREEMENT, THE WARRANTIES SET FORTH IN

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SECTION 6.2 OF THIS AGREEMENT ARE THE EXCLUSIVE WARRANTIES GIVEN BY BUYER TO SUPPLIER WITH RESPECT TO THE PURCHASE OF PRODUCT HEREUNDER, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     6.5 Remedy. Any Product delivered to Buyer by Supplier which is finally determined to be a Defective Product or contain a Latent Defect in accordance with Section 3.2, shall be replaced at Supplier’s expense, as Buyer’s sole and exclusive remedy.
7. INDEMNIFICATION
     Each party agrees that it shall indemnify the other party for and hold such other party harmless against any Losses incurred by such other party as a result of a breach of a representation, warranty, covenant, agreement or obligation of such party contained in this Agreement, in accordance with the terms and conditions contained in the Purchase and Collaboration Agreement.
8. INSURANCE
     8.1 Coverage. Each party shall maintain during the performance of this Agreement the following insurance or self-insurance in amounts no less than that specified for each type:
          (a) Commercial general liability insurance with combined limits of not less than $1,000,000 per occurrence, $1,000,000 per accident for bodily injury, including death, and property damage, a general aggregate limit of not less than $1,000,000 and products/completed operations aggregate of not less than $1,000,000 which coverage shall insure such party for product liability claims and its obligations under this Agreement;
          (b) Workers compensation insurance in the amounts required by the law of the state(s) in which such party’s workers are located and employer’s liability insurance with limits of not less than $500,000 per occurrence;
          (c) automobile liability insurance covering automobiles and trucks used by or on behalf of such party either on or away from the other parties’ premises with combined single limit of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death, and property damage, which policy shall include coverage for all hired, owned and no-owned automobiles and trucks; and
          (d) Product Liability Insurance with limits not less than $10,000,000.
     8.2 Evidence. Each party shall provide the other with evidence of its insurance or self insurance. Each party shall provide to the other thirty (30) days prior, written notice of any cancellation or material change in its coverage. Each party agrees to deliver to the other concurrently with the execution of this Agreement and thereafter annually, a certificate from the

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insurance company(ies) evidencing that all the insurance required by this Agreement is in force, including a broad form vendors’ endorsement naming the other party as an additional insured.
9. CONFIDENTIALITY
     The terms of the Confidentiality Agreement shall apply to any information provided by Supplier to Buyer.
10. TERM AND TERMINATION
     10.1 Term. This Agreement shall come into effect on the Effective Date. Unless otherwise terminated as provided in Section 10.2 or Section 12.2 hereof, this Agreement shall remain in force through May 19, 2015 (for the purpose of this Section 10 the “Initial Term”). This Agreement shall renew automatically in two (2) year increments after the Initial Term (each, a “Renewal Term” and, collectively with the Initial Term, the “Term”) unless either party gives written notice to the other of its intention to not renew at least one hundred and eighty (180) days prior to expiration of the Initial Term or the then applicable Renewal Term.
     10.2 Termination.
          (a) Purchase and Collaboration Agreement. Buyer shall have a right to terminate this Agreement, upon one hundred and eighty (180) days prior written notice to Supplier, upon the expiration or termination of the Joint Development Period, as provided in the Purchase and Collaboration Agreement.
          (b) Insolvency. A party may immediately terminate this Agreement without written notice to the other party, if (i) the other party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such it (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days); (ii) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of the other party (collectively, the “Receiver”) and that party has not caused the underlying action or the Receiver to be dismissed within sixty (60) days after the Receiver’s appointment; (iii) the Board of Directors of the other party shall have passed a resolution to wind up that party, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganization of that party; (iv) a resolution shall have been passed by that party or that party’s directors to make an application for an administration order or to appoint an administrator; or (e) the other party makes a general assignment, composition or arrangement with or for the benefit of all or the majority of that party’s creditors, or makes, suspends or threatens to suspend making payments to all or the majority of that party’s creditors.
          (c) Default. In the event either party commits a material breach or defaults in the performance or observance of any of the material provisions of this Agreement, and such breach or default is not cured within one hundred and twenty (120) days (or within fifteen (15) days in the case of any payment default or obligation to pay royalties hereunder) after the receipt of notice thereof from the other party specifying such breach or default, the party not in breach or default shall be entitled (without prejudice to any of its other rights) to terminate this Agreement, without additional penalty, termination fee or cost, by giving notice to take effect immediately.

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11. EFFECT OF EXPIRATION OR TERMINATION
     11.1 Mutual Obligations. Upon expiration or termination of this Agreement pursuant to Section 10 with effect as of the effective date of termination:
          (a) the party terminating this Agreement shall be released from all obligations and duties imposed or assumed hereunder except from those provided in Sections 4.1, 4.2, 6, 7, 8 and 9 and this Section 11 and Section 21; and
          (b) the other party shall lose the benefit of any rights granted in this Agreement, except for those accrued prior to the effective date of termination and those set forth in Sections 4.1, 4.2, 6, 7, 8 and 9 and this Section 11 and Section 21.
     11.2 Purchase Orders.
          (a) Where this Agreement is terminated by Buyer pursuant to Section 10.2(a) or by Supplier pursuant to Section 10.2(b) or 10.2(c), Supplier will be entitled, at its option, to fill or cancel any Purchase Orders that were submitted by Buyer prior to such termination. If Supplier elects to fill any such Purchase Orders, Supplier shall use commercially reasonable efforts to fill any such Purchase Orders. If Supplier elects not to fill any such Purchase Orders, Buyer shall reimburse Supplier for the costs (including, but not limited to, raw material costs) incurred in connection with Purchase Orders that Supplier had started to supply prior to the termination of this Agreement and that are canceled by Supplier pursuant to this Section 11.2(a).
          (b) Where this Agreement is terminated by Buyer pursuant to Section 10.2(b) or 10.2(c), Supplier will be entitled, at its option, to fill or cancel any Purchase Orders that were submitted by Buyer, its Affiliates or sublicensees prior to such termination; provided that if Supplier elects not to fill any such Purchase Orders, Supplier shall be liable for the costs (including, but not limited to, raw material costs) incurred in connection with Purchase Orders that Supplier had started to manufacture prior to the expiration or termination of this Agreement and that are canceled by Supplier pursuant to this Section 11.2(b).
     11.3 Financial Obligations. In the event that this Agreement is terminated pursuant to Section 10.2 by either party, Buyer shall make all payments accruing prior to the effective date of termination to Supplier in the manner specified herein. Supplier may proceed to enforce payment of all outstanding payments. Each party may proceed to collect any other monies owed to such party and to exercise any or all of the rights and remedies contained herein or otherwise available to such party by law or in equity, successively or concurrently at the option of such party.
     11.4 Transition upon Termination; HSR.
          (a) Upon expiration or termination of this Agreement for any reason pursuant to Sections 10 or 12.2, Supplier and its Affiliates shall provide to Buyer, its Affiliates or Third Party designee(s) such cooperation and assistance as may be reasonably required to facilitate Buyer, its Affiliates or Third Party designee(s) to bring about a smooth and orderly transition to one or more new manufacturers and suppliers of Product following such expiration or termination and continuing for such period of time following such termination as is reasonably

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necessary to fully effectuate such transition. Buyer shall pay the reasonable internal and external costs incurred by Supplier in providing such cooperation and assistance.
          (b) Upon the expiration or termination of this Agreement, Buyer and Supplier will determine whether any transfer of rights under this Agreement to Buyer is subject to the premerger notification requirements of the HSR Act. If HSR Act filings are required, Buyer and Supplier will use commercially reasonable efforts to make such filings and cause the HSR Act waiting period to expire or terminate.
     11.5 No Release. Termination of this Agreement for any reason whatsoever shall neither be deemed a release, nor shall it relieve either party from any obligation under this Agreement which may have accrued prior thereto.
12. FORCE MAJEURE
     12.1 Suspension of Obligations. If by reason of “force majeure”, which shall mean for the purpose of this Agreement (a) acts of God, war, riots, civil unrest, acts of the public enemy, fires, earthquakes, severe weather or storms, or (b) to the extent beyond the reasonable control of the affected party, strikes, labor disputes, labor shortages, product transportation interruptions or shortages, accidents, unavailability of raw materials or supplies, or any act in consequence of compliance with any order of any government or governmental authority, and, in the case of either (a) or (b), the affected party is delayed or prevented from complying with its obligations under this Agreement, such affected party shall promptly give notice to the other party with an estimated date by which the contingency will be removed.
     12.2 Termination. To the extent that a party is or has been delayed or prevented by force majeure from complying with its obligations under this Agreement, the other party may suspend the performance of its obligations until the contingency is removed. If the party delayed or prevented from complying with its obligations under this Agreement cannot permanently remove the contingency, or if the contingency affecting such party results in a delay extending beyond three (3) months, the other party (upon notice) shall have a right to terminate this Agreement and Section 11, subject to Section 6.5(b), if applicable, shall apply, with the party delayed or prevented from complying with its obligations under this Agreement deemed to be the non-terminating party.
13. NOTICES
     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted if telecopied (which is confirmed), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the parties at the following addresses:
If to Supplier, to:
Columbia Laboratories, Inc.
354 Eisenhower Parkway
Plaza 1, Second Floor
Livingston, New Jersey 07039
Attention: General Counsel
Facsimile: 973.994.3001

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with copies (which shall not constitute notice) sent concurrently to:
Kaye Scholer LLP
425 Park Avenue
New York, NY 10022
Attention: Adam H. Golden and Steven G. Canner
Facsimile: 212.836.8689
If to Buyer, to:
Coventry Acquisition, Inc.
311 Bonnie Circle
Corona, CA 92880
Attention: General Counsel
Facsimile: 951.493.5817
with copies (which shall not constitute notice) sent concurrently to:
Latham & Watkins LLP
650 Town Center Drive
20th Floor
Costa Mesa, CA 92626-1925
Attention: R. Scott Shean
Facsimile: 714.755.8290
provided, however, that if any party shall have designated a different address by notice to the others, then to the last address so designated.
14. ASSIGNMENT
     Neither party may assign its rights and obligations under this Agreement without the other party’s prior written consent, except that: either party may (a) assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other party; and (b) assign this Agreement in its entirety without the other party’s consent to an entity that acquires all or substantially all of the business or assets of the assigning party to which this Agreement relates, whether by merger, acquisition or otherwise; provided, however, that in the event of Supplier’s exercise of its right under clause (b), notwithstanding the Product quantity and minimum order requirements set forth in Section 2.4(d), Buyer, or an Affiliate of Buyer or a Third Party, may manufacture and supply any and all amounts of Product that Buyer, or an Affiliate of Buyer or a Third Party, may require, without further obligation to Supplier under the terms of this Agreement; provided, further, that to the extent an assignment of rights or obligations by Supplier pursuant to this Section 14 increases the Taxes (including without limitation any withholding Taxes) of, or the amounts owed under Section 5.1(a) subsection (i) by, Buyer (or an Affiliate or Partner of Buyer that has been designated by Buyer pursuant to Section 1 as of the time of such assignment by Supplier), Supplier or the assignee shall indemnify Buyer (or such Affiliate or Partner of Buyer) for and hold it harmless against such increase. In the case of any permitted assignment, the assigning party shall remain responsible for the performance of this Agreement by the assignee. The assigning party shall provide the other party with prompt written notice of any such assignment. Any permitted assignee shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability hereunder. Any attempted assignment in contravention of the foregoing shall be void. Subject to the terms of this Agreement, this

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Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
15. NO WAIVER
     The failure of either party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.
16. RELATIONSHIP OF THE PARTIES
     Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Supplier and Buyer, or to constitute one as the agent of the other. Both parties shall act solely as independent contractors, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind, or commit the other party.
17. HEADINGS, INTERPRETATION
     The headings of sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way. Words denoting the singular shall include the plural and vice versa; words denoting any gender shall include all genders; and words denoting persons shall include bodies corporate, and vice versa.
18. SEVERABILITY
     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Regulatory Authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement.
19. ENTIRE AGREEMENT; AMENDMENT OR MODIFICATION
     This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties hereto. This Agreement, the Purchase and Collaboration Agreement, the Confidentiality Agreement and the Other Agreements contain the entire agreement of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of both parties.
20. FORMS
     The parties recognize that, during the Term, a Purchase Order, acknowledgement form or similar routine document (collectively “Forms”) may be used to implement or administer provisions of this Agreement. Therefore, the parties agree that the terms of this Agreement will prevail in the event of any conflict between this Agreement and the printed provision of such

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Forms, or typed provisions of Forms that add to, vary, modify or are at conflict with the provisions of this Agreement with respect to Product sold hereunder during the Term.
21. GOVERNING LAW
     This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of Delaware.
22. ARBITRATION
     22.1 All disputes, differences, controversies and claims of the parties arising out of or relating to this Agreement (individually, a “Dispute” and, collectively, “Disputes”), except as otherwise provided under this Agreement, shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, subject to the provisions of this Section 22.
     22.2 Following the delivery of a written demand for arbitration by either party, each of Buyer and Supplier shall choose one (1) arbitrator within ten (10) Business Days after the date of such written demand and the two chosen arbitrators shall mutually, within ten (10) Business Days after their selection, select a third (3rd) arbitrator (each, an “Arbitrator” and together, the “Arbitrators”), each of whom shall be a retired judge selected from a roster of arbitrators provided by the AAA. If the third (3rd) Arbitrator is not selected within fifteen (15) Business Days after delivery of the written demand for arbitration (or such other time period as the Parties may agree), the parties shall promptly request that the commercial panel of the AAA select an independent Arbitrator meeting such criteria.
     22.3 The rules of arbitration shall be the Commercial Rules of the American Arbitration Association; provided, however, that notwithstanding any provisions of the Commercial Arbitration Rules to the contrary, unless otherwise mutually agreed to by Buyer and Supplier, the sole discovery available to each party shall be its right to conduct up to two (2) non-expert depositions of no more than three (3) hours of testimony each.
     22.4 The Arbitrators shall render an award by majority decision within three (3) months after the date of appointment, unless the parties agree to extend such time. The award shall be final and binding upon the parties.
     22.5 Any judicial proceeding arising out of or relating to this Agreement or the relationship of the parties, including without limitation any proceeding to enforce this Section 22, to review or confirm the award in arbitration, shall be brought exclusively in the Delaware Chancery Court sitting in the county of New Castle, Delaware (the “Enforcing Court”). By execution and delivery of this Agreement, each party accepts the jurisdiction of the Enforcing Court.
     22.6 Each party shall pay its own expenses in connection with the resolution of Disputes pursuant to this Section 22, including attorneys’ fees, unless determined otherwise by the Arbitrator.

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     22.7 The parties agree that the existence, conduct and content of any arbitration pursuant to this Section 22 shall be kept confidential and no party shall disclose to any Person any information about such arbitration, except as may be required by Law or by any Regulatory Authority (or any exchange on which such Party’s securities are listed) or for financial reporting purposes in such party’s financial statements.
     22.8 Notwithstanding the forgoing, none of the provisions of this Agreement (including the provision of this Section 22) shall restrict the right of any party to seek injunctive relief or other equitable remedies, to enjoin any breach or threatened breach of this Agreement or otherwise specifically enforce any provision of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above mentioned.

COLUMBIA LABORATORIES, INC.
By:
Name:
Title:

COVENTRY ACQUISITION, INC.
By:
Name:
Title:

Exhibit D
LICENSE AGREEMENT
          This LICENSE AGREEMENT (the “Agreement”), dated as of                , 2010 (the “Effective Date”), is entered into by and between Columbia Laboratories, Inc., a Delaware corporation, and Columbia Laboratories (Bermuda) Ltd., a Bermuda corporation (together, “Seller”), and Coventry Acquisition, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are each referred to herein as a “Party”, and collectively, as the “Parties.”
RECITALS
          WHEREAS, the Columbia Laboratories, Inc., Watson Pharmaceuticals, Inc., a Nevada corporation and Buyer have entered into a Purchase and Collaboration Agreement, dated as of March 3, 2010 (the “PCA”), for the sale by Seller, and the purchase by Buyer, of the First Closing Date Purchased Assets on the First Closing Date and the Second Closing Date Purchased Assets on the Second Closing Date (each as defined in the PCA);
          WHEREAS, pursuant to the PCA, the Parties will collaborate with respect to certain Development activities relating to the Products (as defined in the PCA); and
          WHEREAS, as a condition to the First Closing (as defined in the PCA) under the PCA, Buyer will grant to Seller certain licenses, and Seller will grant Buyer certain licenses, on the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I.
DEFINITIONS
          For the purposes of this Agreement, the following terms shall have the following meanings. All other capitalized terms used herein and not defined in this Agreement shall be as defined in the PCA.
          “Ascend Agreement” means the License and Supply Agreement, dated as of September 27, 2007, between Columbia Laboratories, Inc. and Ascend Therapeutics, Inc.
          “Buyer Introduced Technology” means all Patents and Know-How Controlled by Buyer from time to time during the Joint Development Period covering technology identified by Buyer in writing for use by Seller in Seller Development Activities.
          “Buyer Technology” means the Purchased Asset Technology and Collaboration Technology.
          “Collaboration Invention” shall have the meaning set forth in Section 3.2(a) hereof.

          “Collaboration Invention Patent” shall have the meaning set forth in Section 3.2(a) hereof.
          “Collaboration Technology” shall have the meaning set forth in Section 3.2(a) hereof.
          “Dimera Agreement” means the Reciprocal License Agreement, dated as of May 19, 2004, among Columbia Laboratories, Inc., Columbia Laboratories (Bermuda) Ltd. and Dimera Incorporated.
          “Effective Date” means the date set forth in the Preamble.
          “Excluded Asset Patents” shall have the meaning set forth in the definition of Excluded Asset Technology.
          “Excluded Asset Technology” means (a) the Patents (“Excluded Asset Patents”) and Know-How Controlled by Seller and/or its Affiliates as of the First Closing Date which relate primarily to the Products and are not included in the Purchased Assets, and (b) the Seller Next Generation Delivery System Patents.
          “Non-US Asset Purchaser” shall have the meaning set forth in Section 2.3(a) hereof.
          “Non-US Rights to Intellectual Property” shall have the meaning set forth in Section 2.3(a) hereof.
          “Product Infringement” shall have the meaning set forth in Section 3.4(a)(i) hereof.
          “Purchased Asset Patents” shall have the meaning set forth in the definition of Purchased Asset Technology.
          “Purchased Asset Technology” means the Patents (“Purchased Asset Patents”) and Know-How included in the Purchased Assets.
          “Seller Next Generation Delivery System Invention” shall have the meaning set forth in Section 3.2(b) hereof.
          “Seller Next Generation Delivery System Patents” means any Patent Controlled by Seller and/or its Affiliates containing at least one claim that, without a license thereunder, would be infringed by the manufacture, use, marketing, importing, exporting, sale, offer for sale or other Commercialization of any product utilizing a Seller Next Generation Delivery System.
          “Seller Next Generation Delivery System Technology” shall have the meaning set forth in Section 3.2(b) hereof.
          “Territory” means worldwide.

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ARTICLE II.
CERTAIN LICENSES RELATING TO THE PRODUCTS
          2.1 Grant of Licenses.
          (a) Grant of Technology Licenses to Buyer. Subject to the terms and conditions of this Agreement, the PCA, the Ascend Agreement, the Merck-Serono Agreement, and the Dimera Agreement, Seller hereby grants to Buyer an exclusive (even as to Seller and its Affiliates), irrevocable, perpetual, royalty-free and fully paid-up (except as provided in the PCA) license, with the right to grant sublicenses subject to Section 2.2, under the Excluded Asset Technology and Seller Next Generation Delivery System Technology to Develop, manufacture, have manufactured, use, import, export, market, sell, offer to sell or otherwise Commercialize the Products in the Territory in any and all fields.
          (b) Grant of Technology Licenses to Seller. Subject to the terms and conditions of this Agreement and the PCA, including without limitation Section 8.11 of the PCA, Buyer hereby grants to Seller:
               (i) a non-exclusive, non-transferable (except pursuant to Section 6.8), royalty-free and fully paid-up license under the Buyer Technology to manufacture, have manufactured, import and export the Products for the purpose of supply of such Products to Buyer under the terms and conditions of the Supply Agreement;
               (ii) a non-exclusive, non-transferable (except pursuant to Section 6.8), royalty-free and fully paid-up license under the Buyer Technology, Collaboration Technology and Buyer Introduced Technology for the sole purpose of conducting the Seller Development Activities during the Joint Development Period;
               (iii) an exclusive (even as to Buyer and its Affiliates), irrevocable, perpetual, royalty-free and fully paid-up license, with the right to grant sublicenses subject to Section 2.2, under (A) the Purchased Asset Technology and Collaboration Technology (but solely to the extent such Collaboration Technology arises out of clinical trials conducted by or on behalf of Seller on the Product known as progesterone/COL-1620 vaginal gel containing progesterone in a concentration of either four percent (4%) or eight percent (8%)) to the extent required to permit Seller or its Affiliate to perform under and comply with the terms of the Merck-Serono Agreement and (B) the Purchased Asset Technology to the extent required to permit Seller or its Affiliate to perform under and comply with the terms of the Dimera Agreement; and
               (iv) a non-exclusive, irrevocable, perpetual, royalty-free and fully paid-up license, with the right to grant sublicenses subject to Section 2.2, under Collaboration Technology to Develop, manufacture, have manufactured, use, import, export, market, sell, offer to sell or otherwise Commercialize the Seller Next Generation Delivery System to the extent that it incorporates or otherwise delivers any product other than Products in the Territory in any and all fields.
          2.2 Sublicenses. In the event that a Party shall have the right to grant sublicenses under licenses granted pursuant to Section 2.1 of this Agreement, each such Party shall ensure that its sublicensee shall be subject to a written agreement with terms and condition

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that are consistent with, and no less protective of, the other Party than the terms and conditions hereunder, provided that, it is acknowledged that the Seller shall have no obligation to amend the Merck-Serono Agreement or the Dimera Agreement notwithstanding that such agreements include licenses that constitute sublicenses hereunder.
          2.3 Non-U.S. Rights.
          (a) To the extent that rights licensed by Seller hereunder are to be used in connection with or in order to exploit the Non-United States Purchased Assets purchased by a wholly-owned Subsidiary of Parent pursuant to Section 11.1 of the PCA (such licensed rights, the “Non-US Rights to Intellectual Property,” and such wholly-owned Subsidiary, the “Non-US Asset Purchaser”), such Non-US Rights to Intellectual Property shall be licensed to the Non-US Asset Purchaser.
          (b) To the extent that rights licensed to Seller hereunder are rights to use the Non-United States Purchased Assets purchased by the Non-US Asset Purchaser, such rights shall be licensed to Columbia Laboratories (Bermuda) Ltd.
ARTICLE III.
DEVELOPMENT UNDER THE PCA
          3.1 Invention Disclosures. Each Party shall promptly disclose to the other Party any inventions and other Know-How, including any inventions or other Know-How related to the Products or any Next Generation Product, arising under the Parties’ activities conducted pursuant to the PCA during the Joint Development Period. Such disclosures shall be provided in writing and in sufficient detail for the other Party to understand the scope and nature of such inventions and other Know-How. Any such disclosure shall be treated as the Confidential Information (as defined in the PCA) of the disclosing Party, subject to the terms of this Article III.
          3.2 Ownership of Inventions. All inventions arising from the Parties’ activities pursuant to the PCA during the Joint Development Period, including any Patents covering such inventions, shall be owned as follows:
          (a) All inventions arising from the Parties’ activities under the PCA (each, a “Collaboration Invention”) and any Patent covering any such an invention (each, a “Collaboration Invention Patent”) and Know-How arising from the Parties’ activities under the PCA (Collaboration Invention Patents and such Know-How, collectively, “Collaboration Technology”) shall be owned by Buyer. Notwithstanding the previous sentence, Collaboration Invention and Collaboration Technology shall exclude any Seller Next Generation Delivery System Inventions and Seller Next Generation Delivery System Technology. Seller and Affiliates of Seller shall assign, and hereby assign, to Buyer all right, title and interest in and to Collaboration Inventions, and all right, title and interest in, to and under Collaboration Technology, in each case, held by Seller and/or Affiliates of Seller. Seller shall, and shall cause its Affiliates to, cooperate with Buyer and take all reasonable actions and execute agreements, instruments and documents as may be reasonably required to perfect Buyer’s right, title and

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interest in and to Collaboration Inventions and Buyer’s right, title and interest in, to and under Collaboration Technology.
          (b) All inventions arising from the Parties’ activities under the PCA that relate solely to the Seller Next Generation Delivery System (each a “Seller Next Generation Delivery System Invention”) and any Patent covering such an invention (each such Patent to constitute a Seller Next Generation Delivery System Patent) and Know-How arising from the Parties’ activities under the PCA that relates solely to the Seller Next Generation Delivery System (Seller Next Generation Delivery System Patents and such Know-How, collectively, “Seller Next Generation Delivery System Technology”) shall be owned by Seller. Buyer and Affiliates of Buyer shall assign, and hereby assign, to Seller all right, title and interest in and to Seller Next Generation Delivery System Inventions, and all right, title and interest in, to and under Seller Next Generation Delivery System Technology, in each case, held by Buyer and/or Affiliates of Buyer. Buyer shall, and shall cause its Affiliates to, cooperate with Seller and take all reasonable actions and execute agreements, instruments and documents as may be reasonably required to perfect Seller’s right, title and interest in and to Seller Next Generation Delivery System Inventions and Seller’s right, title and interest in, to and under Seller Next Generation Delivery System Technology.
          (c) Determination of inventorship shall be made in accordance with United States patent laws.
          3.3 Patent Prosecution.
          (a) Purchased Asset Patents and Collaboration Invention Patents.
               (i) Subject to Sections 3.3(a)(ii) and 3.3(a)(iii), Buyer will have the responsibility for, and the obligation with respect to, filing, prosecuting and maintaining the Purchased Asset Patents and Collaboration Invention Patents, at Buyer’s sole cost and expense. Seller will fully cooperate with Buyer, at Buyer’s expense, in connection with the filing, prosecution and maintenance of such Purchased Asset Patents and such Collaboration Invention Patents, including by providing access to relevant Persons and executing all documentation reasonably requested by Buyer or its Affiliates.
               (ii) Buyer will consult with Seller and keep Seller reasonably informed of the status of the Purchased Asset Patents and Collaboration Invention Patents, and will provide Seller with all material filings and correspondences with the patent authorities with respect to such Purchased Asset Patents and such Collaboration Invention Patents for Seller’s review and comment; provided that Buyer shall have full and complete control over the filing, prosecution and maintenance of the Purchased Asset Patents and the Collaboration Invention Patents.
               (iii) Buyer will notify Seller of any decision not to file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Purchased Asset Patent or Collaboration Invention Patent. Buyer will provide such notice at least sixty (60) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Purchased Asset Patent or Collaboration Invention Patent.

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In such event, Buyer shall permit Seller, at Seller’s sole discretion and expense, to file or to continue prosecution or maintenance of such Purchased Asset Patent or such Collaboration Invention Patent, in each case, in Buyer’s name.
          (b) Excluded Asset Patents. Seller will have the responsibility for, and the obligation with respect to, filing, prosecuting and maintaining the Excluded Asset Patents at Seller’s sole cost and expense. Buyer will fully cooperate with Seller, at Seller’s expense, in connection with the filing, prosecution and maintenance of the Excluded Asset Patents, including by providing access to relevant Persons and executing all documentation reasonably requested by Seller or its Affiliates. Seller shall have full and complete control over the filing, prosecution and maintenance of the Excluded Asset Patents; provided that, so long as Buyer is Developing and/or Commercializing a Product utilizing the Seller Next Generation Delivery System, Seller will:
               (i) consult with Buyer and keep Buyer reasonably informed of the status of the Seller Next Generation Delivery System Patents with respect to such Product, and will provide Buyer with all material filings and correspondences with the patent authorities with respect to such Seller Next Generation Delivery System Patents for Buyer’s review and comment; and
               (ii) notify Buyer of any decision not to file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Seller Next Generation Delivery System Patents with respect to such Product. Seller will provide such notice at least sixty (60) days prior to any filing or payment due date, or any other due date that requires action, in connection with any such Seller Next Generation Delivery System Patent and Buyer, at Buyer’s sole discretion and expense, will have a right to file or to continue prosecution or maintenance of such Seller Next Generation Delivery System Patent in Seller’s name.
          3.4 Patent Infringement.
          (a) Purchased Asset Patents and Collaboration Invention Patents.
               (i) Each Party will notify the other of any infringement by a Third Party of any of the Purchased Asset Patents, Collaboration Invention Patents or Seller Next Generation Delivery System Patents that cover a Product of which such Party becomes aware, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Purchased Asset Patents, Collaboration Invention Patents or Seller Next Generation Delivery System Patents that cover a Product (collectively “Product Infringement”).
               (ii) Buyer will have the sole right to bring and control any legal action in connection with Product Infringement at Buyer’s own expense as it reasonably determines appropriate, and Seller shall have the right, at Seller’s own expense, to be represented in any such action by counsel of its own choice.

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               (iii) If Buyer fails to bring an action or proceeding with respect to, or to terminate, infringement of any Purchased Asset Patents, Collaboration Invention Patents or Seller Next Generation Delivery System Patents that cover a Product (A) within ninety (90) days following notice of alleged infringement or (B) prior to ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Seller shall have the right, upon prior consultation with Buyer, to bring and control any such action at Seller’s own expense and by counsel of its own choice.
               (iv) At the request of the Party prosecuting the Product Infringement action or proceeding, the other Party, at the prosecuting Party’s expense, shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required.
               (v) In connection with any such proceeding, Buyer shall not enter into any settlement admitting the invalidity of, or otherwise impairing the Purchased Asset Patents, Collaboration Invention Patents or Seller Next Generation Delivery System Patents that cover a Product in any manner that would impair royalties payable pursuant to the PCA without the prior written consent of Seller, which will not be unreasonably withheld or delayed.
               (vi) Any recoveries resulting from an action relating to a claim of Product Infringement shall be first applied against payment of each Party’s costs and expenses in connection therewith. Any remainder will be considered Net Sales for purposes of Section 2.8(d) of the PCA.
          (b) Excluded Asset Patents.
               (i) Each Party will notify the other of any infringement by a Third Party of any of the Excluded Asset Patents of which such Party becomes aware, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of such Excluded Asset Patent.
               (ii) Seller will have the sole right to bring and control any legal action in connection with infringement of any Excluded Asset Patent (other than Seller Next Generation Delivery System Patents that cover a Product) at Seller’s own expense as it reasonably determines appropriate.
               (iii) If Seller fails to bring an action or proceeding with respect to, or to terminate, infringement of any Excluded Asset Patent (other than Seller Next Generation Delivery System Patents) (A) within ninety (90) days following notice of alleged infringement or (B) prior to ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Buyer shall have the right, upon prior consultation with Seller, to bring and control any such action at its own expense and by counsel of its own choice.
               (iv) At the request of the Party prosecuting the infringement action or proceeding, the other Party shall provide reasonable assistance in connection therewith,

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including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required.
               (v) In connection with any such proceeding, the Party prosecuting the infringement action or proceeding shall not enter into any settlement admitting the invalidity of, or otherwise impairing any Excluded Asset Patent (other than Seller Next Generation Delivery System Patents) utilized in a Product in any manner that would impair the other Party’s Development and/or Commercialization of such Product or a product utilizing the Seller Next Generation Delivery System without the prior written consent of the other Party, which will not be unreasonably withheld or delayed.
               (vi) Any recoveries resulting from an action relating to a claim of infringement of any Excluded Asset Patent (other than Seller Next Generation Delivery System Patents) utilized in a Product shall be first applied against payment of each Party’s costs and expenses in connection therewith. Any remainder will be retained by Seller.
          3.5 Third Party Agreements. Each Party shall ensure that any agreement entered into with Third Parties engaged to perform Development activities pursuant to the PCA provides for ownership of inventions and other rights in favor of such Party consistent with this Agreement.
ARTICLE IV.
CONSIDERATION; NO IMPLIED LICENSES
          4.1 Consideration. The rights and obligations provided under this Agreement are being provided as a condition to the First Closing under the PCA. As such, no further consideration, financial or otherwise, will be due under this Agreement, except as expressly provided herein.
          4.2 No Implied Licenses. Any Intellectual Property rights of a Party not expressly granted to the other Party under the provisions of this Agreement shall be retained by such Party. Except as expressly provided in this Agreement, a Party does not grant to the other Party any right or license in any Intellectual Property right, whether by implication, estoppel or otherwise.
ARTICLE V.
TERM AND TERMINATION
          5.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until the Parties mutually agree in writing to terminate this Agreement.
          5.2 Bankruptcy. Any licenses granted under or pursuant to this Agreement by either Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that during the term of this Agreement, each Party, as a licensee of rights under this Agreement, shall

8

retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code, then the other Party (which is not a Party to such proceeding) will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property licensed to such other Party under this Agreement and all embodiments of such intellectual property, and same, if not already in such other Party’s possession, will be promptly delivered by the Party to such other Party (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the Party subject to such proceeding elects to continue, and thereafter continues, to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.
ARTICLE VI.
MISCELLANEOUS
          6.1 Disclaimer of Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT OR THE PCA, NEITHER PARTY MAKES ANY REPRESENTATIONS NOR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE RELATED TO ANY AND ALL OF THE INTELLECTUAL PROPERTY LICENSED HEREUNDER, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.
          6.2 Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of Delaware.
          6.3 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.
          6.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted if telecopied (which is confirmed), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:

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          If to Seller, to:
Columbia Laboratories, Inc.
354 Eisenhower Parkway
Plaza 1, Second Floor
Livingston, NJ 07039
Attention: General Counsel
Facsimile: 973.994.3001
with copies (which shall not constitute notice) sent concurrently to:
Kaye Scholer LLP
425 Park Avenue
New York, NY 10022
Attention: Adam H. Golden and Steven G. Canner
Facsimile: 212.836.8689
If to Buyer, to:
Coventry Acquisition, Inc.
311 Bonnie Circle
Corona, CA 92880
Attention: General Counsel
Facsimile: 951.493.5817
with copies (which shall not constitute notice) sent concurrently to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626-1925
Attention: R. Scott Shean
Facsimile: 714.755.8290
provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.
          6.5 (a) Relationship of the Parties. The Parties are independent contractors. Nothing herein is intended, or shall be deemed, to constitute a partnership, agency, joint venture or employment relationship between the Parties. Neither Party shall be responsible for the other Party’s acts or omissions; and neither Party shall have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity.
          (b) No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon any third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
          6.6 Amendment; Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Parties hereto. This Agreement, the PCA, the Other Agreements and the Confidentiality Agreement contain the entire agreement of the Parties hereto with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the Effective Date.
          6.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Regulatory Authority to be

10

invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement.
          6.8 Assignment and Transfer.
          (a) Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party, except that either Party may, without consent of the other Party, assign or otherwise transfer this Agreement and its rights and obligations hereunder in whole or in part: (i) to any Affiliate; (ii) in connection with a merger, reorganization or a sale or transfer of all or substantially all of the assets to which this Agreement relates. Any attempted assignment or other transfer not in accordance with this Section 6.8 shall be void. Any permitted assignee shall assume in writing all assigned obligations of its assignor under this Agreement. The Party making any assignment or other transfer permitted under this Section 6.8 shall provide prompt written notice to the other Party of such assignment or transfer. The assignor shall remain jointly and severally liable with any such assignee(s) with respect to all obligations and liabilities of the assignor hereunder.
          (b) Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.
          6.9 Arbitration.
          (a) All disputes, differences, controversies and claims of the Parties arising out of or relating to the Agreement (individually, a “Dispute” and, collectively, “Disputes”), except as otherwise provided under this Agreement, shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, subject to the provisions of this Section 6.9.
          (b) Following the delivery of a written demand for arbitration by either Party, each of Buyer and Seller shall choose one (1) arbitrator within ten (10) Business Days after the date of such written demand and the two chosen arbitrators shall mutually, within ten (10) Business Days after selection select a third (3rd) arbitrator (each, an “Arbitrator” and together, the “Arbitrators”), each of whom shall be a retired judge selected from a roster of arbitrators provided by the AAA. If the third (3rd) Arbitrator is not selected within fifteen (15) Business Days after delivery of the written demand for arbitration (or such other time period as the Parties may agree), the Parties shall promptly request that the commercial panel of the AAA select an independent Arbitrator meeting such criteria.
          (c) The rules of arbitration shall be the Commercial Rules of the American Arbitration Association; provided, however, that notwithstanding any provisions of the Commercial Arbitration Rules to the contrary, unless otherwise mutually agreed to by Buyer and Seller, the sole discovery available to each Party shall be its right to conduct up to two (2) non expert depositions of no more than three (3) hours of testimony each.

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          (d) The Arbitrators shall render an award by majority decision within three (3) months after the date of appointment, unless the Parties agree to extend such time. The award shall be final and binding upon the Parties.
          (e) Any judicial proceeding arising out of or relating to this Agreement or the relationship of the Parties, including without limitation any proceeding to enforce this Section 6.9, to review or confirm the award in arbitration, shall be brought exclusively in the Delaware Chancery Court sitting in the county of New Castle, Delaware (the “Enforcing Court”). By execution and delivery of this Agreement, each Party accepts the jurisdiction of the Enforcing Court.
          (f) Each Party shall pay its own expenses in connection with the resolution of Disputes pursuant to this Section 6.9, including attorneys’ fees, unless determined otherwise by the Arbitrator.
          (g) The Parties agree that the existence, conduct and content of any arbitration pursuant to this Section 6.9 shall be kept confidential and no Party shall disclose to any Person any information about such arbitration, except in connection with such arbitration or as may be required by Law or by any Regulatory Authority (or any exchange on which such Party’s securities are listed) or for financial reporting purposes in such Party’s financial statements.
          (h) Notwithstanding the foregoing, none of the provisions of this Section 6.9 shall restrict the right of any Party to seek injunctive relief or other equitable remedies, to enjoin any breach or threatened breach of this Agreement or otherwise specifically enforce any provision of this Agreement.
          6.10 Remedies.
          (a) Injunctive Relief. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such damages would not be fully compensable by an award of money damages. It is accordingly agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or other undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. The parties agree that notwithstanding Section 6.9, any Action brought for an injunction, or for specific performance shall be heard and exclusively in the Delaware Chancery Court sitting in New Castle County and each Party waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.
          (b) Indemnification. Seller represents and warrants to Buyer that, other than the Non-US Rights to Intellectual Property, any Intellectual Property licensed by Seller to Buyer hereunder (including without limitation any Excluded Asset Technology and Seller Next Generation Delivery System Technology licensed by Seller to Buyer pursuant to Section 2.1(a)) is owned directly by Columbia Laboratories, Inc., and has not been assigned or otherwise transferred to any other Person. Seller shall indemnify, reimburse and defend Buyer and its

12

Affiliates and each of their respective Representatives, successors and assigns from and against, and hold them harmless from, any Taxes (including without limitation any withholding Taxes) arising from any breach of the foregoing representation and warranty.
          6.11 Interpretation. Unless the context of this Agreement otherwise requires, (a) words of one gender include the other gender; and (b) words using the singular or plural number also include the plural or singular number, respectively. Reference to days are to calendar days unless specified otherwise. References to any statute, act, or regulation are to that statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. The headings contained in this Agreement are for convenience of reference only and shall not be considered in interpreting this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.
          6.12 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the Parties hereto delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
          6.13 Further Actions. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, as may be reasonably necessary or as the other Party may reasonably request in connection with this Agreement in order to carry out more effectively the provisions and purposes hereof.
[Remainder of Page Left Intentionally Blank]

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          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

COLUMBIA LABORATORIES, INC.
By:
Name:
Title:

COLUMBIA LABORATORIES (BERMUDA) LTD.
By:
Name:
Title:

COVENTRY ACQUISITION, INC.
By:
Name:
Title:

Exhibit E
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
COLUMBIA LABORATORIES, INC.
     Columbia Laboratories, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
     FIRST: The first paragraph of Article FOURTH of the Restated Certificate of Incorporation, as previously amended, of the Corporation is hereby deleted in its entirety and replaced with the following:
     “The total number of shares of capital stock which the Corporation is authorized to issue is one hundred fifty-one million (151,000,000) shares, of which one hundred fifty million (150,000,000) shares shall be denominated common stock, $.01 par value per share (“Common Stock”), and one million (1,000,000) shares shall be denominated preferred stock, $.01 par value per share (“Preferred Stock”).”
     SECOND: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, Columbia Laboratories, Inc. has caused this Certificate to be signed by [•], its [•], this [•] day of [•], 2010.

COLUMBIA LABORATORIES, INC.
By:
Name:
Title: